Filed Pursuant to Rule 424(B)3
Registration No. 333-202657

(Proposed Holding Company for Cincinnati Federal)

Up to 672,750 Shares of Common Stock

(Subject to increase to up to 773,663 shares)

Cincinnati Bancorp is offering on a best efforts basis up to 672,750 shares of its common stock for sale at $10.00 per share in connection with the reorganization of Cincinnati Federal Savings and Loan Association into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 45% of the shares of common stock of Cincinnati Bancorp that will be outstanding following the offering. After the offering, 55% of our outstanding common stock will be owned by CF Mutual Holding Company, our federally chartered mutual holding company. The percentage of our outstanding shares to be owned by public stockholders and by CF Mutual Holding Company will not be affected by the number of shares we sell in the offering. We must sell a minimum of 497,250 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 773,663 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors and borrowers of Cincinnati Federal Savings and Loan Association and to our tax qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on December 31, 2013 will have first priority to purchase shares of common stock of Cincinnati Bancorp. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Keefe, Bruyette & Woods, Inc. The offering is scheduled to expire at 2:00 p.m., Eastern Time on September 15, 2015. We may extend the expiration date without notice to you, until October 30, 2015, or such later date as the Board of Governors of the Federal Reserve System may approve, which may not be beyond September 24, 2017.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 20,000 shares, and no person together with an associate or group of persons acting in concert may purchase more than 50,000 shares (or such lesser amount as shall equal 9.9% of the common stock sold in the offering). Once submitted, orders are irrevocable unless the offering is terminated or extended beyond October 30, 2015. If the offering is extended beyond October 30, 2015, subscribers will have the right to modify or rescind their purchase orders. Funds submitted for the purchase of shares in the offering will be held in a segregated account at Cincinnati Federal Savings and Loan Association. Whether the offering is completed or terminated, these funds will earn interest at our passbook savings rate, which is currently 0.15% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of principal. Please read the “Risk Factors” beginning on page 22.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	497,250	585,000	672,750	773,663
Gross offering proceeds	$4,972,500	$5,850,000	$6,727,500	$7,736,630
Estimated offering expenses, excluding selling agent fees and expenses	$850,000	$850,000	$850,000	$850,000
Estimated selling agent fees and expenses(1)	$350,000	$350,000	$350,000	$350,000
Estimated net proceeds(2).	$3,772,500	$4,650,000	$5,527,500	$6,536,630
Estimated net proceeds per share(2).	$7.59	$7.95	$8.22	$8.45

(1)	See “The Reorganization and Offering – Plan of Distribution and Marketing Arrangements” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering. The figures shown assume that all shares are sold in the subscription and the community offering, and include reimbursable expenses and conversion agent fees. If all shares of common stock are sold in the syndicated community offering, the maximum selling agent fees, commissions and expenses would be $423,350 at the minimum, $476,000 at the midpoint, $528,650 at the maximum, and $589,198 at the adjusted maximum. See “The Reorganization and Offering – Plan of Distribution and Marketing Arrangements” for a discussion of the fees to be paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the event that all shares are sold in a syndicated community offering.
(2)	If all shares are sold in a syndicated community offering, the estimated net proceeds would be $3,699,150, $4,524,000, $5,348,850 and $6,297,432 at the minimum, midpoint, maximum and adjusted maximum of the offering range, and the estimated net proceeds per share would be $7.44, $7.73, $7.95 and $8.14 at the minimum, midpoint, maximum and adjusted maximum of the offering range.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center, toll-free, at (877) 643-8198.

The date of this prospectus is August 12, 2015.

Cincinnati Federal

OHIO
Corporate Offices &
Lending Center
Miami Heights
Price Hill
Cincinnati
Anderson
OHIO RIVER
OHIO RIVER
75
71
275
74
52
50

Corporate Offices & Lending Center
6581 Harrison Ave.
Cincinnati, OH

Anderson
1270 Nagel Rd.
Cincinnati, OH

Miami Heights
7553 Bridgetown Rd.
Cincinnati, OH

Price Hill
4310 Glenway Ave.
Cincinnati, OH

OHIO
INDIANA
Cincinnati
KENTUCKY

SUMMARY

The following summary explains material information regarding the reorganization, the offering of common stock by Cincinnati Bancorp and the business of Cincinnati Federal Savings and Loan Association. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Cincinnati Federal Savings and Loan Association. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to CF Mutual Holding Company, Cincinnati Bancorp and Cincinnati Federal Savings and Loan Association or to any of those entities, depending on the context. In addition, we sometimes refer to Cincinnati Federal Savings and Loan Association as “Cincinnati Federal” or the “Bank.”

The Companies

CF Mutual Holding Company

Upon completion of the reorganization and the offering, CF Mutual Holding Company will become the federally chartered mutual holding company of Cincinnati Bancorp. CF Mutual Holding Company is not currently an operating company and has not engaged in any business to date. CF Mutual Holding Company will be formed upon completion of the reorganization. As a mutual holding company, CF Mutual Holding Company will be a non-stock company that will have as its members all holders of the deposit accounts at Cincinnati Federal, and certain borrowers of Cincinnati Federal as of January 21, 2015 for so long as such borrowings remain in existence. As a mutual holding company, CF Mutual Holding Company is required by law to own a majority of the voting stock of Cincinnati Bancorp. The initial directors of CF Mutual Holding Company will consist of the current directors of Cincinnati Federal.

Cincinnati Bancorp

Cincinnati Bancorp will be the federal mid-tier stock holding company for Cincinnati Federal following the reorganization and offering. This offering is made by Cincinnati Bancorp. Cincinnati Bancorp is not currently an operating company. Cincinnati Bancorp will be formed upon completion of the reorganization. Cincinnati Bancorp will be chartered under federal law and will own 100% of the common stock of Cincinnati Federal. Our executive office will be located at 6581 Harrison Avenue, Cincinnati, Ohio 45247, and our telephone number will be (513) 574-3025.

Upon completion of the offering, public stockholders will own a minority of Cincinnati Bancorp’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders. In addition, as a “controlled corporation” following the offering, Cincinnati Bancorp will be exempt from certain corporate governance requirements, including that a majority of our board of directors be independent under applicable standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors would be considered independent under applicable corporate governance listing standards.

Cincinnati Federal Savings and Loan Association

Cincinnati Federal Savings and Loan Association is a federally chartered savings and loan association headquartered in Cincinnati, Ohio. Cincinnati Federal Savings and Loan Association was originally chartered in 1922 as an Ohio chartered mutual savings and loan association under the name Library Savings and Loan. In 1935, we converted to a federal charter and changed our name to “Cincinnati Federal Savings and Loan Association.” Over the years, we have grown internally and we have also acquired a total of four mutual savings institutions, with our most recent acquisition occurring in 2007. In connection with the reorganization and offering, we intend to change our name to “Cincinnati Federal.”

We conduct our business from our main office and three branch offices. All of our offices are located in Hamilton County, Ohio. Our primary market area includes Hamilton County, Ohio, and, to a lesser extent, Warren, Butler and Clermont Counties, Ohio. We also conduct a moderate level of business in the northern Kentucky region and make loans secured by properties in Campbell, Kenton and Boone Counties, Kentucky, as well as in Dearborn County in southeastern Indiana.

At March 31, 2015, we had total assets of $131.6 million, total deposits of $96.6 million and total equity of $11.6 million. We recorded a net loss of $339,000 for the year ended December 31, 2014, which was due primarily to a $773,000 provision for loan losses and $714,000 of penalties incurred on the prepayment of certain Federal Home Loan Bank advances. We had net income of $119,000 for the three months ended March 31, 2015.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in one- to four-family residential real estate loans, and, to a lesser extent, commercial real estate and multi-family loans, home equity loans and lines of credit, and construction and land loans. We also invest in securities, which consist primarily of mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We utilize advances from the Federal Home Loan Bank of Cincinnati (the “FHLB-Cincinnati”) for asset/liability management purposes and for additional funding for our operations. At March 31, 2015, we had $21.8 million in advances outstanding with the FHLB-Cincinnati.

Cincinnati Federal also operates an active mortgage banking unit with eight mortgage loan officers, which originates loans both for sale into the secondary market and for retention in our portfolio. The revenue from gain on sales of loans was $1.3 million for 2014 and $350,000 for the three months ended March 31, 2015.

Cincinnati Federal is subject to comprehensive regulation and examination by its primary federal regulator, the Office of the Comptroller of the Currency. Prior to its dissolution in 2011, the primary federal regulator of Cincinnati Federal was the Office of Thrift Supervision.

Our executive office is located at 6581 Harrison Avenue, Cincinnati, Ohio 45247, and our telephone number at this address is (513) 574-3025. Our website address is www.cincinnatifederal.com. Information on our website should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors and certain borrowers as of January 21, 2015 currently have the right to vote on certain matters pertaining to Cincinnati Federal such as the election of directors and the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings and loan association to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization and stock issuance plan, which we refer to as the plan of reorganization. Following the reorganization, Cincinnati Federal will become a federal stock savings and loan association subsidiary of Cincinnati Bancorp. Cincinnati Bancorp will be a majority-owned subsidiary of CF Mutual Holding Company. After the reorganization, our depositors and certain borrowers will become members of CF

Mutual Holding Company, and will continue to have the same voting rights in CF Mutual Holding Company as they had in Cincinnati Federal prior to the reorganization.

We are offering between 497,250 and 672,750 shares of Cincinnati Bancorp common stock based on our independent appraisal. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and offerings. We may increase the amount of stock to be sold to up to 773,663 shares without any further notice to you.

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to:

•	increase our capital to support future growth and profitability, although we currently have capital well in excess of all applicable regulatory requirements;

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in Cincinnati Federal and thereby obtain an economic interest in its future success, which we expect may enhance our connection with our customers;

•	attract and retain qualified personnel by establishing stock-based benefit plans; and

•	increase our flexibility to structure and finance expansion of our operations, including potential acquisitions of other financial institutions.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks and expand our asset and deposit base. The reorganization and offering also will allow us to establish stock benefit plans for management and other employees that we believe will permit us to attract and retain qualified personnel.

Unlike a standard conversion transaction in which all of the common stock of the holding company of the converting savings and loan association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, regulations require that a majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our shares that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 45% of our outstanding shares of common stock will be offered for sale in the offering; and 55% of our shares will be retained by CF Mutual Holding Company. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of CF Mutual Holding Company to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

CF Mutual Holding Company	Public Stockholders

	55% of common stock	45% of common stock

Cincinnati Bancorp

100% of common stock

Cincinnati Federal

Business Strategy

Our current community-oriented business strategy consists of the following:

•	increasing our origination of commercial real estate and multi-family loans;

•	continuing to focus on our residential mortgage banking operations;

•	emphasizing one- to four-family residential adjustable-rate mortgage lending;

•	increasing our “core” deposit base, focusing on personal and business checking accounts and other non-maturity deposit accounts, while also focusing on attractive alternative funding sources such as FHLB-Cincinnati advances and certificates of deposit obtained through the National CD Rateline Program; and

•	implementing a growth strategy to improve our profitability, without compromising our conservative underwriting policies.

A full description of our business strategy can be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cincinnati Federal—Business Strategy” and a description of our products and services can be found under “Business of Cincinnati Federal.”

Terms of the Offering

We are offering between 497,250 and 672,750 shares of common stock of Cincinnati Bancorp to eligible depositors and borrowers, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of Cincinnati Bancorp. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 773,663 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets, including financial institution stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of Cincinnati Bancorp decreases below $11.1 million or increases above $17.2 million, or the offering is extended beyond October 30, 2015, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Keefe, Bruyette & Woods, Inc., our financial advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Cincinnati Bancorp in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Cincinnati Federal with aggregate balances of at least $50 at the close of business on December 31, 2013;

(2)	the tax-qualified employee benefit plans of Cincinnati Federal (including our employee stock ownership plan);

(3)	depositors who had accounts at Cincinnati Federal with aggregate balances of at least $50 at the close of business on June 30, 2015; and

(4)	other depositors of Cincinnati Federal on July 31, 2015 and borrowers from Cincinnati Federal as of January 21, 2015 who maintain such borrowings as of the close of business on July 31, 2015.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in Hamilton, Butler, Warren and Clermont Counties, Ohio will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2013, June 30, 2015 or July 31, 2015, as applicable, or any loan account as of January 21, 2015 that remains outstanding at July 31, 2015. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

How We Determined the Offering Range and the $10.00 Price Per Share

Our decision to offer between 497,250 shares and 672,750 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., a firm experienced in appraisals of financial institutions. Keller & Company, Inc. is of the opinion that as of May 8, 2015, the estimated pro forma market value of the common stock of Cincinnati Bancorp on a fully converted equivalent basis (i.e., the pro forma market value of Cincinnati Federal assuming that 100% of the common stock of Cincinnati Bancorp was sold in a public offering, rather than the 45% that will be sold in the offering) was between $11.1 million and $15.0 million, with a midpoint of $13.0 million.

In preparing its independent appraisal, Keller & Company, Inc. considered the information contained in this prospectus, including Cincinnati Federal’s consolidated financial statements. Keller & Company, Inc. also considered the following factors, among others, in determining and making adjustments to our pro forma valuation:

•	our present and projected operating results and financial condition, including the impact of the offering on our consolidated net worth, stockholders’ equity and earnings potential;

•	historical and other information relating to Cincinnati Federal, including the experience level and community involvement of our management team;

•	a comparative evaluation of the operating and financial statistics of Cincinnati Federal with those of other similarly situated publicly traded thrifts and mid-tier mutual holding companies, particularly our balance sheet growth and earnings performance over the past five years, capital ratios, deposit levels, borrowings, non-performing loan levels, liquid assets, total assets, diversity of loan portfolio, interest rate risk and ratio of loan loss reserve to total loans and to non-performing assets;

•	the trading market for securities of comparable financial institutions, particularly the liquidity of institutions with relatively low market capitalization and the performance of the stock of financial institutions compared to other companies; and

•	general conditions in the market for our common stock.

The appraisal peer group consists of the companies listed below. Total assets are as of December 31, 2014.

Company Name and Ticker Symbol	Exchange	Headquarters State	Total Assets at December 31, 2014
			(in thousands)
Citizens Community Bancorp, Inc. (CZWI)	NASDAQ	WI	$571,276
DSA Financial Corp. (DSFN)	NASDAQ	IN	119,600
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	IL	607,615
First Federal of Northern Michigan Bancorp, Inc. (FFNM)	NASDAQ	MI	325,386
First Savings Financial Group, Inc. (FSFG)	NASDAQ	IN	718,479
IF Bancorp, Inc. (IROQ)	NASDAQ	IL	549,833
Jacksonville Bancorp, Inc. (JXSB)	NASDAQ	IL	311,888
Poage Bankshares, Inc. (PBSK)	NASDAQ	KY	414,818
United Community Bancorp (UCBA)	NASDAQ	IN	508,970
Wolverine Bancorp, Inc. (WBKC)	NASDAQ	MI	336,634

In reviewing the appraisal prepared by Keller & Company, Inc., our board of directors considered the methodologies and the appropriateness of the assumptions used by Keller & Company, Inc. in addition to the factors listed above, and our board of directors believes that these assumptions were reasonable.

Our board of directors determined that the common stock should be sold at $10.00 per share and that 45% of the shares of Cincinnati Bancorp common stock should be offered for sale in the offering and 55% should be held by CF Mutual Holding Company. Our board of directors determined that offering 45% of our outstanding shares of common stock for sale in the offering allowed for an efficient use of net proceeds for Cincinnati Bancorp and Cincinnati Federal in the near term. See “—Possible Conversion of CF Mutual Holding Company to Stock Form.” Based on the estimated valuation range and the purchase price, the number of shares of Cincinnati Bancorp common stock that will be outstanding upon completion of the offering will range from 1,105,000 to 1,495,000 shares (subject to adjustment to up to 1,719,250 shares), and the number of shares of Cincinnati Bancorp common stock that will be sold in the offering will range from 497,250 shares to 672,750 shares (subject to adjustment to up to 773,663 shares). The number of shares that CF Mutual Holding Company will own after the offering will range from 607,750 shares to 822,250 shares (subject to adjustment to up to 945,587 shares). The estimated valuation range may be amended with the approval of the Federal Reserve Board, or if necessitated by subsequent developments in the financial condition of Cincinnati Federal or market conditions generally.

The independent appraisal will be updated before we complete the reorganization and offering. If the pro forma market value of the common stock at that time is either below $11.1 million or above $17.2 million, then Cincinnati Bancorp, after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly with interest; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission. Under such circumstances, we will notify you and you will have the opportunity to change or cancel your order.

Two measures investors use to analyze an issuer’s stock are the ratio of the offering price to the issuer’s book value and the ratio of the offering price to the issuer’s annual net income. Keller &

Company, Inc. considered these ratios, among other factors, in preparing its independent appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. These figures are from the Keller & Company, Inc. appraisal report.

	Non-Fully Converted Pro Forma Price-to-Earnings Multiple(1)		Non-Fully Converted Pro Forma Price-to-Book Value Ratio(1)
Cincinnati Bancorp
Adjusted Maximum	N/M		100.70%
Maximum	N/M		92.25%
Midpoint	N/M		84.25%
Minimum	N/M		75.36%

Valuation of peer group companies as of May 8, 2015
Averages	20.15	x	84.03%
Medians	20.12	x	84.39%

(N/M)	Not meaningful.
(1)	Information is derived from the Keller & Company, Inc. appraisal report and is based upon actual earnings for the twelve months ended March 31, 2015. These ratios are different from the ratios in “Pro Forma Data.”

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 9.78% on a price-to-book basis. At the minimum, maximum and adjusted maximum of the valuation range, the common stock is valued at 75.36%, 92.25% and 100.70%, respectively, of our pro forma book value. This represents a discount of 10.32% at the minimum, a premium of 9.78% at the maximum and a premium of 19.84% at the adjusted maximum of the valuation range to the average trading price-to-book value of our peer group companies, which as of May 8, 2015 was 84.03%. As of May 8, 2015, the median trading price of our peer group companies was 84.39% of the book value of these companies.

Our board of directors, in reviewing and accepting the valuation, considered the range of price-to-earnings multiples and the range of the price-to-book value ratios at the different amounts of shares to be sold in the offering. Our board of directors also considered the discount or premium to our peer group with respect to the price-to-earnings and price-to-book value, compared our pro forma book value and earnings ratios to those of our peer group and noted the relative discount or premium. In this regard, our board of directors noted the discounts or premiums applied by Keller & Company, Inc. with respect to our market area, the liquidity of our stock, the subscription interest in other recent mutual holding company offerings and the difficulty of marketing financial institutions’ stocks in today’s volatile economic climate. After extensive review, our board of directors concluded that such discounts or premiums were appropriate.

The independent appraisal did not consider one valuation approach to be more important than the other. Instead, the independent appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Cincinnati Bancorp and the number of shares to be sold, in comparison to the identified peer group institutions. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization and offering and the appraiser’s conclusions regarding Cincinnati Bancorp’s financial condition and operations after the offering in comparison to the peer group companies.

The following table presents a summary of selected pricing ratios for the peer group companies, with such ratios adjusted to their fully converted equivalent basis, and the resulting pricing ratios for Cincinnati Bancorp on a fully converted equivalent basis. Compared to the average fully-converted pricing ratios of the peer group, Cincinnati Bancorp’s pro forma fully-converted pricing ratios at the maximum of the offering range indicated a discount of 24.47% on a price-to-book basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple(1)		Fully Converted Pro Forma Price-to-Book Value Ratio(1)
Cincinnati Bancorp
Adjusted Maximum	N/M		67.35%
Maximum	N/M		63.47%
Midpoint	N/M		59.53%
Minimum	N/M		54.92%

Valuation of peer group companies as of May 8, 2015
Averages	20.16	x	84.03%
Medians	20.12	x	84.39%

(N/M)	Not meaningful.
(1)	Information is derived from the Keller & Company, Inc. appraisal report and is based upon actual earnings for the twelve months ended March 31, 2015. These ratios are different from the ratios in “Pro Forma Data.”

In preparing both the fully converted pricing ratio analysis and the non-fully converted pricing ratio analysis, Keller & Company, Inc. assumed offering expenses equal to $1,200,000, 10.78% of the gross proceeds of the offering not related to the sale of stock would be purchased by our benefit plans, a pre-tax reinvestment rate of 1.32% of the net proceeds of the offering, a tax rate of 34%, purchases by the employee stock ownership plan equal to 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company) funded with a loan from Cincinnati Bancorp with a 15-year term, purchases by the stock-based incentive plan equal to 1.96% of the shares issued in connection with the reorganization (including shares issued to CF Mutual Holding Company) with a five-year vesting schedule and option grants under the stock-based incentive plan equal to 4.90% of the shares issued in connection with the reorganization (including shares issued to CF Mutual Holding Company). Shares of common stock purchased by the stock-based incentive plan were assumed to be purchased at $10.00 per share. The stock options were assumed to be granted with an exercise price of $10.00 per share, vest over a five-year period and have a term of 10 years.

The independent appraisal does not indicate market value. Do not assume or expect that Cincinnati Bancorp’s valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization and offering.

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $200,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $500,000 of common stock (or such lesser amount as shall equal 9.9% of the common stock sold in the offering):

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Cincinnati Federal;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and the Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company). Subject to the approval of the Federal Reserve Board, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 43,316 shares to 58,604 shares of common stock, respectively, at the minimum and maximum of the offering range.

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to Cincinnati Bancorp (cash and third party checks will not be accepted); or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with Cincinnati Federal, other than checking accounts or individual retirement accounts (IRAs).

Cincinnati Federal is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a Cincinnati Federal line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the stock order form; or by bringing your stock order form and payment to Cincinnati Federal’s main office located at 6581 Harrison Avenue, Cincinnati, Ohio. The main office is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time. Once submitted, your order is irrevocable. We are not required to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Cincinnati Federal. Subscription funds will earn interest at our passbook savings rate, which is currently 0.15% per annum. If the offering is terminated, we will promptly return your subscription funds with interest.

On the stock order form, you may not designate withdrawal from Cincinnati Federal accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Cincinnati Federal retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at Cincinnati Federal for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Cincinnati Federal must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at Cincinnati Federal’s passbook savings rate thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed, except with our consent.

By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Cincinnati Federal, the FDIC or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”), or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Cincinnati Federal, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 15, 2015 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Cincinnati Federal or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors or borrowers who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) no later than 2:00 p.m., Eastern Time, on September 15, 2015 unless we extend this deadline. Orders received after 2:00 p.m., Eastern Time, on September 15, 2015 will be rejected unless the offering is extended. We may extend the September 15, 2015 expiration date, without notice to you, until October 30, 2015. If the offering is extended beyond October 30, 2015, we will be required to resolicit subscriptions before proceeding with the offering. In such case, you will have the right to confirm, modify or rescind your stock order. If we do not receive a response to any resolicitation from you, your stock order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be cancelled. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or in person by bringing your stock order form and payment to Cincinnati Federal’s main office located at 6581 Harrison Avenue, Cincinnati, Ohio. The main office is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time. Do not mail stock order forms to Cincinnati Federal. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond October 30, 2015.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on September 15, 2015, whether or not we have been able to locate each person entitled to subscription rights.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond October 30, 2015.

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond October 30, 2015.

Termination of the Offering

The subscription offering will expire at 2:00 p.m., Eastern Time, on September 15, 2015. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until October 30, 2015, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings extend beyond October 30, 2015, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to increase, decrease or cancel their subscription. If you choose not to subscribe for the common stock or do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond September 24, 2017, which is two years after the special meeting of members of Cincinnati Federal to be held on September 24, 2015 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 497,250 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the October 30, 2015 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If a subscriber decides to cancel his or her subscription or does not respond to the resolicitation notice, his or her subscription funds will be refunded with interest and deposit account withdrawal authorizations will be cancelled.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We anticipate that the common stock sold in the offering will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. Due to the small size of the offering, an active and liquid market for our common stock is not expected to develop. See “Market for the Common Stock.”

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; the Federal Reserve Board’s current policy generally prohibiting the waiver of dividends by a mutual holding company; and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

How We Intend to Use the Proceeds from the Offering

Assuming we sell 672,750 shares of common stock in the offering, and we have net proceeds of $5.5 million, we intend to distribute the net proceeds as follows:

•	$4.5 million (81.1% of the net proceeds) will be contributed to Cincinnati Federal;

•	$409,000 (7.4% of the net proceeds) will be retained by Cincinnati Bancorp;

•	$586,040 (10.6% of the net proceeds) will be loaned by Cincinnati Bancorp to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company); and

•	$50,000 (0.9% of the net proceeds) will be contributed to CF Mutual Holding Company as a part of our formation of a mutual holding company.

We expect to initially invest the net proceeds of the offering in securities issued by the United States government and its agencies or government sponsored enterprises and as otherwise permitted under our investment policy. We may use a portion of the net proceeds to repurchase shares of our common stock in the future, although we are generally not permitted to do so during the first year following our reorganization. We may use a portion of the net proceeds to finance the possible acquisition of other financial institutions, branch offices or other financial service businesses or to expand through de novo branching, although we are not considering any specific transactions, or any expansion outside Hamilton County at this time. We may also use the net proceeds for other general corporate purposes. Cincinnati Federal generally intends to use the proceeds it receives to make loans. It may also purchase securities as permitted under our investment policy, expand its banking franchise internally or through acquisitions, although it has no specific plans or agreements for specific transactions at this time. Cincinnati Federal may also use the proceeds it receives to support new loan, deposit or other financial products and services, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Offering.” Neither Cincinnati Federal nor Cincinnati Bancorp has any plans or agreements for any specific acquisition transactions at this time.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 773,663 shares in the offering without further notice to you. If our pro forma market value at that time is either below $11.1 million or above $17.2 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.15% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.15% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Cincinnati Federal that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return funds, as described above.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement a stock-based incentive plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Cincinnati Federal has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company).

Stock-Based Incentive Plan. In addition to shares purchased by the employee stock ownership plan, we intend to adopt a stock-based incentive plan designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Cincinnati Bancorp as an incentive to contribute to our success and reward key employees for outstanding performance. The number of options granted and restricted shares awarded under the stock-based incentive plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to CF Mutual Holding Company, provided that if Cincinnati Federal’s tangible capital at the time of adoption of the stock-based incentive plan is less than 10% of its assets, then the amount of restricted shares may not exceed 1.47% of our outstanding shares. The number of options granted or restricted shares awarded under the stock-based incentive plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

The stock-based benefit plan will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plan must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than CF Mutual Holding Company. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than CF Mutual Holding Company. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted awards authorized under the plan;

•	no non-employee director may receive more than 5% of the options and restricted awards authorized under the plan;

•	no officer or employee may receive more than 25% of the options and restricted awards authorized under the plan;

•	options and restricted awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Cincinnati Federal or Cincinnati Bancorp.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the stock offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Incentive Plan Expenses. The implementation of an employee stock ownership plan and a stock-based incentive plan will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based incentive plan, we would be required to recognize an expense based on the fair market value of the shares on the grant date as they vest. Finally, if we issue stock options, we would be required to recognize expense based on the estimated value of such options on the grant date, as they vest. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company) and that we implement a stock-based incentive plan granting options to purchase 4.90% of the total shares of common stock of Cincinnati Bancorp issued in connection with the reorganization (including shares issued to CF Mutual Holding Company) and awarding restricted shares of common stock equal to 1.96% of the total shares of common stock of Cincinnati Bancorp issued in connection with the reorganization (including shares issued to CF Mutual Holding Company).

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Maximum of Offering Range
Employee stock ownership plan	All employees	3.92%	$586,040
Stock awards	Directors, officers and employees	1.96	293,020
Stock options	Directors, officers and employees	4.90	732,550	(1)

Total		10.78%	$1,611,610

(1)	The fair value of stock options has been estimated at $3.39 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 1.83%; and a volatility rate of 21.85% based on an index of publicly traded thrift institutions.

The value of the restricted shares of common stock issued under the stock-based incentive plan will be based on the fair market value of Cincinnati Bancorp’s common stock at the time those restricted shares are awarded, which, subject to stockholder approval, cannot occur until at least six months after the offering. The following table presents the total value of all restricted shares to be available for award and issuance under the stock-based incentive plan, assuming the restricted shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share. The value of restricted shares to be granted under the stock-based incentive plan ranges from $159,000 to $433,000, depending on the number of restricted shares awarded and the assumed market price on the date the restricted shares are granted.

Share Price	19,890 Shares Awarded at Minimum of Offering Range	23,400 Shares Awarded at Midpoint of Offering Range	26,910 Shares Awarded at Maximum of Offering Range	30,946 Shares Awarded at Adjusted Maximum of Offering Range
$ 8.00	$159,000	$187,000	$215,000	$248,000
$ 10.00	$199,000	$234,000	$269,000	$309,000
$ 12.00	$239,000	$281,000	$323,000	$371,000
$ 14.00	$279,000	$328,000	$377,000	$433,000

The grant-date fair value of the options granted under the stock-based incentive plan will be based in part on the price of Cincinnati Bancorp’s common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the offering. The value will also depend on the various assumptions utilized in estimating the value using the Black-Scholes option pricing model. The following table presents the total estimated value of the options to be available for grant under the stock-based incentive plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The grant-date fair value of the options granted under the stock option plan ranges from $2.71 to

$4.75, depending on the number of options granted and the assumed market price on the date the options are granted.

Market/Exercise Price	Grant-Date Fair Value Per Option	49,725 Options at Minimum of Offering Range	58,500 Options at Midpoint of Offering Range	67,275 Options at Maximum of Offering Range	77,366 Options at Adjusted Maximum of Offering Range
$ 8.00	$2.71	$135,000	$159,000	$182,000	$210,000
$ 10.00	$3.39	$169,000	$198,000	$228,000	$262,000
$ 12.00	$4.07	$202,000	$238,000	$274,000	$315,000
$ 14.00	$4.75	$236,000	$278,000	$320,000	$367,000

Restrictions on the Acquisition of Cincinnati Bancorp and Cincinnati Federal

Federal regulations, as well as provisions contained in the charter and bylaws of Cincinnati Federal and Cincinnati Bancorp, restrict the ability of any person, firm or entity to acquire Cincinnati Bancorp, Cincinnati Federal, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency before acquiring in excess of 10% of the voting stock of Cincinnati Bancorp or Cincinnati Federal, as well as a provision in each of Cincinnati Bancorp’s and Cincinnati Federal’s respective charters that provides that for a period of five years from the closing of the offering, no person, other than CF Mutual Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cincinnati Bancorp or Cincinnati Federal held by persons other than CF Mutual Holding Company, and, with respect to Cincinnati Federal, other than Cincinnati Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Because a majority of the shares of outstanding common stock of Cincinnati Bancorp must be owned by CF Mutual Holding Company, any acquisition of Cincinnati Bancorp must be approved by CF Mutual Holding Company. Furthermore, CF Mutual Holding Company would not be required to pursue or approve a sale of Cincinnati Bancorp even if such sale were favored by a majority of Cincinnati Bancorp’s public stockholders. Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in a remutualization transaction, current Federal Reserve Board policy makes such transactions unlikely because of the special regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current Federal Reserve Board policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for Cincinnati Bancorp is unlikely unless the applicant can clearly demonstrate that the Federal Reserve Board’s concerns are not warranted in the particular case.

Proposed Stock Purchases by Management

Cincinnati Bancorp’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 141,500 shares of common stock in the offering, which represents 28.46%, 24.19%, 21.03% and 18.29% of the shares sold to the public and 12.81%, 10.88%, 9.46% and 8.23% of the total shares to be outstanding after the offering (including shares owned by CF Mutual Holding Company) at the minimum, midpoint, maximum and adjusted maximum, of the offering range, respectively. Like all of our eligible depositor and borrower purchasers, our directors and executive officers and their associates have subscription rights based on their deposits or borrowings and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization. CF Mutual Holding Company and Cincinnati Bancorp’s directors and executive officers and their associates are expected to own an aggregate of 749,250, 856,500, 963,750 and 1,087,087, shares at the minimum, midpoint, maximum and adjusted maximum, of the offering range, or 67.81%, 65.88%, 64.46% and 63.23% of the total shares to be outstanding after the offering.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 33% of the outstanding shares held by persons other than CF Mutual Holding Company, except with the approval of federal regulators. We may seek approval from the federal regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 33% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 497,250 shares, the minimum of the offering range;

•	the members of Cincinnati Federal vote to approve the reorganization and offering; and

•	we receive final approval from the Federal Reserve Board to complete the reorganization and offering, as well as any additional required approvals from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

Federal Reserve Board, Office of the Comptroller of the Currency or Federal Deposit Insurance Corporation approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of CF Mutual Holding Company to Stock Form

In the future, CF Mutual Holding Company may convert from the mutual to capital stock form, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of CF Mutual Holding Company would have subscription rights to purchase common stock of Cincinnati Bancorp or its successor, and the public stockholders of Cincinnati Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted CF Mutual Holding Company. This percentage may be adjusted to reflect any assets owned by CF Mutual Holding Company.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Cincinnati Bancorp common stock (excluding shares held by CF Mutual Holding Company) and the approval of the depositor and borrower members of CF Mutual Holding Company.

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 2:00 p.m., Eastern Time, on September 15, 2015, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the reorganization and offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. Stock certificates will be sent to purchasers by first class mail as soon as practicable after the completion of the reorganization and offering, which is expected to occur as soon as practicable following satisfaction of the conditions described above in “—Conditions to Completing the Reorganization and Offering.” We expect trading in the stock to begin on the day of completion of the reorganization and offering or the next business day. Until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm. Alternatively, and subject to any required consents or approvals from the Federal Reserve Board, Cincinnati Bancorp may decide to issue the shares of common stock in book entry form rather than issuing stock certificates. In that event, a statement reflecting ownership of shares of common stock (in lieu of a stock certificate) will be mailed to the persons entitled thereto.

Tax Consequences

Cincinnati Federal and Cincinnati Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. Cincinnati Federal and Cincinnati Bancorp have also received an opinion of BKD, LLP regarding the material Ohio state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Cincinnati Federal, Cincinnati Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “Taxation” for additional information regarding taxes.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (877) 643-8198, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in our common stock.

Risks Related to Our Business

A portion of our loans are commercial real estate and multi-family loans, and construction and land loans, which carry greater credit risk than loans secured by owner occupied one- to four-family real estate. We intend to increase our focus on commercial real estate and multi-family loans and, to a lesser extent, construction loans.

At March 31, 2015, commercial real estate loans totaled $12.7 million, or 11.4% of our loan portfolio, multi-family loans totaled $13.5 million, or 12.1% of our loan portfolio, and construction and land loans totaled $2.7 million, or 2.4% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate, multi-family, and construction and land loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. These loans also have greater credit risk than owner occupied residential real estate for the following reasons:

•	commercial real estate and multi-family loans – repayment is dependent on income being generated in amounts sufficient to cover operating expenses, property maintenance and debt service; and

•	construction loans – the collateral value is dependent on the ability of builders/contractors to complete construction per specifications and plans and on budget; in addition, repayment may be dependent on the borrower’s ability to sell the completed project, the value of the completed project, or the successful operation of the borrower’s business after completion.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Furthermore, a key component of our business strategy is to increase our origination of commercial real estate and multi-family loans, and, to a lesser extent, construction loans in our market area to diversify our loan portfolio and increase our yields. Our portfolios of both owner occupied and non-owner occupied commercial real estate and multi-family loans are expected to increase significantly. The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans.

Commercial real estate and multi-family loans, particularly those secured by non-owner occupied properties, expose us to greater risk of non-payment and loss than loans secured by owner occupied one- to four-family properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties.

Income from secondary mortgage market operations is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings.

A key component of our strategy is to continue to sell in the secondary market a large majority of the fixed-rate residential mortgage loans that we originate, earning non-interest income in the form of gains on sale. Gains on sale of loans totaled $1.3 million and $1.2 million, respectively, during fiscal 2014 and 2013, and $347,000 for the three months ended March 31, 2015. When interest rates rise, the demand for mortgage loans, particularly refinancing of existing mortgage loans, tends to fall and may reduce the number of loans available for sale. In addition to interest rate levels, weak or deteriorating economic conditions also tend to reduce loan demand. Although we originate, and intend to continue originating, loans and we sell, and intend to continue selling, loans in the secondary market without recourse, we are required and will continue to be required to give customary representations and warranties to the buyers. If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase. Because we generally retain the servicing rights on many of the loans we sell in the secondary market, we are required to record a mortgage servicing right asset, which we test quarterly for impairment. The value of mortgage servicing rights tends to increase with rising interest rates and to decrease with falling interest rates. If we are required to take an impairment charge, our earnings could be adversely affected.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition, growth and prospects.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. We rely on customer deposits and advances from the FHLB-Cincinnati and other borrowings to fund our operations. At March 31, 2015, we had $21.8 million of FHLB-Cincinnati advances outstanding with an additional $13.6 million of available borrowing capacity from the FHLB-Cincinnati plus an additional line of credit for $4.0 million with a commercial bank. We also participate in the National CD Rateline Program as a wholesale source for certificates of deposit, particularly as a supplemental funding source during periods of increased loan originations. Although we have historically been able to replace maturing deposits and advances if desired, we may not be able to replace such funds in the future if, among other things, our financial condition, the financial condition of the FHLB-Cincinnati, or market conditions change. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets where our loans are concentrated, or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Although we consider our sources of funds adequate for our liquidity needs, we may seek additional debt in the future to achieve our long-term business objectives. Additional borrowings, if sought, may not be available to us or, if available, may not be available on reasonable terms. If additional financing sources are unavailable, or are not available on reasonable terms, our financial condition, results of operations, growth and future prospects could be materially adversely affected. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

We incurred operating losses during our most recent fiscal year and may not achieve profitability by implementing our business strategies.

During the year ended December 31, 2014, we had a net loss of $339,000. This loss was due primarily to a $773,000 provision for loan losses and $714,000 of penalties incurred on the prepayment of certain FHLB advances. For the three months ended March 31, 2015, we had net income of $119,000. Although management believes that the allowance for loan losses is appropriate to cover incurred probable losses inherent in our loan portfolio, and there are no current plans or arrangements that might result in future losses on debt extinguishment, there can be no assurance that Cincinnati Federal will return to profitability in 2015 or future years.

In addition, the reorganization and offering will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the reorganization and offering.

Our ability to achieve profitability depends upon a number of factors, including our ability to successfully implement our business strategy, to manage expenses related to nonperforming and classified assets, general economic conditions, competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

A portion of our one- to four-family residential mortgage loans is comprised of non-owner occupied properties which increases the credit risk on this portion of our loan portfolio.

The housing stock in our primary lending market area is comprised in part of single family rental properties as well as two- to four-unit properties. At March 31, 2015, of the $72.5 million of one- to four-family residential mortgage loans in our portfolio, $12.9 million, or 17.8% of this amount, were comprised of non-owner occupied properties. Our non-owner occupied residential loans were secured primarily by single family properties, and to a much lesser extent, by two- to four-unit properties. We believe that there is a greater credit risk inherent in investor-owner and non-owner occupied properties than in owner occupied single family properties since, similar to commercial real estate and multi-family loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the units of the property. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan. A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties which could affect the borrower’s ability to repay the loan. For the three months ended March 31, 2015 and the year ended December 31, 2014, we incurred net (recoveries) charge-offs of $(5,000) and $255,000, respectively, on our non-owner occupied one- to four-family loans. At March 31, 2015 and December 31, 2014, respectively, $237,000 and $77,000 of our non-owner occupied one- to four-family loans were delinquent 30 days or more.

A portion of our loans consist of home equity loans and lines of credit, which generally have higher credit risk than traditional residential mortgage loans.

A significant amount of our home equity loans and lines of credit consist of second mortgage loans. For those home equity loans and lines of credit secured by a second mortgage, it is less likely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on our home equity loans and lines of credit.

Future changes in interest rates could reduce our profits and asset values.

Future changes in interest rates could impact our financial condition and results of operations.

Net income is the amount by which net interest income and non-interest income exceeds non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	interest income earned on interest-earning assets, such as loans and securities; and

•	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, our net interest margin was 3.20%, 3.13% and 3.37%, respectively. Our asset/liability management committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios. At March 31, 2015, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in our net interest income of 3.11%, and in the event of an immediate 100 basis point increase in interest rates, our model projects a decrease in our net interest income of 4.11%. Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected or prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At March 31, 2015, the fair value of our securities classified as available for sale totaled $3.2 million. Unrealized net gains on available-for-sale securities totaled $14,700 at March 31, 2015 and are reported as a separate component of retained earnings. However, a rise in interest rates could cause a decrease in the fair value of securities available for sale in future periods which would have an adverse effect on stockholders’ equity. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Conversely, a reduction in interest rates can result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. If the Federal Reserve Board continues to maintain low interest rates for the next several years, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may continue to be adversely affected.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

We have relatively few loans outside of our market area and, as a result, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have a negative effect on the ability of our borrowers to make timely payments of their loans. Beginning in 2008, economic conditions and real estate values within our market area declined significantly. We believe that the weak economic conditions contributed to increases in our non-performing assets, loan charge-offs and our provisions for loan losses in recent years.

Although economic conditions have improved since the end of the economic recession in June 2009, economic growth has been slow and uneven, unemployment remains high and concerns still exist over the federal deficit and government spending, which have all contributed to diminished expectations for the economy. A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies, increases in our levels of nonperforming and classified assets and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Cincinnati Federal—Market Area” and “—Competition.”

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and gives the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Cincinnati Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The legislation also weakens the federal preemption available for national banks and federal savings institutions, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors. We expect that such rules would make it more difficult for us to sell loans into the secondary market. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

On July 9, 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and all top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective for Cincinnati Federal on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Under the new capital standards, in order to be well-capitalized, Cincinnati Federal is required to have a common equity to tier 1 capital ratio of 6.5% and a tier 1 capital ratio of 8.0%. We have conducted a pro forma analysis of the application of these new capital requirements as of March 31, 2015 and have determined that Cincinnati Federal meets all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.

The application of these more stringent capital requirements for Cincinnati Federal could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the new capital requirements could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, Cincinnati Federal’s ability to pay dividends will be limited if Cincinnati Federal does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—New Capital Rule.”

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We could suffer a material adverse impact from interruptions in the effective operation of, or security breaches affecting, our computer systems.

We rely heavily on information systems to conduct our business and to process, record, and monitor transactions. Risks to the system result from a variety of factors, including the potential for bad acts on the part of hackers, criminals, employees and others. As one example, in recent years, some banks have experienced denial of service attacks in which individuals or organizations flood the bank’s website with extraordinarily high volumes of traffic, with the goal and effect of disrupting the ability of the bank to process transactions. We are also at risk for the impact of natural disasters, terrorism and international hostilities on our systems or for the effects of outages or other failures involving power or communications systems operated by others. These risks also arise from the same types of threats to businesses with which we deal.

Potential adverse consequences of attacks on our computer systems or other threats include damage to Cincinnati Federal’s reputation, loss of customer business, litigation and increased regulatory scrutiny, which might also result in financial loss and require additional efforts and expense to attempt to prevent such adverse consequences in the future.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are, or will be, subject to extensive regulation, supervision, and examination by the Federal Reserve Board and the Office of the Comptroller of the Currency. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. See “Regulation and Supervision” for a discussion of the regulations to which we are subject.

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. We have made no decision with respect to the payment of dividends after the offering. The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our Board of Directors deems relevant. We may also be limited in the payment of dividends under statutory and regulatory provisions. See “—Risks Related to Our Business—The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain”; “Regulation and Supervision—Federal Banking Regulation—Capital Requirements”; “—New Capital Rule”; “—Capital Distributions”; and “—Holding Company Regulation—Dividends.”

Cincinnati Bancorp will be dependent primarily upon the earnings of Cincinnati Federal for funds to pay dividends on our common stock. The payment of dividends by Cincinnati Federal is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

In addition to any regulatory restrictions on the payment of dividends from Cincinnati Federal to Cincinnati Bancorp, U.S. tax laws applicable to Cincinnati Federal could cause a taxable recapture of accumulated bad debt reserves of up to $766,000 to the extent that Cincinnati Federal makes a distribution to Cincinnati Bancorp if Cincinnati Federal does not have sufficient taxable earnings and profits at the time of such distribution. The income tax liability resulting from such a distribution could be as great as $260,000. No deferred tax liability has been recorded for this potential recapture liability. Cincinnati Federal does not intend to make any distribution to Cincinnati Bancorp that would create such a federal tax liability even if Cincinnati Federal is otherwise permitted or able to make a dividend to Cincinnati Bancorp. Taxable earnings and profits are generally increased by taxable income and tax-exempt income and decreased by income taxes payable and non-deductible expenses.

As a result, any payment of dividends in the future by Cincinnati Bancorp will be dependent, in large part, on Cincinnati Federal’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

Under current law, if we declare dividends on our common stock, CF Mutual Holding Company will be prohibited from waiving the receipt of dividends.

Cincinnati Bancorp’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If Cincinnati Bancorp pays dividends to its stockholders, it also will be required to pay dividends to CF Mutual Holding Company, unless CF Mutual Holding Company is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is generally to not permit a savings and loan holding company to waive dividends declared by its subsidiary. Accordingly, because dividends will be required to be paid to CF Mutual Holding Company along with all other stockholders, the amount of dividends available for all other stockholders will be less than if CF Mutual Holding Company were permitted to waive the receipt of dividends.

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK), subject to completion of the offering and compliance with certain conditions. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Cincinnati Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

You may not be able to sell your shares of common stock until you have received stock certificates (or a statement reflecting ownership of shares) which will affect your ability to take advantage of changes in the stock price immediately following the offering.

Certificates for the shares of common stock purchased in the offering (or a statement reflecting ownership of shares) may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your stock certificate (or ownership statement) will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your stock certificate (or ownership statement.) As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We incurred a net loss in fiscal 2014, and we expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Assuming we are able to return to profitability, until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase an amount of shares of our common stock equal to up to 3.92% of our outstanding shares (including the shares held by CF Mutual Holding Company), provided that, with approval of the Federal Reserve Board, our employee stock ownership plan may purchase some or all of such shares in the open market following the completion of the offering. If all shares are purchased in the open market at a price of $10 per share, the cost of acquiring the shares of common stock for the employee stock ownership plan will be between $433,160 at the minimum of the offering range and $673,946 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based incentive plan after the offering under which plan participants would be awarded restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under one or more stock-based incentive plans in an amount up to 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company. The number of shares of common stock or options granted under any initial stock-based incentive plan may not exceed 4.9%

and 1.96%, respectively, of our total outstanding shares, including shares issued to CF Mutual Holding Company.

The shares of restricted common stock granted under the stock-based incentive plan will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based incentive plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Cincinnati Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $217,000 at the minimum of the offering range and $337,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of restricted shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in the Management’s Discussion and Analysis section of this prospectus, and based on certain assumptions discussed there, we estimate this annual expense would be approximately $262,000 on an after-tax basis, assuming the adjusted maximum number of shares is sold in the offering.

The implementation of a stock-based incentive plan may dilute your ownership interest.

We intend to adopt a stock-based incentive plan following the reorganization and offering. This stock-based incentive plan will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest totaling 1.8% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to CF Mutual Holding Company).

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $2.7 million and $5.5 million of the net proceeds of the offering in Cincinnati Federal. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock, pay dividends, or for other general corporate purposes. Cincinnati Federal intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition, paying dividends and repurchasing common stock, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Cincinnati Bancorp, Cincinnati Federal or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Persons who purchase stock in the offering will own a minority of Cincinnati Bancorp’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Public stockholders will own a minority of the outstanding shares of Cincinnati Bancorp’s common stock. As a result, stockholders other than CF Mutual Holding Company will not be able to exercise voting control over most matters put to a vote of stockholders. CF Mutual Holding Company will own a majority of Cincinnati Bancorp’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Cincinnati Federal will also manage Cincinnati Bancorp and CF Mutual Holding Company. No assurances can be given that our board of directors, officers or CF Mutual Holding Company will not take action that the public stockholders believe to be contrary to their interests. The only matters as to which stockholders other than CF Mutual Holding Company will be able to exercise voting control currently include any proposal to implement a stock-based incentive plan within one year of the offering or a “second-step” conversion. In addition, CF Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

Our stock value may be negatively affected by our mutual holding company structure and federal regulations restricting takeovers.

CF Mutual Holding Company, as the majority stockholder of Cincinnati Bancorp, will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Cincinnati Bancorp. Accordingly, CF Mutual Holding Company may prevent the sale of control or merger of Cincinnati Bancorp or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Cincinnati Bancorp. The board of directors of Cincinnati Federal has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of Cincinnati Bancorp and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, current Federal Reserve Board policy makes such transactions unlikely because of the special regulatory scrutiny given to such transactions.

For three years following the offering, federal regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Federal Reserve Board and/or the Office of the Comptroller of the Currency. Moreover, current Federal Reserve Board and Office of the Comptroller of the Currency policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution, and restricts the terms of permissible acquisitions. See “Restrictions on the Acquisition of Cincinnati Bancorp and Cincinnati Federal” for a discussion of applicable Federal Reserve Board Regulations regarding acquisitions.

The corporate governance provisions in our charter and bylaws may prevent or impede the holders of a minority of our common stock from obtaining representation on our board of directors and may also prevent or impede a change in control.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Second, our charter provides that there will not be cumulative voting by stockholders for the election of our directors, which means that CF Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Third, our bylaws contain procedures and timetables for a stockholder wishing to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders, the effect of which may be to give our management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interests of stockholders generally. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors.

In addition, a section in each of Cincinnati Bancorp’s and Cincinnati Federal’s respective charters provides that for a period of five years from the closing of the offering, no person, other than CF Mutual Holding Company, and, with respect to Cincinnati Federal, other than CF Mutual Holding Company and Cincinnati Bancorp, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cincinnati Bancorp or Cincinnati Federal held by persons other than CF Mutual Holding Company, and, with respect to Cincinnati Federal, other than Cincinnati Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Our management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company or complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”), which was signed into law on April 5, 2012. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Cincinnati Federal. The financial condition data at December 31, 2014 and 2013, and the operating data for the years ended December 31, 2014 and 2013 were derived from the audited consolidated financial statements of Cincinnati Federal included elsewhere in this prospectus. The information at and for the year ended December 31, 2012 was derived in part from audited financial statements that are not included in this prospectus. The information at March 31, 2015 and for the three months ended March 31, 2015 and 2014 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2015, are not necessarily indicative of the results for all of fiscal 2015 or any other interim period. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.

	At March 31, 2015	At December 31,
		2014	2013	2012
	(In thousands)
Selected Financial Condition Data:
Total assets	$131,646	$125,684	$116,608	$114,414
Cash and cash equivalents	7,056	7,341	6,543	6,324
Interest-bearing time deposits in banks	—	—	498	2,490
Securities available for sale	3,179	3,371	4,033	3,970
Federal Home Loan Bank stock, at cost	888	888	885	882
Loans receivable, net	109,608	104,487	96,314	93,876
Loans held for sale	2,348	1,547	1,009	2,335
Federal Home Loan Bank lender risk account receivable	1,299	1,270	1,109	861
Bank-owned life insurance	3,015	2,992	2,503	—
Foreclosed assets held for sale, net	179	256	54	—
Deposits	96,622	93,478	84,151	84,205
Borrowings	21,807	18,783	18,537	17,235
Total equity	11,598	11,469	12,018	11,505

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
			(In thousands)
Selected Operating Data:
Interest and dividend income	$1,175	$1,184	$4,794	$4,674	$5,044
Interest expense	289	326	1,353	1,331	1,621

Net interest and dividend income	886	858	3,441	3,343	3,423
Provision for loan losses	32	46	774	133	216

Net interest and dividend income after provision for loan losses	854	812	2,667	3,210	3,207
Noninterest income	501	366	1,739	1,633	1,628
Noninterest expense	1,183	1,009	4,979	3,990	3,744

Income (loss) before income tax expense	172	169	(573)	853	1,091
Income tax (benefit) expense	53	52	(234)	298	403

Net income (loss)	$119	$117	$(339)	$555	$688

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015 (1)	2014 (1)	2014	2013	2012
Performance Ratios:
Return on average assets	0.37%	0.38%	(0.27)%	0.50%	0.61%
Return on average equity	4.13%	3.88%	(2.82)%	4.73%	6.17%
Interest rate spread (2)	3.16%	3.21%	3.08%	3.24%	3.17%
Net interest margin (3)	3.20%	3.25%	3.13%	3.37%	3.33%
Non-interest expense to average assets	3.67%	3.30%	3.93%	3.60%	3.31%
Efficiency ratio (4)	85.30%	82.43%	96.12%	80.23%	74.15%
Average interest-earning assets to average interest-bearing liabilities	103.43%	103.93%	104.57%	109.62%	109.99%
Average equity to average assets	8.94%	9.86%	9.51%	10.57%	9.83%

Capital Ratios:
Total capital to risk weighted assets (bank only)	14.75%	14.55%	14.35%	14.94%	15.43%
Tier 1 capital to risk weighted assets (bank only)	13.49%	13.40%	13.10%	13.81%	14.18%
Tier 1 capital to average assets (bank only)	9.18%	9.50%	9.14%	10.10%	9.92%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.23%	0.99%	1.27%	1.00%	1.16%
Allowance for loan losses as a percentage of non-performing loans	1,231.53%	146.14%	184.17%	166.16%	118.24%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.01)%	—%	(0.38)%	(0.28)%	(0.45)%
Non-performing loans as a percentage of total loans	0.10%	0.68%	0.69%	0.60%	0.88%
Non-performing loans as a percentage of total assets	0.08%	0.56%	0.58%	0.50%	0.72%
Total non-performing assets as a percentage of total assets	0.22%	0.59%	0.79%	0.55%	0.72%
Total non-performing assets and accruing troubled debt restructured loans as a percentage of total assets	1.32%	1.42%	1.64%	1.45%	1.92%

Other:
Number of offices	4	4	4	4	4
Number of full-time equivalent employees	42	38	41	38	32

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Cincinnati Federal for the periods and at the dates indicated. The data presented at June 30, 2015 and for the three and six months ended June 30, 2015 and 2014 are derived from unaudited financial statements but reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2015 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2015 or for any other period.

	At June 30, 2015	At December 31, 2014
	(In thousands)
Selected Financial Condition Data:
Total assets	$137,782	$125,684
Cash and cash equivalents	8,868	7,341
Interest-bearing time deposits in banks	—	—
Securities available for sale	2,953	3,371
Federal Home Loan Bank stock, at cost	888	888
Loans receivable, net	113,078	104,487
Loans held for sale	2,986	1,547
Federal Home Loan Bank lender risk account receivable	1,332	1,270
Bank-owned life insurance	3,038	2,992
Foreclosed assets held for sale, net	156	256
Deposits	103,966	93,478
Borrowings	20,332	18,783
Total equity	11,778	11,469

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)
Selected Operating Data:
Interest and dividend income	$1,246	$1,214	$2,422	$2,398
Interest expense	330	344	620	671

Net interest and dividend income	916	870	1,802	1,727
Provision for loan losses	9	98	41	145

Net interest and dividend income after provision for loan losses	907	772	1,761	1,582
Noninterest income	700	458	1,200	824
Noninterest expense	1,336	1,030	2,518	2,039

Income before income tax expense	271	200	443	367
Income tax expense	82	59	135	110

Net income	$189	$141	$308	$257

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2015 (1)	2014 (1)	2015 (1)	2014 (1)
Performance Ratios:
Return on average assets	0.55%	0.45%	0.46%	0.41%
Return on average equity	6.48%	4.63%	5.31%	4.25%
Interest rate spread (2)	2.98%	3.06%	3.03%	3.10%
Net interest margin (3)	3.04%	3.13%	3.08%	3.17%
Non-interest expense to average assets	3.92%	3.26%	3.79%	3.28%
Efficiency ratio (4)	82.67%	77.56%	83.91%	79.93%
Average interest-earning assets to average interest-bearing liabilities	105.46%	105.99%	105.61%	105.76%
Average equity to average assets	8.56%	9.66%	8.73%	9.75%

Capital Ratios:
Total capital to risk weighted assets (bank only)	14.17%	14.07%	14.17%	14.07%
Tier 1 capital to risk weighted assets (bank only)	12.92%	13.04%	12.92%	13.04%
Tier 1 capital to average assets (bank only)	8.91%	9.20%	8.91%	9.20%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.20%	0.89%	1.20%	0.89%
Allowance for loan losses as a percentage of non-performing loans	1,527.78%	124.18%	1,527.78%	124.18%
Net (charge-offs) recoveries to average outstanding loans during the period	—%	(0.16)%	—%	(0.17)%
Non-performing loans as a percentage of total loans	0.08%	0.71%	0.08%	0.71%
Non-performing loans as a percentage of total assets	0.07%	0.59%	0.07%	0.59%
Total non-performing assets as a percentage of total assets	0.18%	0.61%	0.18%	0.61%
Total non-performing assets and accruing troubled debt restructured loans as a percentage of total assets	1.23%	1.38%	1.23%	1.38%

Other:
Number of offices	4	4	4	4
Number of full-time equivalent employees	43	41	43	41

(1)	Ratios are annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at June 30, 2015 and December 31, 2014

Total Assets. Total assets were $137.8 million at June 30, 2015, an increase of $12.1 million, or 9.6%, over the $125.7 million at December 31, 2014. The increase was primarily attributable to increases in net loans of $8.6 million and an increase of $1.4 million in loans held for sale. The growth in net loans was predominately in adjustable-rate mortgages. Additional asset growth was the result of a $1.5 million increase in cash and cash equivalents.

Cash and Cash Equivalents. Cash and cash equivalents increased $1.5 million, or 20.8%, to $8.9 million at June 30, 2015. The increase in liquidity resulted primarily from certificate of deposit growth during the period.

Net Loans. Net loans increased $8.6 million, or 8.2%, to $113.1 at June 30, 2015 from $104.5 million at December 31, 2014. During the six months ended June 30, 2015, we originated $56.2 million of loans, $46.3 million of which were one- to four-family residential loans, $2.9 million were commercial real estate loans, $2.5 million were multi-family loans, $2.9 million were home equity lines of credit, $1.4 million were land and construction loans and the remaining $200,000 were commercial loans. Principal repayments and other credits to net loans for the six months ended June 30, 2015 were $15.2 million.

During the six months ended June 30, 2015, one- to four-family owner occupied residential real estate loans increased $5.6 million, or 9.8%, to $63.2 million at June 30, 2015 from $57.5 million at December 31, 2014; one- to four-family investment loans decreased $650,000, or 5.0%, to $12.4 million at June 30, 2015 from $13.1 million at December 31, 2014; multi-family loans increased $1.6 million, or 12.1%, to $14.5 million at June 30, 2015 from $12.9 million at December 31, 2014; nonresidential mortgages increased $460,000, or 4.1%, to $11.8 million at June 30, 2015 from $11.3 million at December 31, 2014; construction and land loans increased $1.4 million, or 77.0%, to $3.3 million at June 30, 2015 from $1.8 million at December 31, 2014; and home equity lines of credit, commercial business loans and consumer loans remained relatively unchanged. During the six months ended June 30, 2015 we sold $31.5 million in one- to four-family loans into the secondary market and sold one loan participation of $1.0 million to a local financial institution. Management intends to continue this sales activity in future periods to generate gains on loan sales and servicing fee income.

Loans Held for Sale. Loans held for sale increased $1.4 million, or 93.1%, to $3.0 million at June 30, 2015 from $1.5 million at December 31, 2014. The increase was due to higher origination activity in fixed-rate mortgages to be sold in the secondary market.

Available-for-Sale Securities. Available-for-sale securities, which consist entirely of government-sponsored mortgage-backed securities, decreased $418,000, or 12.4%, to $3.0 million at June 30, 2015 from $3.4 million at December 31, 2014. There were no purchases or sales of securities during the second quarter of 2015.

Deposits. Deposits increased $10.5 million, or 11.2%, to $104.0 million at June 30, 2015 from $93.5 million at December 31, 2014. Our core deposits decreased $1.8 million, or 5.0%, to $34.1 million at June 30, 2015 from $35.9 million at December 31, 2014. Certificates of deposits increased $12.3 million, or 21.3%, to $69.9 million at June 30, 2015 from $57.6 million at December 31, 2014. During the six months ended June 30, 2015, management followed its strategy of pursuing growth in its checking and retail certificate of deposit accounts to fund loan growth.

Total Equity. Total equity increased $309,000, or 2.7%, to $11.8 million at June 30, 2015 from $11.5 million at December 31, 2014. The increase resulted from net income for the six months ended June

30, 2015 of $308,000 and a $1,000 decrease in accumulated other comprehensive loss primarily due to improved market values on the securities available-for-sale portfolio.

Comparison of Operating Results for the Three Months Ended June 30, 2015 and June 30, 2014

General. Our net income for the quarter ended June 30, 2015 was $189,000, compared to net income of $141,000 for the quarter ended June 30, 2014, an increase of $48,000, or 33.9%. The increase was primarily due to a $47,000 increase in net interest income, a $242,000 increase in noninterest income and a $89,000 decrease in the loan loss provision during the second quarter of 2015 offset by an increase in noninterest expense of $306,000.

Interest Income. Interest income increased $33,000, or 2.7%, to $1.2 million for the quarter ended June 30, 2015 from the comparable quarter in 2014. Interest income on loans increased $38,000 primarily due to a $10.2 million increase in the average balance of loans during the second quarter of 2015 compared to the same quarter in 2014, partially offset by a 27 basis point decrease in the average yield on loans. Interest income on securities available-for-sale decreased $4,000 primarily due to a 35 basis point decrease in average yield on the securities portfolio and a $729,000 decrease in the average balance of the securities portfolio during the quarter ended June 30, 2015. Interest income on other investments remained little changed decreasing $1,000 in the second quarter of 2015 compared to the same period in 2014.

Interest Expense. Total interest expense decreased $14,000, or 4.0%, to $330,000 for the quarter ended June 30, 2015 from $344,000 for the quarter ended June 30, 2014. Interest expense on deposit accounts increased $24,000, or 10.8%, to $247,000 for the quarter ended June 30, 2015 from $222,000 for the quarter ended June 30, 2014. The increase between comparable quarters in 2015 from 2014 was primarily due to a $24,000 increase in interest expense on certificates of deposit resulting from a $3.6 million, or 5.8%, increase in the average balance of these certificates. Interest expense on savings accounts increased $1,000 during the quarter ended June 30, 2015, and interest expense on checking and money market accounts increased $10,000 from the comparable quarter in 2014. The increases in interest expense in the deposit portfolios reflect certain bonus promotions on deposit accounts and the current interest rate environment that the Bank is currently operating within.

Interest expense on FHLB advances decreased $38,000, or 31.2%, to $84,000 for the quarter ended June 30, 2015 from $122,000 for the quarter ended June 30, 2014. The average balance of advances increased $3.5 million to $21.9 million for the quarter ended June 30, 2015 from $18.4 million for the same quarter in 2014, while the average cost of these advances decreased 111 basis points to 1.54% from 2.65%. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations.

Net Interest Income. Net interest income increased $47,000, or 5.3%, to $916,000 for the quarter ended June 30, 2015 compared to $870,000 for the quarter ended June 30, 2014. Average interest-earning assets increased $9.2 million primarily due to a $10.2 million increase in average outstanding loans during the quarter. Interest-bearing liabilities increased $9.3 million from the same quarter in 2014 due to the funding needed for the increase in lending during the second quarter of 2015. The interest rate spread declined 8 basis points to 2.98% for the quarter ended June 30, 2015 from 3.06% for the comparable quarter in 2014. Our net interest margin decreased 9 basis points to 3.04% for the second quarter of 2015 from 3.13% for the quarter ended June 30, 2014. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. The provision for loan losses decreased $89,000, or 90.8%, to $9,000 for the quarter ended June 30, 2015 from $98,000 from the same quarter in 2014. The decrease in the provision for loan losses was due to the improving quality of the loan portfolio as total delinquencies and other nonperforming loans decreased.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2015. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $242,000, or 52.7%, to $700,000 for the quarter ended June 30, 2015 from $458,000 for the comparable quarter in 2014. The increase was primarily due to a $131,000 increase in gain on the sale of loans to $486,000 during the quarter ended June 30, 2015 compared to $355,000 for the quarter ended June 30, 2014. The increase was due to an increase in loan volume during the second quarter of 2015 compared to the same quarter in 2014. Other income increased $111,000, or 108.1%, to $214,000. The increase was due in part to Cincinnati Investment Services revenue of $18,000 for the quarter ended June 30, 2015 compared to no revenue for the comparable quarter in 2014 as the subsidiary did not exist in the second quarter of 2014. The fair market adjustment on the value of mortgage servicing rights increased $61,000 due to increased servicing volumes and favorable market conditions. Origination fees on sold loans increased $24,000, or 111.8%, for the quarter ended June 30, 2015 due to higher secondary market activity over the comparable period in 2014.

Non-Interest Expense. Non-interest expense increased $306,000, or 29.7%, to $1.3 million for the quarter ended June 30, 2015 compared to $1.0 million for the quarter ended June 30, 2014. The increase was due in part to a $135,000, or 26.0%, increase in salary and employee benefits to $656,000 in the second quarter of 2015 from $521,000 for the comparable quarter in 2014 caused by increased commissions paid to loan officers, staffing demands, normal salary increases and an increase in the cost of medical insurance. Data processing expense increased $18,000, or 18.0%, to $117,000 during the quarter ended June 30, 2015 from $99,000 for the quarter ended June 30, 2014, which increase was due to bank growth. Other non-interest expense increased $37,000, or 46.4%, to $117,000 during the second quarter of 2015 from $80,000 for the comparable quarter in 2014 due primarily to increased costs related to the lending function. Loan costs increased $83,000, or 191.4%, to $126,000 compared to $43,000 for the comparable period in 2014 due to higher mortgage loan origination activity.

Federal Income Taxes. Federal income taxes, which are based on operating results, increased $23,000 due to increased net income for the quarter ended June 30, 2015.

Comparison of Operating Results for the Six Months Ended June 30, 2015 and June 30, 2014

General. Our net income for the six months ended June 30, 2015 was $308,000, compared to net income of $257,000 for the six months ended June 30, 2014, an increase of $50,000, or 19.6%. The increase was primarily due to a $75,000 increase in net interest income, a $376,000 increase in noninterest income and a $103,000 decrease in the loan loss provision during the first six months of 2015, offset by an increase in noninterest expense of $479,000.

Interest Income. Interest income increased $24,000, or 1.00%, to $2.4 million for the six months ended June 30, 2015 from the comparable six months in 2014. Interest income on loans increased $35,000 primarily due to an $8.8 million increase in the average balance of loans during the six months of 2015 compared to the same six months in 2014, partially offset by a 29 basis point decrease in the average yield on loans. Interest income on securities available-for-sale decreased $10,000 primarily due to a 32 basis point decrease in average yield on the securities portfolio and a $724,000 decrease in the average balance of the securities portfolio during the six months ended June 30, 2015. Interest income on other investments remained little changed decreasing $2,000 in the second six months of 2015 compared to the same period in 2014.

Interest Expense. Total interest expense decreased $51,000, or 7.6%, to $619,000 for the six months ended June 30, 2015 from $671,000 for the six months ended June 30, 2014. Interest expense on deposit accounts increased $38,000, or 8.8%, to $464,000 for the six months ended June 30, 2015 from $426,000 for the six months ended June 30, 2014. The increase between comparable six month periods in 2015 from 2014 was primarily due to a $23,000 increase in interest expense on certificates of deposit resulting from a $2.6 million, or 4.2%, increase in the average balance of these certificates. Interest expense on savings accounts increased $3,000 during the six months ended June 30, 2015 and interest expense on checking and money market accounts increased $12,000 from the comparable six months in 2014. The increases in interest expense in the deposit portfolios reflect certain bonus promotions on deposit accounts offered in the first six months of 2015 and the current interest rate environment that the Bank is currently operating within.

Interest expense on FHLB advances decreased $89,000, or 36.3%, to $155,000 for the six months ended June 30, 2015 from $244,000 for the six months ended June 30, 2014. The average balance of advances increased $2.4 million to $21.1 million for the six months ended June 30, 2015 from $18.8 million for the same six months in 2014, while the average cost of these advances decreased 113 basis points to 1.47% from 2.60%. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations.

Net Interest Income. Net interest income increased $75,000, or 4.3%, to $1.8 million for the six months ended June 30, 2015 compared to $1.7 million the six months ended June 30, 2014. Average interest-earning assets increased $7.9 million primarily due to an $8.8 million increase in average outstanding loans during the six months. Interest-bearing liabilities increased $7.7 million from the same six months in 2014 due to the funding needed for the increase in lending during the first six months of 2015. The interest rate spread declined 8 basis points to 3.02% for the six months ended June 30, 2015 from 3.10% for the comparable six months in 2014. Our net interest margin decreased 9 basis points to 3.08% for the first six months of 2015 from 3.17% for the six months ended June 30, 2014. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. The provision for loan losses decreased $103,000, or 71.6%, to $41,000 for the six months ended June 30, 2015 from $146,000 from the same six months in 2014. The decrease in the provision for loan losses was due to the improving quality of the loan portfolio as total delinquencies and other nonperforming loans decreased.

Non-Interest Income. Non-interest income increased $376,000, or 45.6%, to $1.2 million for the six months ended June 30, 2015 from $824,000 for the comparable six months in 2014. The increase was primarily due to a $323,000 increase in gain on the sale of loans to $833,000 for the six months ended June 30, 2015 compared to $510,000 for the six months ended June 30, 2014. The increase was due to an increase in loan sale volume during the six months ended June 30, 2015 compared to the same six months in 2014. Other income increased $53,000, or 16.8%, to $367,000. The increase was due in part to Cincinnati Investment Services revenue of $18,000 for the six months ended June 30, 2015 compared to no revenue for the comparable six months in 2014 as the subsidiary did not exist in the first six months of

2014. Additionally, the fair market adjustment on the value of mortgage servicing rights increased $28,000 due to increased servicing volumes and favorable market conditions.

Non-Interest Expense. Non-interest expense increased $479,000, or 23.5%, to $2.5 million for the six months ended June 30, 2015 compared to $2.0 million for the six months ended June 30, 2014. The increase was due in part to a $221,000, or 21.0%, increase in salary and employee benefits to $1.3 million in the six months ended June 30, 2015 from $1.0 million for the comparable six months in 2014 caused by increased commissions paid to loan officers, staffing demands, normal salary increases and an increase in the cost of medical insurance. Data processing expense increased $33,000, or 16.4%, to $235,000 during the six months ended June 30, 2015 from $202,000 for the six months ended June 30, 2014. The increase was due to bank growth. Other non-interest expense increased $39,000, or 20.1%, to $232,000 during the six months ended June 30, 2015 from $193,000 for the comparable six months in 2014 due primarily to increased costs related to the lending function. Loan costs increased $99,000, or 153.7%, to $163,000 compared to $64,000 for the comparable period in 2014 due to higher mortgage loan origination activity.

Federal Income Taxes. Federal income taxes, which are based on operating results, increased $25,000 due to increased net income for the six months ended June 30, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current adverse economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national local real estate markets (including real estate values), or in the secondary mortgage markets;

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	the use of estimates in determining fair value of certain of our assets, which may prove to be incorrect and result in significant declines in valuations;

•	competition among depository and other financial institutions;

•	our ability to successfully implement our business plan and to grow our franchise to improve profitability;

•	our ability to attract and maintain deposits, and to obtain FHLB-Cincinnati advances;

•	changes in interest rates generally, including changes in the relative differences between short term and long term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources, and our ability to originate loans for portfolio and for sale in the secondary market;

•	fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by declines in the value of real estate in our market area;

•	changes in consumer spending, borrowing and savings habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our allowance for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•	changes in the level of government support of housing finance;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements, regulatory fees and compliance costs, particularly the new capital regulations, and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us;

•	changes in the financial condition or future prospects of issuers of securities that we own; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 22.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $3.8 million and $5.5 million, or $6.5 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

Cincinnati Bancorp intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	497,250 Shares at Minimum of Offering Range		585,000 Shares at Midpoint of Offering Range		672,750 Shares at Maximum of Offering Range		773,663 Shares at Adjusted Maximum of Offering Range(1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$4,973		$5,850		$6,728		$7,737
Less: offering expenses	(1,200)		(1,200)		(1,200)		(1,200)

Net offering proceeds	$3,773	100.00%	$4,650	100.00%	$5,528	100.00%	$6,537	100.00%

Less:
Amount contributed to CF Mutual Holding Company	$(50)	(1.33)%	$(50)	(1.08)%	$(50)	(0.90)%	$(50)	(0.76)%
Proceeds contributed to Cincinnati Federal	(2,740)	(72.63)%	(3,510)	(75.48)%	(4,483)	(81.10)%	(5,485)	(83.91)%
Proceeds used for loan to employee stock ownership plan(2)	(433)	(11.48)%	(510)	(10.97)%	(586)	(10.60)%	(674)	(10.31)%

Proceeds retained by Cincinnati Bancorp	$550	14.56%	$580	12.47%	$409	7.40%	$328	5.02%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	The employee stock ownership plan will purchase 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company). Therefore, the amount of the proceeds used for the loan to the employee stock ownership plan are expected to be $433,160, $509,600, $586,040 and $673,946, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. The loan will be repaid principally through Cincinnati Federal’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Cincinnati Federal’s deposits. Cincinnati Federal will receive at least 50% of the net proceeds of the offering.

We are undertaking the reorganization and offering at this time in order to increase the capital of Cincinnati Federal and to establish an organizational structure that will enable us to:

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in Cincinnati Federal and thereby obtain an economic interest in its future success, which we expect may enhance our connection with our customers;

•	attract and retain qualified personnel by establishing stock-based benefit plans;

•	although we currently have capital well in excess of all applicable regulatory requirements, increase our capital to support future growth and profitability; and

•	increase our flexibility to structure and finance expansion of our operations, including the potential acquisition of other financial institutions.

For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cincinnati Federal—Business Strategy.” As a part of our formation of a mutual holding company, $50,000 will be contributed to CF Mutual Holding Company. The offering proceeds will increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risks, expand our asset base, and give us greater flexibility to diversify operations and expand the products and services we offer to our customers. The reorganization and offering also will allow us to establish and fund stock benefit plans for management and employees that will permit us to attract and retain qualified personnel. We expect that the offering proceeds will be sufficient to sustain our proposed activities for the foreseeable future.

Use of Proceeds Retained by Cincinnati Bancorp

Cincinnati Bancorp:

•	intends to initially invest the proceeds that it retains in interest earning deposits and in securities, including securities issued by the United States government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Cincinnati Federal—Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to pay cash dividends or to repurchase shares of our common stock, although under current federal regulations we may not repurchase shares of our common stock during the first year following the reorganization and offering, except to fund stock-based benefit plans or when extraordinary circumstances exist with prior regulatory approval;

•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, branch offices or other financial services businesses, or to expand through de novo branching, although no specific transactions are being considered at this time and no expansion outside Hamilton County is being considered at this time; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

Use of Proceeds Received by Cincinnati Federal

Cincinnati Federal:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new residential mortgage loans, commercial real estate and multi-family loans and, to a much less extent, other loans in accordance with our business plan and lending guidelines. See “Business of Cincinnati Federal—Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the United States government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Cincinnati Federal—Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring other financial institutions or establishing or acquiring new branches, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for general corporate purposes.

The use of the proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Specifically, the Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. No decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. In addition, beginning in 2016, Cincinnati Federal’s ability to pay dividends will be limited if it does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—New Capital Rule.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Office of the Comptroller of the Currency, may be paid in addition to, or in lieu of, regular cash dividends.

We will file a consolidated federal tax return with Cincinnati Federal. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to regulations of the Federal Reserve Board, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Cincinnati Bancorp—Common Stock.” Dividends we can declare and pay will depend, in part, upon receipt of dividends from Cincinnati Federal, because initially we will have no source of income other than dividends from Cincinnati Federal and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Cincinnati Bancorp and interest payments received in connection with the loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions. See “Regulation and Supervision—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Cincinnati Federal to us that would be deemed to be drawn out of Cincinnati Federal’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Cincinnati Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Cincinnati Federal does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

If Cincinnati Bancorp pays dividends to its stockholders, it will be required to pay dividends to CF Mutual Holding Company. The Federal Reserve Board’s current policy generally prohibits the waiver of dividends by mutual holding companies. Accordingly, we do not currently anticipate that CF Mutual Holding Company will be permitted to waive dividends paid by Cincinnati Bancorp. See “Risk Factors—Risks Related to Our Business—Under current law, if we declare dividends on our common stock, CF Mutual Holding Company will be prohibited from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

Cincinnati Bancorp is a to-be-formed company and has never issued capital stock. Cincinnati Federal, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. Cincinnati Bancorp expects that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the reorganization and stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by CF Mutual Holding Company, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2015, Cincinnati Federal exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Cincinnati Federal at March 31, 2015, and the pro forma equity capital and regulatory capital of Cincinnati Federal after giving effect to the sale of shares of common stock at $10.00 per share. Effective January 1, 2015, the well capitalized threshold for the Tier 1 risk-based capital requirement was increased from 6.0% to 8.0%. Additionally, effective January 1, 2015, a new capital standard, common equity Tier 1 capital, was implemented with a 6.5% ratio requirement for a financial institution to be considered well capitalized. The table assumes the receipt by Cincinnati Federal of $2.7 million, $3.5 million, $4.5 million and $5.5 million, respectively at the minimum, midpoint, maximum and adjusted maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

	Cincinnati Federal Historical at March 31, 2015		Pro Forma at March 31, 2015, Based Upon the Sale in the Offering of (1)
			497,250 shares		585,000 shares		672,750 shares		773,663 shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$11,598	8.8%	$13,688	10.2%	$14,443	10.6%	$15,202	11.1%	$16,072	11.7%

Tier 1 leverage capital	$11,829	9.2%	$13,919	10.6%	$14,574	11.0%	$15,433	11.6%	$16,303	12.1%
Tier 1 leverage capital requirement (4)	6,442	5.0	6,579	5.0	6,622	5.0	6,666	5.0	6,716	5.0

Excess	$5,387	4.2%	$7,340	5.6%	$7,952	6.0%	$8,767	6.6%	$9,587	7.1%

Tier 1 risk-based capital (5)	$11,829	13.5%	$13,919	15.8%	$14,574	16.5%	$15,433	17.4%	$16,303	18.4%
Risk-based requirement	7,014	8.0	7,058	8.0	7,072	8.0	7,085	8.0	7,102	8.0

Excess	$4,815	5.5%	$6,861	7.8%	$7,502	8.5%	$8,348	9.4%	$9,201	10.4%

Total risk-based capital (5)	$12,928	14.7%	$15,018	17.0%	$15,673	17.7%	$16,532	18.7%	$17,402	19.6%
Risk-based requirement	8,767	10.0	8,822	10.0	8,839	10.0	8,857	10.0	8,877	10.0

Excess	$4,161	4.7%	$6,196	7.0%	$6,834	7.7%	$7,675	8.7%	$8,525	9.6%

Common equity tier 1 risk-based capital (5)	$11,829	13.5%	$13,919	15.8%	$14,574	16.5%	$15,433	17.4%	$16,303	18.4%
Risk-based requirement	5,699	6.5	5,734	6.5	5,746	6.5	5,757	6.5	5,770	6.5

Excess	$6,130	7.0%	$8,185	9.3%	$8,828	10.0%	$9,676	10.9%	$10,533	11.9%

Reconciliation of capital infused into Cincinnati Federal:
Net offering proceeds			$3,773		$4,650		$5,528		$6,537

Proceeds to Cincinnati Federal			$2,740		$3,510		$4,483		$5,485
Proceeds to CF Mutual Holding Company			50		50		50		50
Less: Common stock acquired by employee stock ownership plan			433		510		586		674
Less: Common stock acquired by stock-based incentive plan			217		255		293		337

Pro forma increase			$2,090		$2,745		$3,604		$4,474

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our total outstanding shares (including shares issued to CF Mutual Holding Company) with funds we lend and that our stock-based equity plan purchases 1.96% of our total outstanding shares (including shares issued to CF Mutual Holding Company) for restricted stock awards. Pro forma capital calculated under generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The current tier 1 leverage capital requirement is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% tier 1 leverage capital ratio requirement for all other financial institutions.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Cincinnati Federal at March 31, 2015, and the pro forma consolidated capitalization of Cincinnati Bancorp after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

		Pro Forma Consolidated Capitalization of Cincinnati Bancorp Based Upon the Sale for $10.00 Per Share of
	Cincinnati Federal Historical Capitalization(1)	497,250 Shares at Minimum of Offering Range	585,000 Shares at Midpoint of Offering Range	672,750 Shares at Maximum of Offering Range	773,663 Shares at Adjusted Maximum of Offering Range(2)
	(Dollars in thousands)
Deposits(3)	$96,622	$96,622	$96,622	$96,622	$96,622
Borrowings	21,807	21,807	21,807	21,807	21,807

Total interest-bearing liabilities	$118,429	$118,429	$118,429	$118,429	$118,429

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 1,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share: 9,000,000 shares authorized (post offering); shares to be issued as reflected(4)	—	5	6	7	8
Additional paid-in capital(4)	—	3,768	4,644	5,521	6,529
Retained earnings	11,829	11,829	11,829	11,829	11,829
Accumulated other comprehensive loss	(231)	(231)	(231)	(231)	(231)
Less:
Assets retained by CF Mutual Holding Company(5)	—	(50)	(50)	(50)	(50)
Common Stock acquired by employee stock ownership plan(6)	—	(433)	(510)	(586)	(674)
Common Stock acquired by the stock-based incentive plan(7)	—	(217)	(255)	(293)	(337)

Total stockholders’ equity	$11,598	$14,671	$15,433	$16,197	$17,074

Pro forma shares outstanding:
Total shares outstanding	—	1,105,000	1,300,000	1,495,000	1,719,250
Shares issued to CF Mutual Holding Company	—	607,750	715,000	822,250	945,587
Shares offered for sale	—	497,250	585,000	672,750	773,663
Total stockholders’ equity as a percentage of pro forma total assets	8.81%	10.89%	11.39%	11.89%	12.45%

(1)	Derived from Cincinnati Federal’s unaudited March 31, 2015 consolidated financial statements.
(2)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(3)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(4)	The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under the stock-based incentive plan that Cincinnati Bancorp expects to adopt. The plan of reorganization permits Cincinnati Bancorp to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company.
(5)	Pro forma stockholders’ equity reflects a $50,000 initial capitalization of CF Mutual Holding Company.
(6)	Assumes that 3.92% of the shares of common stock outstanding following the reorganization and offering (including shares issued to CF Mutual Holding Company) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Cincinnati Bancorp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Cincinnati Federal will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans and Agreements.”
(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to CF Mutual Holding Company) are purchased by Cincinnati Bancorp for stock awards under the stock-based incentive plan in the open market. The shares of common stock to be purchased by the stock-based incentive plan are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Cincinnati Bancorp to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company. The stock-based incentive plan will not be implemented for at least six months after the reorganization and offering and, if required under applicable regulations, until it has been approved by stockholders.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $3.8 million and $5.5 million, or $6.5 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription and community offerings; and

•	expenses of the offering, including fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $1.2 million.

We calculated the pro forma consolidated net income and stockholders’ equity of Cincinnati Bancorp for the three months ended March 31, 2015 and the year ended December 31, 2014 as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 1.34% and 1.32%, respectively, which rates are equal to the one-year United States Treasury yield for each of those periods. We believe these rates more accurately reflect a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods. We assumed a tax rate of 34% for those periods. This resulted in an annualized after-tax yield of 0.88% for the three months ended March 31, 2015 and 0.87% for the year ended December 31, 2014.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of an employee stock ownership plan that will purchase an amount of shares, at a price of $10.00 per share, equal to 3.92% of our outstanding shares, including shares held by CF Mutual Holding Company, with a loan from Cincinnati Bancorp. The loan will be repaid in substantially equal principal payments over a period of 15 years.

The pro forma tables give effect to the implementation of a stock-based incentive plan. We have assumed that the stock-based incentive plan will acquire an amount of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to CF Mutual Holding Company) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company. However, any awards of restricted stock in excess of 1.96% of the outstanding shares, including shares issued to CF Mutual Holding Company, currently would require prior approval of federal regulators.

We have assumed that the stock-based incentive plan will grant options to acquire common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to CF Mutual Holding Company). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.39 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 21.85% for the common stock based on an index of publicly traded thrifts, no dividend, an expected option life of 10 years and a risk free interest rate of 1.83%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than CF Mutual Holding Company. However, any awards of options in excess of 10% of our outstanding shares, including shares issued to CF Mutual Holding Company, currently would require prior approval of federal regulators.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” Cincinnati Bancorp intends to retain not more than $1.1 million of the net proceeds of the offering (a portion of which will be used to fund the loan to our employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Cincinnati Federal. Cincinnati Bancorp will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma tables do not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Cincinnati Bancorp’s results of operations after the offering; or

•	changes in the market price of the common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Cincinnati Bancorp, computed in accordance with U.S. generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangibles and tax bad debt reserves in the event we were to be liquidated.

At or For the Three Months Ended March 31, 2015 Based Upon the Sale at $10.00 Per Share of
497,250 Shares at Minimum of Offering Range	585,000 Shares at Midpoint of Offering Range	672,750 Shares at Maximum of Offering Range	773,663 Shares at Adjusted Maximum of Offering Range(1)
(Dollars in thousands, except per share amounts)
Gross proceeds	$4,973	$5,850	$6,728	$7,737
Market value of shares issued to CF Mutual Holding Company	6,078	7,150	8,223	9,456

Market value of Cincinnati Bancorp (fully converted)	$11,050	(7)	$13,000	$14,950	(7)	$17,193

Gross proceeds	$4,973	$5,850	$6,728	$7,737
Expenses	(1,200)	(1,200)	(1,200)	(1,200)

Estimated net proceeds	3,773	4,650	5,528	6,537
CF Mutual Holding Company capitalization	(50)	(50)	(50)	(50)
Common stock acquired by ESOP(2)	(433)	(510)	(586)	(674)
Common stock acquired by stock-based incentive plan(3)	(217)	(255)	(293)	(337)

Estimated net proceeds as adjusted	$3,073	$3,835	$4,599	$5,476

For the three months ended March 31, 2015
Consolidated net income (loss):
Historical(4)	$119	$119	$119	$119
Pro forma adjustments:
Income on adjusted net proceeds	7	8	10	12
Employee stock ownership plan(2)	(5)	(6)	(6)	(7)
Shares granted under stock-based incentive plan(3)	(7)	(8)	(10)	(11)
Options granted under stock-based incentive plan(5)	(4)	(5)	(6)	(7)

Pro forma net income	$110	$108	$107	$106

Net income (loss) per share:
Historical	$0.11	$0.10	$0.08	$0.07
Pro forma adjustments:
Income on net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan(2)	—	—	—	—
Shares granted under stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under stock-based incentive plan(5)	—	—	—	—

Pro forma net income per share	$0.11	$0.10	$0.08	$0.07

Offering price to pro forma net income per share	22.73	x	25.00	x	31.25	x	35.71	x
Number of shares used in income per share calculations	1,062,406	1,249,889	1,437,373	1,653,026

At March 31, 2015
Stockholders’ equity:
Historical(4)	$11,598	$11,598	$11,598	$11,598
Estimated net proceeds	3,773	4,650	5,528	6,537
Less: Capitalization of CF Mutual Holding Company	(50)	(50)	(50)	(50)
Common stock acquired by ESOP(2)	(433)	(510)	(586)	(674)
Common stock acquired by stock-based incentive plan(3)	(217)	(255)	(293)	(337)

Pro forma stockholders’ equity(6)	14,671	15,433	16,197	17,074
Intangible assets	—	—	—	—

Pro forma tangible equity	$14,671	$15,433	$16,197	$17,074

Stockholders’ equity per share:
Historical	$10.50	$8.92	$7.76	$6.75
Estimated net proceeds	3.41	3.58	3.70	3.80
Less: Capitalization of CF Mutual Holding Company	(0.05)	(0.04)	(0.03)	(0.03)
Common stock acquired by ESOP(2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share(3)(6)	13.27	11.87	10.84	9.93
Intangible assets	—	—	—	—

Pro forma tangible equity	$13.27	$11.87	$10.84	$9.93

Pro forma price to book value	75.36%	84.25%	92.25%	100.70%
Pro forma price to tangible book value	75.36%	84.25%	92.25%	100.70%
Pro forma price to fully converted book value	54.92%	59.53%	63.47%	67.35%
Number of shares outstanding for pro forma book value per share calculations	1,105,000	1,300,000	1,495,000	1,719,250
Mutual holding company ownership	55.00%	55.00%	55.00%	55.00%
Public ownership	45.00%	45.00%	45.00%	45.00%

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the offering will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Cincinnati Bancorp. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Cincinnati Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Cincinnati Federal’s total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Cincinnati Federal’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 43,316, 50,960, 58,604 and 67,397 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 722, 849, 977 and 1,123 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 15 year loan term), were committed to be released during the three months ended March 31, 2015 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to CF Mutual Holding Company) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Cincinnati Bancorp, if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Cincinnati Bancorp. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 5% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the three months ended March 31, 2015. The actual purchase price of the shares granted under the stock-based incentive plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of Cincinnati Bancorp, there would be a dilutive effect of up to 3.85% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.
(4)	Derived from Cincinnati Federal’s unaudited March 31, 2015 consolidated financial statements included elsewhere in this prospectus.
(5)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to CF Mutual Holding Company). In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.39 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 3.85% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of Cincinnati Federal will continue to be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation.”
(7)	Numbers do not foot due to the effects of rounding.

	At or For the Year Ended December 31, 2014 Based Upon the Sale at $10.00 Per Share of
	497,250 Shares at Minimum of Offering Range		585,000 Shares at Midpoint of Offering Range		672,750 Shares at Maximum of Offering Range		773,663 Shares at Adjusted Maximum of Offering Range(1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$4,973		$5,850		$6,728		$7,737
Market value of shares issued to CF Mutual Holding Company	6,078		7,150		8,223		9,456

Market value of Cincinnati Bancorp (fully converted)	$11,050	(7)	$13,000		$14,950	(7)	$17,193

Gross proceeds	$4,973		$5,850		$6,728		$7,737
Expenses	(1,200)		(1,200)		(1,200)		(1,200)

Estimated net proceeds	3,773		4,650		5,528		6,537
CF Mutual Holding Company capitalization	(50)		(50)		(50)		(50)
Common stock acquired by ESOP(2)	(433)		(510)		(586)		(674)
Common stock acquired by stock-based incentive plan(3)	(217)		(255)		(293)		(337)

Estimated net proceeds as adjusted	$3,073		$3,835		$4,599		$5,476

For the year ended December 31, 2014
Consolidated net income (loss):
Historical(4)	$(339)		$(339)		$(339)		$(339)
Pro forma adjustments:
Income on adjusted net proceeds	27		33		40		48
Employee stock ownership plan(2)	(19)		(22)		(26)		(30)
Shares granted under stock-based incentive plan(3)	(29)		(34)		(39)		(44)
Options granted under stock-based incentive plan(5)	(17)		(20)		(23)		(26)

Pro forma net loss	$(377)		$(382)		$(387)		$(391)

Net loss per share:
Historical	$(0.32)		$(0.27)		$(0.24)		$(0.20)
Pro forma adjustments:
Income on net proceeds	0.03		0.03		0.03		0.03
Employee stock ownership plan(2)	(0.01)		(0.01)		(0.01)		(0.01)
Shares granted under stock-based incentive plan(3)	(0.03)		(0.03)		(0.03)		(0.03)
Options granted under stock-based incentive plan(5)	(0.02)		(0.02)		(0.02)		(0.02)

Pro forma net loss per share	$(0.35)		$(0.30)		$(0.27)		$(0.23)

Offering price to pro forma net loss per share	(27.78	)x	(32.26	)x	(35.71	)x	(41.67	)x
Number of shares used in income per share calculations	1,064,572		1,252,437		1,440,303		1,656,348

At December 31, 2014
Stockholders’ equity:
Historical(4)	$11,469		$11,469		$11,469		$11,469
Estimated net proceeds	3,773		4,650		5,528		6,537
Less: Capitalization of CF Mutual Holding Company	(50)		(50)		(50)		(50)
Common stock acquired by ESOP(2)	(433)		(510)		(586)		(674)
Common stock acquired by stock-based incentive plan(3)	(217)		(255)		(293)		(337)

Pro forma stockholders’ equity(6)	14,542		15,304		16,068		16,945
Intangible assets	—		—		—		—

Pro forma tangible equity	$14,542		$15,304		$16,068		$16,945

Stockholders’ equity per share:
Historical	$10.38		$8.82		$7.67		$6.67
Estimated net proceeds	3.41		3.58		3.70		3.80
Less: Capitalization of CF Mutual Holding Company	(0.05)		(0.04)		(0.03)		(0.03)
Common stock acquired by ESOP(2)	(0.39)		(0.39)		(0.39)		(0.39)
Common stock acquired by stock-based incentive plan(3)	(0.20)		(0.20)		(0.20)		(0.20)

Pro forma stockholders’ equity per share(3)(6)	13.15		11.77		10.75		9.85
Intangible assets	—		—		—		—

Pro forma tangible equity	$13.15		$11.77		$10.75		$9.85

Pro forma price to book value	76.05%		84.96%		93.02%		101.52%
Pro forma price to tangible book value	76.05%		84.96%		93.02%		101.52%
Pro forma price to fully converted book value	55.28%		59.88%		63.82%		67.20%
Number of shares outstanding for pro forma book value per share calculations	1,105,000		1,300,000		1,495,000		1,719,250
Mutual holding company ownership	55.00%		55.00%		55.00%		55.00%
Public ownership	45.00%		45.00%		45.00%		45.00%

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	It is assumed that 3.92% of the shares outstanding following the offering will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Cincinnati Bancorp. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Cincinnati Federal intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Cincinnati Federal’s total annual payment of the employee stock ownership plan debt is based upon 15 equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) Cincinnati Federal’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 43,316, 50,960, 58,604 and 67,397 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 2,888, 3,397, 3,907 and 4,493 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 15 year loan term), were committed to be released during the year ended December 31, 2014 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.
(3)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to CF Mutual Holding Company) either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Cincinnati Bancorp, if any. Funds used by the stock-based incentive plan to purchase the shares will be contributed to the plan by Cincinnati Bancorp. In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2014. The actual purchase price of the shares granted under the stock-based incentive plan may not be equal to the subscription price of $10.00 per share. If shares are acquired from the issuance of authorized but unissued shares of common stock of Cincinnati Bancorp, there would be a dilutive effect of up to 3.85% on the ownership interest of persons who purchase common stock in the offering. The above table shows pro forma net income per share and pro forma stockholders’ equity per share, assuming all the shares to fund the stock-based incentive plan are obtained from authorized but unissued shares.
(4)	Derived from Cincinnati Federal’s audited December 31, 2014 consolidated financial statements included elsewhere in this prospectus.
(5)	Gives effect to the stock-based incentive plan expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to CF Mutual Holding Company). In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.39 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34%. Under the above assumptions, the adoption of the stock-based incentive plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If a portion of the shares issued to satisfy the exercise of options under the stock-based incentive plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 3.85% on the ownership interest of persons who purchase common stock in the offering.
(6)	The retained earnings of Cincinnati Federal will continue to be substantially restricted after the offering. See “Regulation and Supervision—Federal Banking Regulation.”
(7)	Numbers do not foot due to the effects of rounding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF CINCINNATI FEDERAL

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Cincinnati Federal provided in this prospectus.

Overview

Cincinnati Federal provides financial services to individuals and businesses from our main office in Cincinnati, Ohio and our full service branch offices in Miami Heights, Anderson and Price Hill. Our primary market area includes Hamilton County, Ohio, and, to a lesser extent, Warren, Butler and Clermont Counties, Ohio. To a more limited extent, we also conduct business in the northern Kentucky region and make loans secured by properties in Campbell, Kenton and Boone Counties, Kentucky, as well as in Dearborn County, in southeastern Indiana.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in one- to four-family residential real estate loans, and, to a lesser extent, commercial real estate and multi-family loans, home equity loans and lines of credit and construction and land loans. At March 31, 2015, $72.5 million, or 65.1% of our total loan portfolio, was comprised of one- to four-family residential real estate loans; $12.7 million, or 11.4%, consisted of commercial real estate loans; $13.5 million, or 12.1%, consisted of multi-family loans; $9.6 million, or 8.6%, consisted of home equity loans and lines of credit; and $2.7 million, or 2.4%, consisted of construction and land loans. We also invest in securities, which currently consist primarily of mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock.

Cincinnati Federal also operates an active mortgage banking unit with eight mortgage loan officers. This unit originates loans both for sale in the secondary market and for retention in our portfolio. The revenue from gain on sales of loans was $1.3 million for year ended December 31, 2014 and $347,000 for the three months ended March 31, 2015.

We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We utilize advances from the FHLB-Cincinnati for liquidity and for asset/liability management purposes. At March 31, 2015, we had $21.8 million in advances (net of deferred prepayment penalties) outstanding with the FHLB-Cincinnati.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gain (loss) on sale of mortgage loans, checking account service fee income, interchange fees from debit card transactions and income from bank owned life insurance. Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy and equipment, data processing, franchise taxes, federal deposit insurance premiums, prepayment penalties on FHLB-Cincinnati advances, impairment losses on foreclosed real estate and other operating expenses.

We invest in bank owned life insurance to provide us with a funding source to offset some costs of our benefit plan obligations. Bank owned life insurance provides us with non-interest income that is nontaxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At March 31, 2015, this limit was $3.3 million, and we had invested $3.0 million in bank owned life insurance.

In the fall of 2014 we entered into an agreement with Infinex Investments, Inc., a member of FINRA/SIPC to offer non-deposit investment and insurance products. The products and services are offered through Cincinnati Federal Investment Services, LLC.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. See “Risk Factors—Risks Related to Our Business” and “Cautionary Note Regarding Forward-Looking Statements.”

Business Strategy

Our current business strategy is to operate as a well-capitalized and profitable community bank dedicated to serving the needs of our consumer and business customers, and offering personalized and efficient customer service. Our goals are to increase interest income through loan portfolio growth, expand fee income with the mortgage banking unit, lower our cost of deposits by increasing non-maturity based accounts, achieve economies of scale through balance sheet growth and diversify sources of income. Highlights of our current business strategy include:

•	Increasing our origination of commercial real estate and multi-family loans. We began originating a significant amount of commercial real estate and multi-family loans in the early 2000s. As of March 31, 2015 and December 31, 2014, such loans, together with construction and land loans, totaled $28.9 million and $26.1 million or 222.8% and 203.6% of capital plus ALLL, respectively. Under our current board approved loan concentration policy, such loans (including construction and land loans) shall not exceed 300% of our capital plus ALLL. We intend to continue to increase our origination of commercial real estate and multi-family real estate loans, with a focus on multi-family loans. Most commercial real estate and multi-family loans are originated with adjustable rates. Commercial real estate and multi-family lending is expected to increase loan yields with shorter repricing terms than fixed-rate loans. Commercial real estate and multi-family originations in 2014 increased $3.5 million or 180.4% over 2013 levels, and in the three months ended March 31, 2015 decreased $156,000, or 4.2%, over levels for the three months ended March 31, 2014. The additional capital raised in the stock offering will increase our commercial real estate and multi-family lending capacity by enabling us to originate more loans and loans with larger balances. See “Business of Cincinnati Federal—Lending Activities—Commercial Real Estate and Multi-Family Lending.”

•

Continuing to focus on our residential mortgage banking operations. In 2006, we hired Joseph A. Ventre as Senior Vice President for residential lending. Mr. Ventre has had extensive experience in residential lending since 1984. Mr. Ventre began to hire a team of loan officers to increase our origination of residential mortgage loans both for sale in the secondary market and for our portfolio. We currently employ eight loan officers, and we intend to hire additional loan officers in the future. In 2014, we originated $64.0 million of residential loans, and we sold $40.4 million of one- to four-family residential loans. For the three months ended March 31, 2015, we originated $20.8 million of residential loans, and we sold $12.5 million of one- to four-family residential loans. These loans are all sold on a non-recourse basis primarily to the FHLB-Cincinnati, Freddie Mac, and other private sector third-party buyers. Loans are sold on both a servicing-retained and servicing-released basis. Subject to mortgage market conditions, we intend to continue to increase the number of mortgage loan originators in order to increase our volume of sold loans with the potential for increased servicing income.

•	Continuing to emphasize one- to four-family residential adjustable rate mortgage lending. We will continue to focus on originating one- to four-family adjustable rate mortgages for retention in our portfolio. As of March 31, 2015, $42.2 million, or 37.9%, of our total loans consisted of one- to four-family residential adjustable rate mortgage loans. As of December 31, 2014, $39.4 million, or 37.0%, of our total loans consisted of one- to four-family residential adjustable rate mortgage loans. Adjustable rate loans have shorter repricing terms to mitigate interest rate risk.

•	Increasing our “core” deposit base. We are seeking to increase our core deposit base, particularly checking accounts. Core deposits include all deposit account types except certificates of deposit. Core deposits are our least costly source of funds, which improves our interest rate spread, and represent our best opportunity to develop customer relationships that enable us to cross-sell our full complement of products and services. Core deposits also contribute non-interest income from account-related fees and services and are generally less sensitive to withdrawal when interest rates fluctuate. As part of our efforts to broaden our deposit account offerings, in the fall of 2014 we redesigned our consumer and business checking accounts. In recent years, we have significantly expanded and improved the products and services we offer our retail and business deposit customers who maintain core deposit accounts and have improved our infrastructure for electronic banking services, including online banking, mobile banking, bill pay, and e-statements. The deposit infrastructure we have established can accommodate significant increases in retail and business deposit accounts without additional capital expenditure. We will also continue to use non-core deposits, including certificates of deposit from the National CD Rateline Program, as a source of funds, in accordance with our asset/liability policies and funding strategies.

•	Implementing a managed growth strategy. We intend to pursue a growth strategy for the foreseeable future, with the goal of improving the profitability of our business through increased net interest income and new sources of non-interest income. Subject to market conditions, we intend to grow our one- to four-family residential adjustable rate, commercial real estate and multi-family loan portfolios. To a lesser extent we intend to grow our construction and commercial business loan portfolio.

Anticipated Increase in Noninterest Expense

Following the completion of the reorganization and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the reorganization and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.” See “Risks Factors—Risks Related to Our Business.” Finally, after the reorganization and stock offering, we expect that we will add additional staff to meet the demands of being a public company, which will increase our compensation costs.

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from our internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

In the course of working with borrowers, we may choose to restructure the contractual terms of certain loans. In this scenario, we attempt to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by us to identify if a troubled debt restructuring has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by us do not result in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure, we may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan. It is our policy that any restructured loans on nonaccrual prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, we review the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regards to determination of the amount of the allowance for credit losses, trouble debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

Mortgage Servicing Rights. Mortgage servicing assets are recognized separately when rights are acquired through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale of loans originated by us are initially measured at fair value at the date of transfer. Cincinnati Federal subsequently measures each class of servicing asset using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.

Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction or addition to noninterest income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.

Income Taxes. Cincinnati Federal accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. Cincinnati Federal determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

If necessary, we recognize interest and penalties on income taxes as a component of income tax expense.

With a few exceptions, we are no longer subject to examinations by tax authorities for years before 2010. As of March 31, 2015, December 31, 2014 and 2013, we had no uncertain tax positions.

Other Comprehensive Income. Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized gains (losses) on available-for-sale securities and changes in the funded status of the directors’ retirement plan.

Comparison of Financial Condition at March 31, 2015 and December 31, 2014

Total Assets. Total assets were $131.6 million at March 31, 2015, an increase of $5.9 million, or 4.7%, over the $125.7 million at December 31, 2014. The increase was primarily comprised of increases in net loans of $5.1 million and loans held for sale of $801,000 which were partially offset by decreases in cash and cash equivalents of $285,000 and securities available-for-sale of $192,000.

Cash and Cash Equivalents. Cash and cash equivalents decreased $285,000, or 3.9% to $7.1 million at March 31, 2015 from $7.3 million at December 31, 2014. This liquidity was used to fund higher yielding assets such as loans.

Net Loans. Net loans increased $5.1 million, or 4.9%, to $109.6 million at March 31, 2015 from $104.5 million at December 31, 2014. During the quarter ended March 31, 2015, we originated $26.9 million of loans, $20.8 million of which were one- to four-family residential loans, $2.5 million were commercial real estate loans, $1.1 million were multi-family loans, $1.6 million were home equity lines of credit and the remaining $873,000 were construction and land loans. Principal repayments and other credits to net loans for the quarter ended March 31, 2015 were $8.4 million.

During the quarter ended March 31, 2015, one- to four-family owner occupied residential real estate loans increased $2.1 million, or 3.6%, to $59.6 million at March 31, 2015, from $57.5 million at December 31, 2014; one- to four-family investment loans decreased $162,000, or 1.24%, to $12.9 million at March 31, 2015 from $13.1 million at December 31, 2014; multi-family loans increased $577,000, or

4.5%, to $13.5 million at March 31, 2015 from $12.9 million at December 31, 2014; nonresidential mortgages increased $1.3 million, or 11.6% to $12.7 million at March 31, 2015 from $11.3 million at December 31, 2014; construction and land loans increased $865,000, or 46.8%, to $2.7 million at March 31, 2015 from $1.8 million at December 31, 2014; home equity lines of credit, commercial business loans and consumer loans remained relatively unchanged. During the first quarter of 2015 we sold loans into the secondary market which consisted of $12.5 million in one- to four family loans and a $1.0 million participation loan on commercial real estate to another local financial institution. Management intends to continue this sales activity in future periods to generate gains on loan sales and servicing fee income.

Loans Held for Sale. Loans held for sale increased $801,000, or 51.8%, to $2.3 million at March 31, 2015 from $1.5 million at December 31, 2014. The increase was due to the timing of loans sold but not yet delivered at March 31, 2015.

Available-for-Sale Securities. Available-for-sale securities, which consisted entirely of government-sponsored mortgage-backed securities, decreased $192,000, or 5.7%, to $3.2 million at March 31, 2015 from $3.4 million at December 31, 2014. There were no purchases or sales of securities during the first quarter of 2015.

Deposits. Deposits increased $3.1 million, or 3.4%, to $96.6 million at March 31, 2015 from $93.5 million at December 31, 2014. Our core deposits decreased $531,000, or 1.5%, to $35.3 million at March 31, 2015 from $35.9 million at December 31, 2014. Certificates of deposits increased $3.7 million, or 6.4%, to $61.3 million at March 31, 2015 from $57.6 million at December 31, 2014. During the first quarter of 2015, management continued to follow its strategy of pursuing growth in its core deposits.

Total Equity. Total equity increased $128,000, or 1.1%, to $11.6 million at March 31, 2015 from $11.5 million at December 31, 2014. The increase resulted from net income for the quarter ended March 31, 2015 of $119,000 and a $9,000 decrease in accumulated other comprehensive loss primarily due to improved market values on the securities available-for-sale portfolio.

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

Total Assets. Total assets were $125.7 million at December 31, 2014, an increase of $9.1 million, or 7.8%, over the $116.6 million at December 31, 2013. The increase resulted primarily from increases in cash and cash equivalents of $798,000, net loans of $8.2 million and loans held for sale of $538,000, offset in part by a decrease of $662,000 in available-for-sale securities and a decrease of $498,000 in interest-earning time deposits in banks.

Cash and Cash Equivalents. Cash and cash equivalents increased $798,000, or 12.2%, to $7.3 million at December 31, 2014 from $6.5 million at December 31, 2013. This increase was generated from maturing interest-earning time deposits during the period of $498,000 along with repayments in our securities available-for-sale portfolio of $662,000.

Net Loans. Net loans increased $8.2 million, or 8.5%, to $104.5 million at December 31, 2014 from $96.3 million at December 31, 2013. During the year ended December 31, 2014, we originated $74.5 million of loans, $64.1 million of which were one- to four- family residential real estate loans, $5.5 million were multi-family loans, $3.8 million were home equity lines of credit and the remaining $1.1 million were construction and land, consumer and commercial real estate loans. In 2014, we sold $41.2 million of loans, $40.3 million of which were one- to four-family residential real estate loans, on both a servicing–retained and servicing–released basis. Management intends to continue this sales activity in future periods to generate gain on sale revenue and servicing fee income.

One- to four-family owner-occupied residential real estate loans increased $11.2 million, or 24.1%, to $57.5 million at December 31, 2014, from $46.4 million at December 31, 2013; one- to four-family investment loans decreased $677,000, or 4.9%, to $13.1 million at December 31, 2014 from $13.7 million at December 31, 2013; multi-family loans decreased $333,000, or 2.5%, to $12.9 million at December 31, 2014 from $13.3 million at December 31, 2013; commercial real estate loans decreased $1.6 million, or 12.4%, to $11.3 million at December 31, 2014 from $13.0 million at December 31, 2013; construction and land loans remained relatively unchanged between periods; home equity lines of credit decreased $237,000, or 2.5%, to $9.3 million at December 31, 2014 from $9.6 million at December 31, 2013; commercial business loans increased $298,000, or 628.3%, to $345,000 at December 31, 2014 from $47,000 at December 31, 2013; consumer loans decreased $114,000, or 75.2%, to $38,000 at December 31, 2014 from $152,000 for the same period in 2013. The largest increase in our loan portfolio was in the one- to four-family owner occupied residential real estate loan portfolio. This growth reflects our strategy to grow the portfolio with adjustable-rate loans and mitigate interest rate risk on the balance sheet. We currently sell certain fixed-rate, 15- and 30-year term mortgage loans. We have sold loans on both a servicing-released and servicing-retained basis to: the FHLB-Cincinnati, through its mortgage purchase program; Freddie Mac; and other private sector third-party buyers.

Loans Held for Sale. Loans held for sale increased $538,000, or 53.3%, to $1.5 million at December 31, 2014 from $1.0 million at December 31, 2013. The increase was due to the timing of loans sold but not yet delivered at December 31, 2014.

Available-for-Sale Securities. Available-for-sale securities, which consisted entirely of government-sponsored mortgage-backed securities, decreased $662,000, or 16.4%, to $3.4 million at December 31, 2014 from $4.0 million at December 31, 2013. There were no securities purchases during 2014 and $692,000 in maturities, the remaining difference was due to improved market values within the portfolio during 2014.

Deposits. Deposits increased $9.3 million, or 11.1%, to $93.5 million at December 31, 2014 from $84.2 million at December 31, 2013. Our core deposits increased $4.2 million, or 13.3%, to $35.9 million at December 31, 2014 from $31.7 million at December 31, 2013. The primary reason for this increase was a $3.1 million deposit from a single source, which management understands was deposited on a short-term basis. Time deposits increased $5.1 million, or 9.7%, to $57.6 million at December 31, 2014 from $52.5 million at December 31, 2013. The increase in time deposits was primarily due to an increase in certificates of deposit obtained through the National CD Rateline Program. During the year ended December 31, 2014, management continued its strategy of pursuing growth in lower cost core deposits, and intends to continue its efforts to increase core deposits.

Total Equity. Total equity decreased $549,000, or 4.6%, to $11.5 million at December 31, 2014 from $12.0 million at December 31, 2013. The decrease resulted from a net loss of $339,000 during the year ended December 31, 2014, and a $336,000 increase in accumulated other comprehensive income loss (excluding the associated tax benefit of $127,000), resulting primarily from a non-recurring director retirement plan expense of $373,000 during 2014.

Comparison of Operating Results for the Three Months Ended March 31, 2015 and March 31, 2014

General. Our net income for the quarter ended March 31, 2015 was $119,000, compared to net income of $117,000 for the quarter ended March 31, 2014, an increase of $2,000, or 1.7%. The increase was primarily due to a $28,000 increase in net interest income, a $135,000 increase in noninterest income and a $14,000 decrease in the loan loss provision during the first quarter of 2015 offset by an increase in noninterest expense of $174,000.

Interest and Dividend Income. Interest and dividend income decreased $9,000, or 0.7%, to $1.2 million for the quarter ended March 31, 2015 from the comparable quarter in 2014. Interest income on loans decreased $3,000 primarily due to a 30 basis point decrease in average yield on the loan portfolio offset by a $6.5 million increase in the average balance of loans during the first quarter of 2015 compared to the same quarter in 2014. Interest income on securities available-for-sale decreased $5,000 primarily due to a 31 basis point decrease in average yield on the securities portfolio and a $713,000 decrease in the average balance of the securities portfolio during the quarter ended March 31, 2015. Interest income on other investments remained relatively the same decreasing $1,000 in the first quarter of 2015 compared to the same period in 2014.

Interest Expense. Total interest expense decreased $37,000, or 11.4%, to $289,000 for the quarter ended March 31, 2015 from $326,000 for the quarter ended March 31, 2014. Interest expense on deposit accounts increased $14,000, or 6.6%, to $218,000 for the quarter ended March 31, 2015 from $204,000 for the quarter ended March 31, 2014. The increase between comparable quarters in 2015 from 2014 was primarily due to a $12,000 increase in interest expense on certificates of deposit resulting from a $631,000, or 1.1%, increase in the average balance of these certificates to $58.9 million from $58.2 million and an increase of six basis points in the average cost of these deposits to 1.41% from 1.35%. Interest expense on savings accounts increased $1,000 during the quarter ended March 31, 2015 and interest expense on NOW and money market accounts also increased $1,000 from the comparable quarter in 2014. The increases in interest expense in the deposit portfolios reflect the current interest rate environment that the Bank is currently operating within.

Interest expense on FHLB advances decreased $51,000, or 41.5%, to $71,000 for the quarter ended March 31, 2015 from $122,000 for the quarter ended March 31, 2014. The average balance of advances increased $1.7 million to $20.5 million for the quarter ended March 31, 2015 from $18.8 million for the same quarter in 2014, while the average cost of these advances decreased 121 basis points to 1.38% from 2.59%. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations.

Net Interest Income. Net interest income increased $28,000, or 3.3%, to $886,000 for the quarter ended March 31, 2015 compared to $858,000 the quarter ended March 31, 2014. Average interest-earning assets increased $5.3 million primarily due to a $6.5 million increase in average outstanding loans during the quarter. Interest-bearing liabilities increased $5.6 million from the same quarter in 2014 due to the funding needed for the increase in lending during the first quarter of 2015. The interest rate spread declined 5 basis points to 3.16% for the quarter ended March 31, 2015 from 3.21% for the comparable quarter in 2014. Our net interest margin decreased 5 basis points to 3.20% for the first quarter of 2015 from 3.25% for the quarter ended March 31, 2014. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. The provision for loan losses decreased $14,000, or 31.1%, to $32,000 for the quarter ended March 31, 2015 from $46,000 from the same quarter in 2014. The decrease in the provision for loan losses was due to the improving quality of the loan portfolio as total delinquencies and other nonperforming loans decreased. During the first quarter of 2015 we continued our plan to adjust the allowance for loan losses methodology to extend the historic loss factor look- back period from three years to five years to mirror the actual portfolio loss experience as adjusted by qualitative factors.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at March 31, 2015. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $135,000, or 36.7%, to $501,000 for the quarter ended March 31, 2015 from $366,000 for the comparable quarter in 2014. The increase was primarily due to a $192,000 increase in gain on the sale of loans to $347,000 during the quarter ended March 31, 2015 compared to $154,000 for the quarter ended March 31, 2014. The increase was due to an increase in loan volume during the first quarter of 2015 compared to the same quarter in 2014. As a part of its operating strategy the Bank originates loans to be sold into the secondary market, locking interest rates both with the customer and investor at the time of commitment to generate gains on the transactions and servicing fee income on the subsequent servicing rights on the sold loans. Offsetting the increase in gain on the sale of loans during the quarter was a $33,000 decrease in the fair market valuation adjustment for mortgage servicing rights and a $28,000 increase in lender credits during the quarter ended March 31, 2015 from the same period in 2014.

Non-Interest Expense. Non-interest expense increased $174,000, or 17.2%, to $1.2 million for the quarter ended March 31, 2015 compared to $1.0 million for the quarter ended March 31, 2014. The increase was due primarily to an $85,000, or 16.1%, increase in salary and employee benefits to $614,000 in the first quarter of 2015 from $529,000 for the comparable quarter in 2014 caused by increased staffing demands, normal salary increases and an increase in the cost of medical insurance. Data processing expense increased $15,000, or 14.8%, to $119,000 during the quarter ended March 31, 2015 from $104,000 for the quarter ended March 31, 2014, which increase was due to Bank growth and the development of additional customer products during the quarter ended March 31, 2015. Other non-interest expense increased $25,000, or 26.0%, to $121,000 during the first quarter of 2015 from $96,000 for the comparable quarter in 2014 due primarily to increased costs related to computer and software license expense.

Federal Income Taxes. Federal income taxes, which are based on operating results, remained relatively unchanged between the comparable quarters.

Comparison of Operating Results for the Years Ended December 31, 2014 and December 31, 2013

General. We had a net loss of $339,000 for the year ended December 31, 2014, compared to net income of $555,000 for the year ended December 31, 2013, a decrease of $894,000, or 161.1%. The decrease was primarily due to a $641,000 increase in the provision for loan losses and a $973,000 increase in noninterest expense (of which $714,000 consisted of penalties on the prepayment of FHLB-Cincinnati advances), partially offset by a $98,000 increase in net interest income, a $90,000 increase in noninterest income and a $532,000 decrease in federal income taxes.

Interest and Dividend Income. Interest and dividend income increased $120,000, or 2.6%, to $4.8 million for the year ended December 31, 2014 from $4.7 million for the year ended December 31, 2013. This increase was primarily attributable to a $137,000 increase in interest on loans receivable, offset in part by a $9,000 decrease in interest on investment securities and an $8,000 decrease in dividends and other interest. The average balance of loans increased $12.0 million, or 13.0%, to $104.4 million for the year ended December 31, 2014 from $92.4 million for the year ended December 31, 2013, while the average yield on loans decreased 44 basis points to 4.51% for the year ended December 31, 2014 from 4.95% for the year ended December 31, 2013, reflecting lower market interest rates on newly originated loans and increased refinancing at these lower interest rates.

The average balance of investment securities decreased $647,000 to $3.7 million for the year ended December 31, 2014 from $4.4 million for the year ended December 31, 2013, while the average yield on investment securities remained unchanged at 1.35% during these years. The average balance of other dividend and interest-bearing deposits, including certificates of deposit in other financial institutions, decreased $807,000 to $1.8 million partially offset by a 37 basis point increase in the average yield, to 2.17% for the year ended December 31, 2014.

Interest Expense. Total interest expense increased $22,000, or 2.3%, to $1.4 million for the year ended December 31, 2014 from $1.3 million for the year ended December 31, 2013. Interest expense on deposit accounts increased $90,000, or 11.5%, to $875,000 for the year ended December 31, 2014 from $785,000 for the year ended December 31, 2013. The increase was primarily due to an increase of $11.5 million, or 15.7%, in the average balance of interest-bearing deposits to $85.3 million for the year ended December 31, 2014 from $73.8 million for the year ended December 31, 2013 partially offset by a decrease of 3 basis points in the average cost of interest-bearing deposits to 1.03% for 2014 from 1.06% for 2013, reflecting the declining interest rate environment.

Interest expense on FHLB advances decreased $68,000 to $478,000 for the year ended December 31, 2014 from $546,000 for the year ended December 31, 2013. The average balance of advances increased $2.9 million to $19.7 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, while the average cost of these advances decreased 82 basis points to 2.42% from 3.24%. The increase in the average balance of advances is due to management utilizing advances as a funding source for loan originations.

Net Interest Income. Net interest income increased $98,000, or 2.9%, to $3.4 million for the year ended December 31, 2014 from $3.3 million for the year ended December 31, 2013. Average net interest-earning assets decreased $3.9 million year to year. This decrease was due to the Bank purchasing $2.5 million of bank owned life insurance in December 2013. Bank owned life insurance is not considered an interest-earning asset and the income generated from this investment is included in non-interest income in the consolidated financial statements. The interest rate spread decreased to 3.08% for the year ended December 31, 2014 from 3.24% for the year ended December 31, 2013. Our net interest margin decreased to 3.13% for the year ended December 31, 2014 from 3.37% for the year ended December 31, 2013. The interest rate spread and net interest margin were impacted by a continuation of a low interest rate environment.

Provision for Loan Losses. Based on management’s analysis of the allowance for loan losses account described in Note 1 of our consolidated financial statements “Nature of Operations and Summary of Significant Accounting Policies,” we recorded a provision for loan losses of $774,000 for the year ended December 31, 2014 and $133,000 for the year ended December 31, 2013. The allowance for loan losses was $1.4 million, or 1.27% of total loans, at December 31, 2014, compared to $977,000 or 1.00% of total loans, at December 31, 2013. The increase in the provision for loan losses in 2014 compared to 2013 was due primarily to increases in nonperforming loans of $145,000 and net charge-offs of $142,000 during 2014 compared to 2013. Total nonperforming loans were $733,000 at December 31, 2014, compared to $588,000 at December 31, 2013. Loans classified as special mention increased $2.9 million to $5.3 million at December 31, 2014 from $2.4 million at December 31, 2013. Loans classified as substandard decreased $2.4 million to $3.3 million at December 31, 2014 from $5.6 million at December 31, 2013. There were no loans classified as doubtful or loss at either December 31, 2014 or December 31, 2013. Loans classified as delinquent in the 30-89 day categories totaled $130,000 at December 31, 2014 compared to $1.2 million at December 31, 2013. The reduction in delinquency was the result of the Bank utilizing more aggressive collection efforts in 2014. Net charge-offs totaled $400,000 for the year ended December 31, 2014, an increase of $142,000 from the $258,000 of net charge-offs for the year ended December 31, 2013. As a percentage of nonperforming loans, the allowance for loan losses was 184.2%

at December 31, 2014 compared to 166.2% at December 31, 2013. The provision for loan losses in the years ended December 31, 2014 and 2013 was attributable primarily to estimated losses recognized on certain impaired loans as well as the Bank’s overall growth in loans. During 2014, the allowance for loan and lease losses methodology was adjusted to extend the historic loss factor look- back period from three years to five years to mirror actual portfolio loss experience. The methodology to determine the general component of the allowance to cover non-impaired loans was changed to incorporate a five year historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent twenty quarters. All periods are evenly weighted within the loss history look-back period. The methodology used in calculation of loss factors is consistently applied to all loan segments. It is estimated that the impact of the loss methodology adjustment to a five year look-back period increased the allowance by $264,000.

The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2014 and 2013. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Non-Interest Income. Non-interest income increased $90,000, or 5.5%, to $1.7 million for the year ended December 31, 2014 from $1.6 million for the year ended December 31, 2013. The increase was primarily due to a $104,000 increase in gains on the sale of loans to $1.3 million in 2014 compared to $1.2 million in 2013, partially offset by a decrease in gains (losses) on the sale of foreclosed assets of $15,000 as there was a net loss of $4,000 in 2014 on these types of transactions compared to a net gain of $11,000 during 2013. As a part of our operating strategy, we originate loans for sale to generate gains on the transactions and servicing fee income on the subsequent servicing rights generated from the sold loans.

Non-Interest Expense. Non-interest expense increased $973,000, or 24.3%, to $5.0 million for 2014 from $4.0 million for 2013. The increase was due primarily to prepayment penalties on FHLB-Cincinnati advances which totaled $714,000 in 2014 with no such penalties recorded in 2013. We elected to prepay $6.1 million in long-term FHLB-Cincinnati advances with cash proceeds from the sale of loans to another financial institution and other available cash. This transaction eliminated $7,420 in monthly interest expense related to the amortization of deferred prepayment penalty expenses and eliminated the annual interest expense of $50,700 on a $1.0 million advance due in September 2020 with a rate of 5.07%.

In addition, salary and employee benefits expense increased $98,000 to $2.2 million in 2014 from $2.1 million in 2013 due to increased staffing demands during the year, normal salary increases and an increase in the cost of medical insurance. Data processing expense increased $43,000, or 11.8%, in 2014 to $408,000 from $365,000 in 2013 resulting from bank growth. Deposit insurance premiums increased $49,000, or 109.5%, to $94,000 from $45,000 in 2013 due to an increase in the assessment base and a one-time adjustment to expense for an over accrual of FDIC premiums in 2013. Other non-interest expense increased $80,000, or 13.4%, to $679,000 in 2014 from $599,000 in 2013 primarily due to increased costs related to the lending function.

Upon consummation of the reorganization and stock offering, we expect non-interest expense to increase because of costs associated with operating as a public company and increased compensation costs related to possible implementation of one or more stock-based benefit plans, if approved by our stockholders.

Federal Income Taxes. Federal income taxes decreased $532,000 to benefit of $234,000 for 2014 from an expense of $298,000 in 2013, resulting from our pretax net loss of $573,000 for 2014 compared to 2013 net income of $298,000.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant. All average balances are monthly average balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	At March 31, 2015	For the Three Months Ended March 31,
		2015			2014
	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate (5)	Average Outstanding Balance	Interest	Average Yield/Rate (5)
	(Dollars in thousands)
Interest-earning assets:
Loans	4.29%	$106,306	$1,157	4.35%	$99,847	$1,160	4.65%
Securities	1.76	3,261	9	1.10	3,974	14	1.41
Other (1)	2.06	1,245	9	2.89	1,681	10	2.38

Total interest-earning assets		110,812	1,175	4.24	105,502	1,184	4.49
Non-interest-earning assets		17,970			16,784

Total assets		$128,782			$122,286

Interest-bearing liabilities:
Savings	0.09	$24,361	6	0.10	$21,743	5	0.09
Interest-bearing demand	0.10	3,368	4	0.48	2,734	3	0.44
Certificates of deposit	1.41	58,861	208	1.41	58,230	196	1.35

Total deposits		86,590	218	1.00	82,707	204	0.99
Borrowings	1.45	20,545	71	1.38	18,807	122	2.59

Total interest-bearing liabilities		107,135	289	1.08	101,514	326	1.28
Non-interest-bearing Demand		8,436			7,047
Other non-interest-bearing liabilities		1,695			1,671

Total non-interest-bearing liabilities		10,131			8,718
Total equity		11,516			12,054

Total liabilities and total equity		$128,782			$122,286

Net interest income			$886			$858

Net interest rate spread (2)				3.16%			3.21%
Net interest-earning assets (3)		$3,677			$3,988

Net interest margin (4)				3.20%			3.25%
Average interest-earning assets to interest-bearing liabilities				103.43%			103.93%

(footnotes on following page)

	For the Years Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$104,350	$4,706	4.51%	$92,385	$4,569	4.95%
Securities	3,712	50	1.35	4,359	59	1.35
Other (1)	1,754	38	2.17	2,561	46	1.80

Total interest-earning assets	109,816	4,794	4.37	99,305	4,674	4.71
Non-interest-earning assets	16,709			11,771

Total assets	$126,525			$111,076

Interest-bearing liabilities:
Savings	$22,379	20	0.09	$22,299	18	0.08
Interest-bearing demand	2,963	12	0.40	2,563	5	0.19
Certificates of deposit	59,960	843	1.41	48,891	762	1.56

Total deposits	85,302	875	1.03	73,753	785	1.06
Borrowings	19,713	478	2.42	16,834	546	3.24

Total interest-bearing liabilities	105,015	1,353	1.29	90,587	1,331	1.47
Non-interest-bearing Demand	7,400			7,094
Other non-interest-bearing liabilities	2,126			1,650

Total non-interest-bearing liabilities	9,526			8,744
Total equity	11,984			11,745

Total liabilities and total equity	$126,525			$111,076

Net interest income		$3,441			$3,343

Net interest rate spread (2)			3.08%			3.24%
Net interest-earning assets (3)	$4,801			$8,718

Net interest margin (4)			3.13%			3.37%
Average interest-earning assets to interest-bearing liabilities			104.57%			109.62%

(1)	Consists of FHLB-Cincinnati stock, certificates of deposit and cash reserves.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
(5)	Annualized where appropriate.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2015 vs. 2014			Year Ended December 31, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$298	$(301)	$(3)	$563	$(426)	$137
Securities	(2)	(3)	(5)	(9)	—	(9)
Other	(6)	5	(1)	(15)	7	(8)

Total interest-earning assets	290	(299)	(9)	539	(419)	120

Interest-bearing liabilities:
Savings	1	—	1	—	2	2
Interest-bearing demand	1	—	1	1	6	7
Certificates of deposit	2	10	12	159	(78)	81

Total deposits	4	10	14	160	(70)	90
Borrowings	13	(64)	(51)	84	(152)	(68)

Total interest-bearing liabilities	17	(54)	(37)	244	(222)	22

Change in net interest income	$273	$(245)	$28	$295	$(197)	$98

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	originating commercial real estate and multi-family loans, and, to a lesser extent, construction, consumer and commercial business loans, all of which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which generate customer relationships that can result in larger non-interest bearing checking accounts;

•	selling substantially all of our newly-originated longer-term fixed-rate one- to four-family residential real estate loans and retaining the shorter-term fixed-rate and adjustable-rate one- to four-family residential real estate loans that we originate, subject to market conditions and periodic review of our asset/liability management needs;

•	reducing our dependence on certificates of deposit to support lending and investment activities and increasing our reliance on core deposits, including checking accounts and savings accounts, which are less interest rate sensitive than certificates of deposit; and

•	lengthening the weighted average maturity of our liabilities through longer-term wholesale funding sources such as fixed-rate advances from the FHLB-Cincinnati with terms to maturity of 15 to 20 years.

Our Board of Directors is responsible for the review and oversight of our Asset/Liability Committee, which is comprised of our executive management team and other essential operational staff. This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Net Portfolio Value. We compute amounts by which the net present value of our cash flow from assets, liabilities and off-balance sheet items (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. We measure our interest rate risk and potential change in our NPV through the use of a financial model provided by an outside consulting firm. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

Interest Rate Risk Analysis

The table below sets forth, as of March 31, 2015, the calculation of the estimated changes in our net portfolio value that would result from the designated immediate changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+300	$11,685	$(6,251)	(34.85)%	9.31%	(396)
+200	13,744	(4,192)	(23.37)%	10.68%	(259)
+100	15,764	(2,172)	(12.11)%	11.95%	(131)
—	17,936	—	—%	13.27%	—
-100	18,977	1,041	5.80%	13.71%	44

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at March 31, 2015, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would experience a 5.80% increase in net portfolio value. In the event of an instantaneous 100 basis point increase in interest rates, we would experience a 12.11% decrease in net portfolio value.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$2,858	(21.15)%
+300	3,095	(14.62)%
+200	3,309	(8.71)%
+100	3,476	(4.11)%
Level	3,625	—
-100	3,512	(3.11)%

(1)	The calculated changes assume an immediate shock of the static yield curve.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the FHLB-Cincinnati. At March 31, 2015, we had $21.8 million outstanding in advances from the FHLB-Cincinnati, and had the capacity to borrow approximately an additional $13.6 million from the FHLB-Cincinnati and an additional $4.0 million on a line of credit with a commercial bank.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash (used) provided by operating activities was ($1.2 million) for the three months ended March 31, 2015, and $290,000 and $2.5 million for the years ended December 31, 2014 and 2013, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on mortgage-backed securities, was $5.0 million for the three months ended March 31, 2015, and $8.4 million and $3.4 million for the years ended December 31, 2014 and 2013, respectively. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and FHLB advances, was $5.8 million for the three months ended March 31, 2015, and $8.9 million and $1.1 million for the years ended December 31, 2014 and 2013, respectively, resulting from our strategy of borrowing at lower interest rates to fund loan originations.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained. We also anticipate continued participation in the National CD Rateline Program as a wholesale source of certificates of deposit, and continued use of FHLB-Cincinnati advances.

At March 31, 2015, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $11.8 million, or 9.2% of adjusted total assets, which is above the well-capitalized required level of $6.4 million, or 5.0%; total risk-based capital of $12.9 million, or 14.8% of risk-weighted assets, which is above the well-capitalized required level of $8.8 million, or 10.0%; and common equity tier 1 risk based capital of $11.8 million, or 13.5%, of risk weighted assets, which is above the well-capitalized required level of $5.7 million, or 6.5%. At December 31, 2014, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $11.5 million, or 9.14% of adjusted total assets, which is above the well-capitalized required level of $6.3 million, or 5.0%; and total risk-based capital of $12.6 million, or 14.40% of risk-weighted assets, which is above the well-capitalized required level of $8.8 million, or 10.0%. At December 31, 2013, we exceeded all of our regulatory capital requirements with a Tier 1 leverage capital level of $11.8 million, or 10.1% of adjusted total assets, which is above the well-capitalized required level of $5.9 million, or 5.0%; and total risk-based capital of $12.8 million, or 14.9% of risk-weighted assets, which is above the well-capitalized required level of $8.6 million, or 10.0%. Accordingly, Cincinnati Federal was categorized as well capitalized at

March 31, 2015, and December 31, 2014 and 2013. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At March 31, 2015, we had outstanding commitments to originate loans of $2.3 million, unfunded lines of credit of $8.1 million and forward sale commitments of $7.2 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in less than one year from March 31, 2015 totaled $18.6 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 16 to the Consolidated Financial Statements for the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013 beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF CINCINNATI BANCORP

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Cincinnati Federal. We intend to retain up to $1.0 million of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Cincinnati Federal employee stock ownership plan. We will contribute the remaining net proceeds to Cincinnati Federal as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Cincinnati Bancorp, as the holding company of Cincinnati Federal, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Cincinnati Bancorp at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Cincinnati Federal. Initially, Cincinnati Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cincinnati Federal. At the present time, we intend to employ only persons who are officers of Cincinnati Federal to serve as officers of Cincinnati Bancorp. We will also use the support staff of Cincinnati Federal from time to time. These persons will not be separately compensated by Cincinnati Bancorp. Cincinnati Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF CF MUTUAL HOLDING COMPANY

CF Mutual Holding Company will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of Cincinnati Bancorp’s common stock. Persons who had membership rights in Cincinnati Federal as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in CF Mutual Holding Company.

CF Mutual Holding Company’s principal assets will be the common stock of Cincinnati Bancorp it receives in the reorganization and offering and $50,000 cash in initial capitalization, which will be contributed to CF Mutual Holding Company by Cincinnati Federal. Presently, it is expected that the only business activity of CF Mutual Holding Company will be to own a majority of Cincinnati Bancorp’s common stock. CF Mutual Holding Company will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

CF Mutual Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Cincinnati Federal. It is anticipated that CF Mutual Holding Company will employ only persons who are officers of Cincinnati Federal to serve as officers of CF Mutual Holding Company. Those persons will not be separately compensated by CF Mutual Holding Company. The initial directors of CF Mutual Holding Company will consist of the current directors of Cincinnati Federal.

BUSINESS OF CINCINNATI FEDERAL

General

Cincinnati Federal is a federally chartered savings and loan association headquartered in Cincinnati, Ohio. Cincinnati Federal was originally chartered in 1922 as an Ohio chartered mutual savings and loan association under the name Library Savings and Loan. In 1935, we converted to a federal charter and changed our name to “Cincinnati Federal Savings and Loan Association.” Over the years, we have grown internally and we have also acquired a total of four mutual savings institutions, with our most recent acquisition occurring in 2007. In connection with the reorganization and offering, we intend to change our name to “Cincinnati Federal.”

We conduct our business from our main office and three branch offices. All of our offices are located in Hamilton County, Ohio. Our primary market area includes Hamilton County, Ohio, and, to a lesser extent, Warren, Butler and Clermont Counties, Ohio. We also conduct a moderate level of business in the northern Kentucky region and make loans secured by properties in Campbell, Kenton and Boone Counties, Kentucky, as well as Dearborn County in Southeastern Indiana. The telephone number at our main office is (513) 574-3025. Our website address is www.cincinnatifederal.com. Information on our website should not be considered a part of this prospectus.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in one- to four-family residential real estate loans, and, to a lesser extent, commercial real estate and multi-family loans, home equity loans and lines of credit, and construction and land loans. We also invest in securities, which consist primarily of mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock. We offer a variety of deposit accounts, including checking accounts, savings accounts and certificate of deposit accounts. We utilize FHLB-Cincinnati advances for asset/liability management purposes and for additional funding for our operations. At March 31, 2015, we had $21.8 million in advances outstanding with the FHLB-Cincinnati.

Cincinnati Federal also operates an active mortgage banking unit with eight mortgage loan officers, which originates loans both for sale into the secondary market and for retention in our portfolio. The revenue from gain on sales of loans was $347,000 for the three months ended March 31, 2015 and $1.3 million for fiscal 2014.

In the fall of 2014 we entered into an agreement with Infinex Investments, Inc., a member of FINRA/SIPC to offer non-deposit investment and insurance products. The products and services are offered through Cincinnati Federal’s wholly-owned subsidiary, Cincinnati Federal Investment Services, LLC.

Market Area

We conduct our operations from our main office and three branch offices in Cincinnati, Ohio, which are located in Hamilton County, Ohio. Hamilton County, Ohio represents our primary geographic market area for loans and deposits with our remaining business operations conducted in the larger Cincinnati metropolitan area which includes Warren, Butler and Clermont Counties. We also conduct a moderate level of business in the northern Kentucky region and make loans secured by properties in Campbell, Kenton and Boone Counties, Kentucky, as well as Dearborn County, Indiana. We will, on occasion, make loans secured by properties located outside of our primary market. The local economy is diversified with services, trade and manufacturing employment being the most prominent employment sectors in Hamilton County. Hamilton County is primarily a developed and urban county. The employment base is diversified and there is no dependence on one area of the economy for continued employment. Major employers in the market include The Kroger Co., Catholic Healthcare Partners, The Procter & Gamble Company, Cincinnati Children’s Hospital, city and county governments and the University of Cincinnati. Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment.

Hamilton County and Cincinnati have generally experienced a declining population since the 1990 census while the other counties in which we conduct business experienced population growth. The population decline in both Hamilton County and the City of Cincinnati results from other counties and northern Kentucky being more successful in attracting new and existing businesses to locate within their areas through economic incentives, including less expensive real estate options for office facilities. Individuals are moving to these other areas to be closer to their place of employment, for newer, less expensive housing and more suburban neighborhoods. From 2000 to 2010, Hamilton County’s population decreased by 5.1%, while population increases in the remainder of our market area ranged from a low of 5.5% in Kenton County, Kentucky to a high of 38.2% in Boone County, Kentucky. The State of Ohio’s population increased by 1.6% during this period, and the United States’ population as a whole increased by 9.7%. From 2010 to 2014, Hamilton County’s population increased by 0.01%, while population increases in the remainder of our market area ranged from a low of 0.76% in Campbell County, Kentucky to a high of 6.02% in Boone County, Kentucky. The State of Ohio’s population increased by 0.05% during this period, and the United States’ population as a whole increased by 2.74%. Median per capita income for Hamilton County as of 2014 ($28,462) was above comparable measures for both the United States and Ohio ($27,721 and $25,574, respectively), and median per household income for Hamilton County as of 2014 ($46,648) was below the same measures for both the United States and Ohio ($51,579 and $46,760, respectively). Our market area has experienced a decrease in property values and building development since the economic crisis began in 2008, although the past several years have witnessed a partial recovery.

We believe that we have developed products and services that will meet the financial needs of our current and future customer base; however, we plan, and believe it is necessary, to expand the range of products and services that we offer to be more competitive in our market area. Marketing strategies focus on the strength of our knowledge of local consumer and small business markets, as well as expanding relationships with current customers and reaching out to develop new, profitable business relationships.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from commercial banks, savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. As of June 30, 2014, based on the most recent available FDIC data, our market share of deposits represented 0.15% of FDIC-insured deposits in Hamilton County, ranking us 16th in market share of deposits.

Lending Activities

General. Our principal lending activity is originating one- to four-family residential real estate loans and, to a lesser extent, commercial real estate and multi-family loans, home equity loans and lines of credit, and construction and land loans. To a much lesser extent, we also originate commercial business loans and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to increase our focus on commercial real estate and multi-family loans in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans. We also originate for sale and sell the majority of the fixed-rate one- to four-family residential real estate loans that we originate with terms of greater than 10 years, on both a servicing-retained and servicing-released, limited or no recourse basis, while retaining shorter-term fixed-rate and generally all adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. Loans are sold primarily to FHLB-Cincinnati, Freddie Mac or to private sector third party buyers.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At March 31, 2015		At December 31,
			2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential: (1)
Owner occupied	$59,605	53.53%	$57,535	54.04%	$46,361	47.31%
Non-owner occupied	12,910	11.59	13,072	12.28	13,749	14.03
Commercial	12,660	11.37	11,347	10.66	12,958	13.22
Multi-family	13,509	12.13	12,932	12.15	13,265	13.54
Home equity lines of credit	9,582	8.61	9,345	8.78	9,582	9.78
Construction and land	2,712	2.44	1,847	1.73	1,871	1.91

Total real estate	110,978	99.67	106,078	99.64	97,786	99.79
Commercial loans	335	0.30	345	0.32	47	0.05
Consumer loans	27	0.03	38	0.04	152	0.16

Total loans	111,340	100.00%	106,461	100.00%	97,985	100.00%

Less:
Deferred loan fees	(324)		(283)		(32)
Allowance for losses	1,367		1,350		976
Undisbursed loan proceeds	689		907		727

Total loans, net	$109,608		$104,487		$96,314

(1)	Includes $2.6 million, $2.9 million and $2.9 million of home equity loans at March 31, 2015, December 31, 2014 and December 31, 2013, respectively.

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at December 31, 2014. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

December 31, 2014	One- to Four- Family Residential Real Estate	Commercial Real Estate	Multi-Family Real Estate	Construction and Land
	(In thousands)
Amounts due in:
2015	$3	$—	$130	$—
2016	239	436	236	—
2017	318	178	—	—
2018-2019	1,910	228	409	—
2020-2024	9,974	1,797	1,841	—
2025-2029	6,138	3,659	3,740	—
2030 and beyond	52,025	5,049	6,576	1,847

Total	$70,607	$11,347	$12,932	$1,847

December 31, 2014	Home Equity Lines of Credit	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
2015	$1,148	$—	$1	$1,282
2016	1,023	—	9	1,943
2017	536	—	4	1,036
2018-2019	1,735	26	14	4,322
2020-2024	4,903	273	10	18,798
2025-2029	—	—	—	13,537
2030 and beyond	—	46	—	65,543

Total	$9,345	$345	$38	$106,461

Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth our fixed- and adjustable-rate loans at December 31, 2014 that are contractually due after December 31, 2015.

	Due After December 31, 2015
	Fixed	Adjustable	Total
		(In thousands)
Real estate loans:
One- to four-family residential	$31,168	$39,439	$70,607
Commercial	3,791	7,556	11,347
Multi-family	3,184	9,748	12,932
Home equity lines of credit	—	9,345	9,345
Construction and land	—	1,847	1,847

Total real estate	38,143	67,935	106,078
Commercial loans	345	—	345
Consumer loans	10	28	38

Total loans	$38,498	$67,963	$106,461

Loan Approval Procedures and Authority. Pursuant to federal law, the aggregate amount of loans that Cincinnati Federal is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Cincinnati Federal’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At March 31, 2015, based on the 15% limitation, Cincinnati Federal’s loans-to-one-borrower limit was approximately $1.9 million. On the same date, Cincinnati Federal had no borrowers with outstanding balances in excess of this amount. At March 31, 2015, our largest loan relationship with one borrower was for approximately $1.5 million secured by a multi-family apartment building, and was performing in accordance with its terms on that date.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns. We generally follow underwriting procedures that are consistent with Freddie Mac underwriting guidelines.

Under our loan policy, the loan underwriter of an application is responsible for ensuring proposals and approval of any extensions of credit are in compliance with internal policies and procedures and applicable laws and regulations, and for establishing and maintaining credit files and documentation sufficient to support the loan and to perfect any collateral position. Loans originated for sale may be approved by any loan underwriter, if the loan conforms to the underwriting guidelines established by the investor to whom the loan will be sold.

Loans to be held in our portfolio may not be approved solely by an underwriter, and generally require review and approval by our Chief Lending Officer, members of the loan committee or the board of directors. All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. For one- to four-family owner-occupied real estate loans, our Chief Lending Officer, any two members of the loan committee or any one loan committee member and one underwriter are authorized to approve loans up to $417,000 in the aggregate.

For one- to four-family owner-occupied real estate, non-owner occupied one- to four-family owner-occupied real estate, commercial real estate, undeveloped lots or employee loans, any three members of the loan committee are authorized to approve up to $750,000 in the aggregate. The entire loan committee may approve loans up to $1,000,000 in the aggregate. For aggregate loans in excess of $1,000,000, approval of the board of directors is required.

For all other loans, our Chief Lending Officer or any two members of the loan committee are authorized to approve aggregate loans up to $50,000, with three loan committee members able to approve aggregate loans up to $250,000. As above, the approval of the full loan committee is required for loans up to $1,000,000 and approval of the board of directors is required for loans in excess of $1,000,000.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan.

One- to Four-Family Residential Real Estate Lending. The focus of our lending program has historically been the origination of one- to four-family residential real estate loans. At March 31, 2015, we had $72.5 million of loans secured by one- to four-family real estate, representing 65.1% of our total loan portfolio. We originate both fixed- and adjustable-rate residential mortgage loans. At March 31, 2015, the one- to four-family residential mortgage loans held in our portfolio were comprised of 41.9% fixed-rate loans, and 58.1% adjustable-rate loans.

Prior to 2010, we engaged in significant non-owner occupied one- to four-family real estate lending. Many of these loans were made to investors who owned a number of rental properties, and which did not provide sufficient rental cash flows to service the repayment of the loans.

There is a greater credit risk inherent in non-owner occupied properties, than in owner occupied properties since, like commercial real estate and multi-family loans, the repayment of these loans may depend, in part, on the successful management of the property and/or the borrower’s ability to lease the property. A downturn in the real estate market or the local economy could adversely affect the value of properties securing these loans or the revenues derived from these properties which could affect the borrower’s ability to repay the loan. Beginning with the economic downturn that began in 2008, we experienced higher levels of delinquencies and charge-offs in our non-owner occupied residential loan portfolio. Our management took steps to reduce our delinquent and non-performing assets in this portfolio, and to reduce this type of lending. See “—Delinquencies and Non-Performing Assets” below. As a result of these efforts, the amount of our non-owner occupied one- to four-family residential real estate loans has decreased in recent years. At March 31, 2015, we had $12.9 million of such loans.

We currently originate a small number of non-owner occupied residential loans. We impose strict underwriting guidelines in the origination of such loans, including a maximum number of loans to the same borrower, local residency, and no prior bankruptcies and/or foreclosures. Properties securing non-owner occupied loans must be within 50 miles of a Cincinnati Federal branch office. We also generally limit loans on non-owner occupied properties to borrowers with no more than ten total rental properties as a way to mitigate the risks involved in lending to professional property investors.

Our one- to four-family residential real estate loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae, which as of March 31, 2015 was $417,000 for single-family homes in our market area. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We also offer FHA, VA and Rural Housing Development loans, all of which we originate for sale on a servicing-released, non-recourse basis in accordance with FHA, VA and USDA guidelines. We use an underwriter with expertise in FHA/VA lending. Virtually all of our one- to four-family residential real estate loans are secured by properties located in our market area.

We generally limit the loan-to-value ratios of our owner-occupied one- to four-family residential mortgage loans to 85% of the purchase price or appraised value, whichever is lower. In addition, we may make one- to four-family residential mortgage loans with loan-to-value ratios up to 95% of the purchase price or appraised value, whichever is less, if the borrower obtains private mortgage insurance. Non-owner occupied one- to four-family residential mortgage loans are limited to an 80% loan-to-value ratio.

Our one- to four-family residential real estate loans typically have terms of up to 30 years, with non-owner occupied loans limited to a maximum term of 25 years. Our adjustable-rate one- to four-family residential real estate loans generally have fixed rates for initial terms of three, five or seven years, and adjust annually thereafter at a margin. In recent years, this margin has been between 2.75% and 3.25% over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

We also originate home equity lines of credit and fixed-term home equity loans. See “—Home Equity Loans and Lines of Credit.”

We do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one-to four-family residential real estate loans (i.e., generally loans with credit scores less than 660), except for loans originated for sale in the secondary market.

We currently offer a special residential mortgage program with preferred loan terms to new and existing medical physicians. This program includes (i) preferred treatment of new physician income with regard to positions offered or recently begun and (ii) mortgage loans with a loan-to-value ratio up to 95 to 100% without the need to obtain mortgage insurance for loans up to $600,000. Doctors licensed for at least one year or self-employed for at least two years may receive mortgage loans with loan-to-value ratios up to 90 to 100% without the need to obtain mortgage insurance for loans up to $700,000 and 85% for loans greater than $700,000.

Commercial Real Estate and Multi-Family Lending. In recent years, we have sought to increase our commercial real estate and multi-family loans. Our commercial real estate loans are secured primarily by office buildings, retail and mixed-use properties, and light industrial properties located in our primary market area. Our multi-family loans are secured primarily by apartment buildings. At March 31, 2015, we had $12.7 million in commercial real estate loans and $13.5 million in multi-family real estate loans, representing 11.4% and 12.1% of our total loan portfolio, respectively.

Most of our commercial and multi-family real estate loans have a maximum term of up to 25 years. The interest rates on commercial real estate and multi-family loans are generally fixed for an initial period of three, five or seven years and adjust annually thereafter based on the One Year Treasury Rate. The maximum loan-to-value ratio of our commercial real estate loans is generally 75% while multi-family real estate loans have a maximum loan-to-value ratio of 80%. All loan-to-value ratios are subject to our underwriting procedures and guidelines. At March 31, 2015, our largest commercial real estate loan totaled $1.2 million and was secured by a shopping center in our primary market area. At that date, our largest multi-family real estate loan totaled $968,000 and was secured by an apartment building in our primary market area. At March 31, 2015, both of these loans were performing in accordance with their terms.

Set forth below is information regarding our commercial real estate loans at March 31, 2015.

Type of Loan	Number of Loans	Balance
		(Dollars in thousands)
General commercial	22	$3,286
Industrial/warehouse	9	2,395
Retail/wholesale	14	4,384
Mobile home park	1	405
Service/professional	11	2,190

Total	57	$12,660

We consider a number of factors in originating commercial and multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial real estate and multi-family loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of commercial and multi-family real estate borrowers.

Loans secured by commercial and multi-family real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Repayment of commercial real estate loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general, including today’s economic recession. Furthermore, the repayment of loans secured by multi-family residential real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower’s ability to repay the loan may be impaired. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate. At March 31, 2015, we had no non-performing commercial real estate loans or multi-family loans.

Construction Lending and Land Loans. We make construction loans to individuals for the construction of their primary residences and, to a limited extent, loans to builders and commercial borrowers. We also make a limited amount of land loans to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by land purchased for investment purposes. At March 31, 2015, our construction loans, including land loans, totaled $2.7 million, representing 2.4% of our total loan portfolio.

Loans to individuals for the construction of their residences are typically originated as construction/permanent loans, with a construction phase for up to 12 months. Upon completion of the construction phase, the loan automatically becomes a permanent loan. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied single-family construction loans is generally 80%, or higher if mortgage insurance is obtained. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. Land loans are generally offered for terms of up to 5 years. The maximum loan-to-value ratio of land loans is 65% for developed lots and 50% for undeveloped land loans.

At March 31, 2015, our largest outstanding residential construction loan was for $360,000 of which $87,000 was outstanding. This loan was performing according to its terms at March 31, 2015. At March 31, 2015, there were no residential construction loans that were 60 days or more delinquent.

Loans to builders for the construction of pre-sold and market (not pre-sold) homes typically run for up to 24 months. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. The maximum loan-to-value ratio of pre-sold builder construction loans is generally 80%, and this ratio is reduced to 65% on market homes. Construction loans to builders require that financial statements and tax returns be supplied and reviewed annually. Additionally, we limit construction loans to builders to no more than two loans on market homes in one development at a time or more than one loan per builder at a time.

Loans for the construction of commercial or multi-family properties typically run for up to 18 months. These construction loans have rates and terms comparable to commercial real estate loans offered by us. The maximum loan-to-value ratio of commercial or multi-family construction loans is generally 75%. Commercial real estate construction loans also have a 50% pre-leasing requirement. No such requirement is placed on multi-family construction loans.

At March 31, 2015, our largest outstanding commercial or multi-family construction loan was a 50% participation interest in a construction loan for an apartment building. We originated this loan and sold a 50% participation interest to another financial institution. Our 50% interest was for $1.1 million, of which $790,000 was outstanding at March 31, 2015. This loan was performing in accordance with its terms at March 31, 2015.

The application process for a construction loan includes a submission to Cincinnati Federal of accurate plans, specifications and costs of the project to be constructed or developed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). Our construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. Outside independent licensed appraisers inspect the progress of the construction of the dwelling before disbursements are made.

Construction and land lending generally are made for relatively short terms. However, to the extent our construction loans are not made to owner-occupants of single-family homes, they are more vulnerable to changes in economic conditions and the concentration of credit with a limited number of borrowers. Further, the nature of these loans is such that they are more difficult to evaluate and monitor. Our risk of loss on a construction or land loan is dependent largely upon the accuracy of the initial estimate of the property’s value upon completion of the project and the estimated cost (including interest) of the project. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment and/or the possibility of having to make substantial investments to complete and sell the project. Because defaults in repayment may not occur during the construction period, it may be difficult to identify problem loans at an early stage.

Home Equity Loans and Lines of Credit. We offer home equity loans and lines of credit, which are generally made for owner-occupied homes, and are secured by first or second mortgages on residences. We generally offer these loans with a maximum loan-to-value ratio (including senior liens on the collateral property) of 90% if the first mortgage is originated by Cincinnati Federal and 85% if the first mortgage is not originated by Cincinnati Federal. We currently offer home equity lines of credit for a period of ten years, and generally at rates tied to the prevailing prime interest rate. We also offer home equity lines of credit on non-owner occupied properties, where the first mortgage is also originated by us, with a maximum loan-to-value ratio of 50% for a maximum term of two years. Our home equity loans and lines of credit are generally underwritten in the same manner as our one- to four-family residential loans. At March 31, 2015, we had $9.6 million of home equity lines of credit and $2.6 million of fixed-term home equity loans, representing 8.61% and 2.34% of our total loan portfolio, respectively. At March 31, 2015, we had no home equity line of credit that was 60 days or more delinquent.

Home equity lines of credit and fixed-term home equity loans have greater risk than one- to four-family residential real estate loans secured by first mortgages. Our interest is generally subordinated to the interest of the institution holding the first mortgage. Even where we hold the first mortgage, we face the risk that the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and costs of foreclosure and we may be unsuccessful in recovering the remaining balance from those customers.

Commercial Business Loans. We have generally conducted very limited commercial business lending. Recently, the board of directors had authorized management to purchase up to $500,000 in commercial business loans from an unaffiliated commercial lender specializing in loans to physicians and other professionals in the medical field. These are installment loans amortizing over seven years and carry higher interest rates than traditional residential loans. These loans may be secured by liens on non- real estate, business assets. These loans are often used for working capital, debt consolidation, equipment and other general business purposes. The loans to be purchased must be reviewed and found to be consistent with our loan policy and underwriting guidelines. As of March 31, 2015, we had acquired three such loans in the aggregate amount of $335,000. At March 31, 2015, all three loans were performing in accordance with their terms.

Consumer Lending. To date, our consumer lending apart from home equity loans and lines of credit has been quite limited. At March 31, 2015, we had $27,000 of consumer loans outstanding, representing less than 0.1% of our total loan portfolio. Of these loans, $8,204 were secured by deposits at Cincinnati Federal.

Originations, Purchases and Sales of Loans

Lending activities are conducted primarily by our salaried loan personnel operating at our main and branch office locations and by our loan officers. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed- and adjustable-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

Consistent with our interest rate risk strategy, in the low interest rate environment that has existed in recent years, we originate for sale and sell the majority of the fixed-rate, one- to four-family residential real estate loans that we originate with terms of greater than 10 years, on a combination of servicing-retained and servicing-released, limited or no recourse basis, while generally retaining shorter-term fixed-rate and all adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio. Additionally, we consider the current interest rate environment in making decisions as to whether to hold the mortgage loans we originate for investment or to sell such loans to investors, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. At March 31, 2015, we had $2.3 million in loans held for sale.

From time to time, we may purchase or sell participation interests in loans. We underwrite our participation portion of the loan according to our own underwriting criteria and procedures. At March 31, 2015 and December 31, 2014, we had $-0- and $1.5 million in loan participation interests that we purchased. At those dates, we had $3.3 million and $1.9 million in loan participation interests sold.

In late 2014, we sold $3.9 million of recently originated adjustable rate one- to four-family residential loans as part of a balance sheet restructuring transaction, which included the prepayment of certain FHLB-Cincinnati advances. We incurred prepayment penalties of $714,000 with the prepayment of the FHLB-Cincinnati advances.

Historically, we generally do not purchase whole loans or loan participations from third parties to supplement our loan production. Recently, however, we did purchase several loans from a commercial lender specializing in loans to physicians and other professional in the medical field. We may purchase additional loans from that lender in the future. See “—Commercial Business Loans.”

We generally sell our loans without recourse, except for customary representations and warranties provided in sales transactions. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, we sold $13.6 million, $41.3 million and $31.0 million, respectively, of mortgage loans. Some of the mortgage loans were sold on a servicing-released basis and we retained servicing on certain of these loans. At March 31, 2015, we serviced $53.1 million of fixed-rate, one- to four-family residential real estate loans that we originated and sold in the secondary market.

The following table sets forth our loan origination, purchase, sale and principal repayment activity during the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
		(In thousands)
Total loans at beginning of period	$106,461	$97,985	$97,985	$95,009

Loans originated:
Real estate loans:
One- to four-family residential:
Owner occupied	20,638	11,633	62,379	50,428
Non-owner occupied	144	393	1,676	789
Commercial	2,512	50	50	867
Multi-family	1,078	3,696	5,500	1,112
Home equity lines of credit	1,636	892	3,772	1,640
Construction and land	873	—	1,077	—

Total real estate	26,881	16,664	74,454	54,836
Commercial loans	—	—	—	—
Consumer loans	—	—	—	132

Total loans	26,881	16,664	74,454	54,968

Loans purchased:
Real estate loans:
One- to four-family residential:
Owner occupied	—	—	—	—
Non-owner occupied	—	—	—	—
Commercial	—	—	—	—
Multi-family	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate		—	—	—
Commercial loans	—	138	323	52
Consumer loans	—	—	—	—

Total loans	—	138	323	52

Loans sold:
Real estate loans:
One- to four-family residential:
Owner occupied	12,536	6,255	40,311	31,000
Non-owner occupied	—	—	125	—
Commercial	1,040	—	—	—
Multi-family	—	790	790	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate	13,576	7,045	41,266	31,000
Commercial loans	—		—	—
Consumer loans	—	—	—	—

Total loans	13,576	7,045	41,266	31,000

Principal repayments and other	8,426	4,624	25,035	21,044

Net loan activity	4,879	5,133	8,476	2,976

Total loans at end of period	$111,340	$103,118	$106,461	$97,985

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a loan payment becomes 20 days past due, we contact the customer by mailing a late notice. If a loan payment becomes 30 days past due, we mail a “right to cure” letter to the borrower and any co-makers and endorsers. If a loan payment becomes 90 days past due (or a borrower misses three consecutive payments, whichever occurs first), we send a demand letter and generally cease accruing interest. It is our policy to institute legal procedures for collection or foreclosure when a loan becomes 90 days past due, unless management determines that it is in the best interest of Cincinnati Federal to work further with the borrower to arrange a workout plan. From time to time we may accept deeds in lieu of foreclosure.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned. The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

For the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, interest income that would have been recorded had our non-accruing troubled debt restructurings been on accrual status was $-0-, $18,645 and $-0-, respectively. As of March 31, 2015 and December 31, 2014 and 2013, all troubled debt restructurings were performing in accordance with their restructured terms.

Delinquent Loans. The following tables set forth our loan delinquencies, including nonaccrual loans, by type and amount at the dates indicated.

	At March 31, 2015			At December 31,
				2014			2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential	$159	$222	$111	$59	$—	$339	$239	$129	$545
Commercial	—	—	—	—	—	—	261	—	—
Multi-family	—	—	—	—	—	394	405	—	—
Home equity lines of credit	191	—	—	—	62	—	—	187	43
Construction and land	—	—	—	—	—	—	—	—	—

Total real estate	350	222	111	59	62	733	905	316	588
Commercial loans	—	—	—	—	—	—	—	—	—
Consumer loans	8	—	—	9	—	—	—	—	—

Total	$358	$222	$111	$68	$62	$733	$905	$316	$588

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the Office of the Comptroller of the Currency and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified or special mention assets (presented gross of allowance) at the dates indicated were as follows:

	At March 31, 2015	At December 31,
		2014	2013
	(In thousands)
Special mention assets	$5,540	$5,331	$2,417
Substandard assets	2,949	3,283	5,638
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$8,489	$8,614	$8,055

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days delinquent unless the loan is well-secured and in the process of collection. Loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until the loans qualifies for return to accrual. Generally, loans are restored to accrual status when all the principal and interest amounts contractually due are brought current, and future payments are reasonably assured. Loans are moved to non-accrual status in accordance with our policy, which is typically after 90 days of non-payment.

The following table sets forth information regarding our non-performing assets and troubled debt restructurings. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or loans modified at interest rates materially less than current market rates.

	At March 31, 2015	At December 31,
		2014	2013	2012
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential:
Owner occupied	$111	$281	$545	$201
Non-owner occupied	—	58	—	123
Commercial	—	—	—	—
Multi-family	—	—	—	366
Home equity lines of credit	—	—	43	16
Construction and land	—	—	—	—

Total real estate	111	339	588	706
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total non-accrual loans	111	339	588	706

Non-accruing troubled debt restructured loans:
Real estate loans:
One- to four-family residential:
Owner occupied	—	—	—	—
Non-owner occupied	—	—	—	121
Commercial	—	—	—	—
Multi-family	—	394	—	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate	—	394	—	121
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total non-accruing troubled debt restructured loans	—	394	—	121

Total non-accrual loans	111	733	588	827

Real estate owned:
One- to four-family residential:
Owner occupied	179	116	54	—
Non-owner occupied	—	—	—	—
Commercial	—	—	—	—
Multi-family	—	—	—	—
Home equity lines of credit	—	140	—	—
Construction and land	—	—	—	—
Other	—	—	—	—

Total real estate owned	179	256	54	—

Total non-performing assets	$290	$989	$642	$827

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family residential:
Owner occupied	$—	$—	$—	$—
Non-owner occupied	—	—	—	—
Commercial	—	—	—	—
Multi-family	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate	—	—	—	—
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total accruing loans past due 90 days or more	$—	$—	$—	$—

	At March 31, 2015	At December 31,
		2014	2013	2012
	(Dollars in thousands)
Accruing troubled debt restructured loans:
Real estate loans:
One- to four-family residential:
Owner occupied	$25	$27	$62	$44
Non-owner occupied	583	586	672	953
Commercial	187	188	194	250
Multi-family	659	267	118	122
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate	1,454	1,068	1,046	1,369
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total accruing troubled debt restructured loans	$1,454	$1,068	$1,046	$1,369

Total non-performing assets and accruing troubled debt restructured loans	$1,744	$2,057	$1,688	$2,196
Total non-performing loans to total loans	0.10%	0.69%	0.60%	0.88%
Total non-performing assets to total assets	0.22%	0.79%	0.55%	0.72%
Total non-performing assets and accruing troubled debt restructured loans to total assets	1.32%	1.64%	1.45%	1.92%

Other than $1.2 million and $1.5 million of loans designed as substandard, there were no other loans at March 31, 2015 and December 31, 2014, respectively, that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Interest income that would have been recorded for the three months ended March 31, 2015 and the year ended December 31, 2014 had nonaccruing loans been current according to their original terms amounted to $6,500 and $33,000, respectively. We recognized $-0- and $12,000 of interest income for these loans for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively. In addition, interest income that would have been recorded for the three months ended March 31, 2015 and the year ended December 31, 2014 had troubled debt restructurings been in accrual status amounted to $-0- and $18,645, respectively. We recognized no interest income for these loans for either the three months ended March 31, 2015 or for the year ended December 31, 2014.

Troubled Debt Restructurings. We occasionally modify loans to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, or to provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. At March 31, 2015, we had 15 loans totaling $1.5 million that were classified as troubled debt restructurings. At that date, all troubled debt restructurings were performing in accordance with their modified terms.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using either the original independent appraisal, adjusted for current economic conditions and other factors, or a new independent appraisal, or evaluation and related general or specific allowances for loan losses are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal or evaluation if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the probable incurred losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

As an integral part of their examination process, the Office of the Comptroller of the Currency will periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
Allowance at beginning of period	$1,350	$977	$977	$1,102
Provision for loan losses	32	46	773	133
Charge offs:
Real estate loans:
One- to four-family residential	27	—	426	260
Commercial	—	—	50	—
Multi-family	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	—	—

Total real estate	27	—	476	260
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total charge-offs	27	—	476	260

Recoveries:
Real estate loans:
One- to four-family residential	12	—	16	2
Commercial	—	—	52	—
Multi-family	—	—	—	—
Home equity lines of credit	—	—	—	—
Construction and land	—	—	8	—

Total real estate	12	—	76	2
Commercial loans	—	—	—	—
Consumer loans	—	—	—	—

Total recoveries	12	—	76	2

Net (charge-offs) recoveries	(15)	—	(400)	(258)

Allowance at end of period	$1,367	$1,023	$1,350	$977

Allowance to non-performing loans	1,231.53%	146.14%	184.17%	166.16%
Allowance to total loans outstanding at the end of the period	1.23%	0.99%	1.27%	1.00%
Net (charge-offs) recoveries to average loans outstanding during the period	0.01%	—%	(0.38)%	(0.28)%

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2015		At December 31,
			2014		2013		2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential:
Owner occupied	$268	53.53%	$281	54.04%	$140	47.31%	$216	40.76%
Non-owner occupied	368	11.59	415	12.28	520	14.03	385	14.70
Commercial	238	11.37	215	10.66	125	13.22	197	16.86
Multi-family	150	12.13	144	12.15	82	13.54	151	15.11
Home equity lines of credit	254	8.61	263	8.78	75	9.78	103	10.22
Construction and land	81	2.44	24	1.73	33	1.91	49	2.32

Total real estate	1,359	99.67	1,342	99.64	975	99.79	1,101	99.97
Commercial loans	7	0.30	7	0.32	1	0.05	—	—
Consumer loans	1	0.03	1	0.04	1	0.16	1	0.03

Total allocated allowance	1,367	100.00%	1,350	100.00%	977	100.00%	1,102	100.00%

Unallocated	—		—		—		—

Total	$1,367		$1,350		$977		$1,102

At March 31, 2015, our allowance for loan losses represented 1.23% of total loans and 1,231.5% of nonperforming loans. At December 31, 2014, our allowance for loan losses represented 1.27% of total loans and 184.17% of nonperforming loans. The allowance for loan losses was $1.4 million at March 31, 2015, $1.4 million at December 31, 2014 and $977,000 at December 31, 2013. There were $15,000, $400,000 and $258,000 in net loan charge-offs during the three months ended March 31, 2015 and the years ended December 31, 2014 and 2013, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, regulators, in reviewing our loan portfolio, may request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and increases may be necessary should the quality of any loan deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet day-to-day, cyclical and long-term liquidity needs, to help mitigate interest rate and market risk within the parameters of our interest rate risk policy, and to generate a dependable flow of earnings within the context of our interest rate and credit risk objectives. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity. We expect to initially invest a substantial portion of the proceeds of the offering in short-term and other investments, including U.S. government securities.

Our investment policy was adopted by the board of directors. The investment policy is reviewed annually by the board of directors. All investment decisions shall require the approval of at least three senior management members, one of which shall be the President or Chief Financial Officer. The Chairman of the Board is included in the senior management group for this purpose. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least monthly by the Bank’s asset-liability committee and the board of directors.

Our current investment policy permits, with certain limitations, investments in United States Treasury securities; securities issued by the United States Government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations (“CMO”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; corporate bonds and obligations; debt securities of state and municipalities; commercial paper; certificates of deposits in other financial institutions, and bank-owned life insurance.

At March 31, 2015, our investment portfolio consisted of securities and obligations issued by U.S. government-sponsored enterprises or the Federal Home Loan Bank. At March 31, 2015, we owned $888,000 of FHLB-Cincinnati stock. As a member of FHLB-Cincinnati, we are required to purchase stock in the FHLB-Cincinnati, which stock is carried at cost and classified as restricted equity securities.

Securities Portfolio Composition. The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated, all of which consisted of pass-through mortgage-backed securities.

	At March 31, 2015		At December 31,
			2014		2013
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Freddie Mac	$654	$653	$682	$677	$865	$847
Fannie Mae	2,503	2,526	2,679	2,694	3,214	3,186

Total	$3,157	$3,179	$3,361	$3,371	$4,079	$4,033

Mortgage-Backed Securities. At March 31, 2015, we had mortgage-backed securities with a carrying value of $3.1 million, which constituted our entire securities portfolio. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Cincinnati Federal. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are backed by either Freddie Mac or Fannie Mae, which are government-sponsored enterprises.

Residential mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at March 31, 2015, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Freddie Mac	$—	—%	$654	1.74%	$—	—%	$—	—%	$654	$653	1.74%
Fannie Mae	423	1.68%	1,628	1.84%	452	3.29%	—	—%	2,503	2,526	2.07%

Total	$423	1.68%	$2,282	1.81%	$452	3.29%	$—	—%	$3,157	$3,179	2.00%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also may use borrowings, primarily FHLB-Cincinnati advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including demand accounts, savings accounts, certificates of deposit and individual retirement accounts (IRAs). Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not accept brokered deposits, although we have the authority to do so.

We participate in the National CD Rateline Program as a wholesale source for certificates of deposit to supplement deposits generated through our retail banking operations. The Rateline Program provides an internet based listing service which connects financial institutions such as Cincinnati Federal with other financial institutions for jumbo certificates of deposit. Deposits obtained through the Rateline Program are not considered to be brokered deposits. At March 31, 2015, approximately $18.9 million of our certificates of deposit, representing 19.6% of our total deposits, had been obtained through the Rateline Program. At March 31, 2015, these certificates of deposit had an average term to maturity of 41 months. Early withdrawal of these deposits is not permitted, which makes these accounts a more stable source of funds.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Cincinnati Federal in the community to attract and retain deposits. We recently implemented a fully functional electronic banking platform, including mobile app and on-line bill pay, as a service to our deposit customers.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is affected by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the periods indicated.

	For the Three Months Ended March 31, 2015			For the Years Ended December 31,
				2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Savings	$24,361	25.64%	0.10%	$22,379	24.14%	0.09%	$22,299	27.58%	0.08%
Interest-bearing demand	3,368	3.54	0.48	2,963	3.20	0.40	2,563	3.17	0.19
Certificates of deposit	58,861	61.94	1.41	59,960	64.68	1.41	48,891	60.48	1.56

Interest-bearing deposits	86,590	91.12	1.08	85,302	92.02	1.03	73,753	91.23	1.06
Non-interest bearing demand	8,436	8.88	—	7,400	7.98	—	7,094	8.77	—

Total deposits	$95,026	100.00%	0.91%	$92,702	100.00%	0.94%	$80,847	100.00%	0.97%

The following table sets forth our deposit activities for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2015	2014	2014	2013
	(In thousands)
Beginning balance	$93,478	$84,151	$84,151	$84,205
Net deposits (withdrawals) before interest credited	3,001	9,193	8,746	(663)
Interest credited	143	142	581	609

Net increase (decrease) in deposits	3,144	9,335	9,327	(54)

Ending balance	$96,622	$93,846	$93,478	$84,151

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At March 31, 2015	At December 31,
		2014	2013
		(In thousands)
Interest Rate:
Less than 1.00%	$25,007	$25,322	$26,754
1.00% to 1.99%	22,150	17,525	9,776
2.00% to 2.99%	13,717	13,742	11,497
3.00% to 3.99%	101	696	4,090
4.00% to 4.99%	50	50	50
5.00% to 5.99%	252	267	321

Total	$61,277	$57,602	$52,488

The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At March 31, 2015
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
Less than 1.00%	$16,724	$7,581	$702	$—	$25,007	40.81%
1.00% to 1.99%	320	2,349	6,437	13,044	22,150	36.15
2.00% to 2.99%	5,593	4,399	242	3,483	13,717	22.39
3.00% to 3.99%	100	1	—	—	101	0.16
4.00% to 4.99%	50	—	—	—	50	0.08
5.00% to 5.99%	—	252	—	—	252	0.41

Total	$22,787	$14,582	$7,381	$16,527	$61,277	100.00%

The following table sets forth the maturity of our jumbo certificates of deposits ($100,000 or greater) as of March 31, 2015.

At March 31, 2015
(In thousands)
Three months or less	$2,073
Over three months through six months	1,818
Over six months through one year	4,254
Over one year to three years	15,838
Over three years	9,324

Total	$33,307

At March 31, 2015, certificates of deposit greater than $250,000 totaled $1.8 million, none of which mature in 2015.

Borrowings. We may obtain advances from the FHLB-Cincinnati by pledging as security our capital stock in the FHLB-Cincinnati and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. During the past several years, we have generally used shorter term FHLB-Cincinnati advances. At March 31, 2015, we had $21.8 million of FHLB-Cincinnati advances. Most of these advances had interest rates ranging from 0.18% to 3.12%. We sometimes use FHLB-Cincinnati advances for short-term funding needs arising from our mortgage-banking activities.

During 2014, we prepaid $6.1 million in FHLB-Cincinnati advances, and incurred a prepayment penalty of $714,000. This transaction eliminated $7,420 in monthly interest expense related to the amortization of deferred prepayment penalty expenses and eliminated the annual interest expense of $50,700 on a $1.0 million advance due in September 2020 with a rate of 5.07%.

In addition to the availability of FHLB-Cincinnati advances we also have a $4.0 million line of credit from a commercial bank. No amount was outstanding on this line of credit at March 31, 2015 or during the 2014 fiscal year.

The following table sets forth information concerning balances and interest rates on borrowings at the dates and for the years indicated. All such borrowings consisted of FHLB-Cincinnati advances.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2015	2014	2014	2013
	(Dollars in thousands)
Balance outstanding at end of period	$21,807	$17,576	$18,783	$18,537
Weighted average interest rate at the end of period	1.45%	2.70%	1.53%	2.56%
Maximum amount of borrowings outstanding at any month end during the period	$21,807	$19,563	$22,858	$18,537
Average balance outstanding during the period	20,545	18,807	19,713	16,834
Weighted average interest rate during the period	1.38%	2.59%	2.42%	3.24%

Properties

As of March 31, 2015, the net book value of our office properties was $2.5 million, and the net book value of our furniture, fixtures and equipment was $50,000. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
6581 Harrison Ave Cincinnati, OH 45247	Owned	2010	$1,244

Branch Offices:
1270 Nagel Rd. Cincinnati, OH 45255	Owned	1995	474

7553 Bridgetown Rd. Cincinnati, OH 45248	Owned	1987	207

4310 Glenway Ave Cincinnati, OH 45205	Owned	1957	587

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary and Other Activities

Cincinnati Federal has one subsidiary. In January 2015, Cincinnati Federal received regulatory approval to form Cincinnati Federal Investment Services, LLC, a wholly owned subsidiary. The subsidiary was formed to offer nondeposit investment and insurance products in partnership with Infinex Investments, Inc. As of March 31, 2015, Cincinnati Federal has a $100 investment in the subsidiary. Through March 31, 2015, there has been no activity in the subsidiary.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At March 31, 2015, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Cincinnati Federal will enter into an agreement with Cincinnati Bancorp and CF Mutual Holding Company to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Cincinnati Federal and Cincinnati Bancorp will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of March 31, 2015, we had 33 full-time employees and 13 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

TAXATION

Federal Taxation

General. Cincinnati Bancorp and Cincinnati Federal are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Cincinnati Bancorp and Cincinnati Federal.

Method of Accounting. For federal income tax purposes, Cincinnati Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns. Cincinnati Bancorp and Cincinnati Federal will file a consolidated federal income tax return. Cincinnati Federal is not currently under audit with respect to its federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2015, Cincinnati Federal is not subject to the alternative minimum tax and will not be subject to the alternative minimum tax until it exceeds the gross income threshold. At March 31, 2015, Cincinnati Federal had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2015, Cincinnati Federal had no federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five year carryover period is not deductible. At March 31, 2015, Cincinnati Federal had no capital loss carryovers.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Cincinnati Federal as a member of the same affiliated group of corporations.

State Taxation

Cincinnati Bancorp and Cincinnati Federal are subject to Ohio taxation in the same general manner as other financial institutions. In particular, Cincinnati Bancorp and Cincinnati Federal will file a consolidated Ohio Financial Institutions Tax (“FIT”) return. The FIT is based upon the net worth of the consolidated group. For Ohio FIT purposes, savings institutions are currently taxed at a rate equal to 0.8% of taxable net worth. Cincinnati Federal is not currently under audit with respect to its Ohio FIT returns.

REGULATION AND SUPERVISION

General

As a federal savings association, Cincinnati Federal is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation (“FDIC”) as its deposit insurer. Prior to July 21, 2011, the Office of Thrift Supervision was Cincinnati Federal’s primary federal regulator. However, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which is discussed further below, eliminated the Office of Thrift Supervision and transferred the Office of Thrift Supervision’s functions relating to federal savings associations, including rulemaking authority, to the Office of the Comptroller of the Currency, effective July 21, 2011. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Cincinnati Federal may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

Cincinnati Federal also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board,” which governs the reserves to be maintained against deposits and other matters. In addition, Cincinnati Federal is a member of and owns stock in the FHLB- Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System. Cincinnati Federal’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of Cincinnati Federal’s loan documents.

As a savings and loan holding company, Cincinnati Bancorp will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. The Office of Thrift Supervision’s functions relating to savings and loan holding companies were transferred to the Federal Reserve Board on July 21, 2011 pursuant to the Dodd-Frank Act regulatory restructuring.

Cincinnati Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to Cincinnati Federal and Cincinnati Bancorp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Cincinnati Federal and Cincinnati Bancorp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Cincinnati Bancorp, Cincinnati Federal and their operations.

Dodd-Frank Act

As noted above, the Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. Proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets. These capital requirements do not apply to savings and loan holding companies until five years after the July 21, 2010 enactment date of the Dodd-Frank Act. The Federal Reserve Board has recently proposed to increase this threshold to $1 billion and have it apply to both bank holding companies and savings and loan holding companies. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Cincinnati Federal, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest bearing transaction accounts had unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage origination.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. Their impact on operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Cincinnati Federal and Cincinnati Bancorp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Cincinnati Federal may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. Cincinnati Federal may also establish subsidiaries that may engage in certain activities not otherwise permissible for Cincinnati Federal, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% core capital to assets leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system), and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the savings association. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At March 31, 2015, Cincinnati Federal’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

New Capital Rule. On July 9, 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and all top-tier savings and loan holding companies. The Federal Reserve Board has recently proposed to increase this threshold to $1 billion and have it apply to both bank holding companies and savings and loan holding companies.

The rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.

The rule also includes changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. Finally, Tier 1 capital will include accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities), subject to a two-year transition period. Cincinnati Federal had the one-time option in the first quarter of 2015 to permanently opt out of the inclusion of accumulated other comprehensive income in its capital calculation. Cincinnati Federal elected to opt out of the inclusion of accumulated other comprehensive income in its capital calculation.

The new capital requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 day past due or otherwise on non-accrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital; and increased risk-weights (from 0% to up to 600%) for equity exposures.

Finally, the rule limits capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule became effective for Cincinnati Federal on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets increasing each year until fully implemented at 2.5% on January 1, 2019.

Cincinnati Federal has conducted a pro forma analysis of the application of these new capital requirements as of March 31, 2015. We have determined that Cincinnati Federal meets all of these new requirements, including the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2015, Cincinnati Federal was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Cincinnati Federal must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Cincinnati Federal must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Cincinnati Federal also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2015, Cincinnati Federal satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Cincinnati Federal, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Cincinnati Federal received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Cincinnati Federal. Cincinnati Bancorp will be an affiliate of Cincinnati Federal because of its control of Cincinnati Federal. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. Federal regulations require savings associations to maintain detailed records of all transactions with affiliates.

Cincinnati Federal’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Cincinnati Federal’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Cincinnati Federal’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1.0 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the Federal Prompt Corrective Action statute, the Office of the Comptroller of the Currency is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. A savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4.0% is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the Office of the Comptroller of the Currency or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of the Comptroller of the Currency notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The Office of the Comptroller of the Currency may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At March 31, 2015, Cincinnati Federal met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as Cincinnati Federal. Deposit accounts in Cincinnati Federal are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The proposed rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2014, the annualized FICO assessment was equal to 62 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Cincinnati Federal. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Cincinnati Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the FHLB-Cincinnati, Cincinnati Federal is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of March 31, 2015, Cincinnati Federal was in compliance with this requirement. While Cincinnati Federal’s ability to borrow from the FHLB-Cincinnati provides an additional source of liquidity, Cincinnati Federal has historically not used FHLB advances to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by Cincinnati Federal are subject to state usury laws and federal laws concerning interest rates. Cincinnati Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Cincinnati Federal also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Cincinnati Bancorp and CF Mutual Holding Company will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Cincinnati Bancorp and CF Mutual Holding Company will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Cincinnati Bancorp, CF Mutual Holding Company and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Cincinnati Bancorp and CF Mutual Holding Company are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

Federal law prohibits a savings and loan holding company, including Cincinnati Bancorp and CF Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5.0% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Instruments such as cumulative preferred stock and trust preferred securities will no longer be includable as Tier 1 capital, which is currently permitted for bank holding companies. Instruments that were issued by May 19, 2010 are grandfathered in for companies with consolidated assets of $15 billion or less. There is a five-year transition period (from the July 21, 2010 effective date of the Dodd-Frank Act) before the capital requirements will apply to savings and loan holding companies. The Dodd-Frank Act contains an exception for bank holding companies of less than $500 million in assets, and on January 29, 2015, the Federal Reserve Board proposed rules that would impose a capital requirement on bank holding companies and savings and loan holding companies with total consolidated assets of $1.0 billion or more.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all Association and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends. Cincinnati Federal will be required to notify the Federal Reserve Board thirty days before declaring any dividend to Cincinnati Bancorp. The financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the regulator and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Cincinnati Bancorp’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Cincinnati Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Cincinnati Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes).

An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Cincinnati Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Cincinnati Bancorp has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Shared Management Structure

The directors of Cincinnati Bancorp will be those same persons who are the directors of Cincinnati Federal. In addition, each executive officer of Cincinnati Bancorp will be an executive officer of Cincinnati Federal. Although there are no present plans to do so, both Cincinnati Bancorp and Cincinnati Federal may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Cincinnati Bancorp and Cincinnati Federal will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Cincinnati Federal. These individuals may receive additional compensation, such as director fees, for their services to Cincinnati Bancorp.

Directors of Cincinnati Bancorp

The board of directors of Cincinnati Bancorp will initially consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors and term of office of each of the initial directors of Cincinnati Bancorp will be the same as the classes and terms of office of the directors of Cincinnati Federal. Because CF Mutual Holding Company will own a majority of our outstanding common stock, we will be a “controlled corporation” within the meaning of the NASDAQ corporate governance guidelines. As a “controlled corporation,” we will be exempt from certain requirements, including that a majority of our board of directors be independent under those standards, and that executive compensation and director nominations be overseen by independent directors. However, at the present time, each of our directors would be considered independent under the NASDAQ Stock Market corporate governance listing standards. See “—Board Independence” below.

Executive Officers of Cincinnati Bancorp

The following individuals will be the executive officers of Cincinnati Bancorp and will hold the offices set forth below opposite their names. Each of these persons is also an executive officer of Cincinnati Federal, and further information regarding their background and experience is set forth below.

Name	Age(1)	Position
Joseph V. Bunke	61	President
Herbert C. Brinkman	58	Senior Vice President and Chief Financial Officer
Gregory W. Meyers	58	Senior Vice President
John A. Schuler	61	Senior Vice President
Joseph A. Ventre	51	Senior Vice President

(1)	As of March 31, 2015.

The executive officers of Cincinnati Bancorp will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by our board of directors.

Directors of Cincinnati Federal

Composition of our Board. We have six directors. Our directors serve three-year staggered terms so that approximately one-third of the directors are elected each year. After the completion of the offering, one class of directors of Cincinnati Federal will be elected annually by Cincinnati Bancorp as its sole stockholder.

The following table states our directors’ names, their ages as of March 31, 2015, and the calendar years when they began serving as directors:

Directors	Age	Position	Director Since	Current Term to Expire
Robert A. Bedinghaus	55	Chairman of the Board	1999	2018
Henry C. Dolive	70	Vice Chairman of the Board	2000	2016
Harold L. Anness	62	Director and Secretary	2000	2016
Stuart H. Anness, M.D.	62	Director	2003	2018
Andrew J. Nurre	47	Director	2009	2017
Charles G. Skidmore	48	Director	2005	2017

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the nominating committee and the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Robert A. Bedinghaus. Mr. Bedinghaus has served as the Chairman of the Board of Cincinnati Federal since 2001 and has been a member of the board since 1999. Mr. Bedinghaus is a former Hamilton County Commissioner (1996-2001) and currently serves as Director, Business Development, for the Cincinnati Bengals, a position he has held since 2004. Mr. Bedinghaus’ experience as Hamilton County Commissioner provides him with insight and understanding into the communities served by Cincinnati

Federal. Additionally, Mr. Bedinghaus currently serves on the board of trustees for Activities Beyond the Classroom (ABC), a not-for-profit organization that focuses on providing extracurricular activities for students in the Cincinnati Public Schools. He has served in the past as an advisory member of the Kenton County Airport Board, Vice President of the Hamilton County Township Association, President of the Hamilton County Recycling and Solid Waste Management and President of the Hamilton County Family and Children First Council.

Henry C. Dolive, Ph.D. Dr. Dolive has served as a director of Cincinnati Federal since 2000, and currently also serves as Vice Chairman of the Board. Dr. Dolive served as the Township Administrator of Anderson Township from 1989 to 2010. Since 1987, he also has served as President of Dolive, Inc., a company engaged in survey research, consulting and other activities. His experience as Anderson Township Administrator and as a local businessman provides Dr. Dolive with unique knowledge and insight of the businesses and communities of Cincinnati Federal’s market area, particularly around Anderson Township. Dr. Dolive has taught public administration/political science at several universities in addition to serving in leadership roles in economic and organizational development with state and county governments, including a governor’s office. He is a founding board member for the Center for Local Government and has served numerous years on the boards of the Anderson Area Chamber of Commerce and the Cincinnati Hillside Trust.

Harold L. Anness. Mr. Anness is an attorney with the firm of Griffin, Fletcher & Herndon LLP, located in Cincinnati, Ohio. As part of his practice, Mr. Anness represents developers and lenders in general real estate, mortgage lending and title matters. Mr. Anness’ law firm also represents Cincinnati Federal as outside legal counsel. Previously, he was an attorney with the law firms of Lindhorst & Dreidame Co., LPA and Thompson Hine LLP. He has served as a director of Cincinnati Federal since 2000. Mr. Anness’ legal experience and his knowledge of the local community enables him to provide insights as a member of the board of directors. He is also the former Chairman and member of the Hamilton County Regional Planning Commission. Mr. Anness earned his J.D. from Ohio Northern University and a B.S. from Miami University in Oxford, Ohio. Mr. Anness is the cousin of director Stuart Anness.

Stuart H. Anness, M.D. Dr. Anness has practiced ophthalmology for over 32 years and is currently affiliated with the Cincinnati Eye Institute. He has served as a director of Cincinnati Federal since 2003. Dr. Anness was a member of the Twin Towers Board of Trustees from 1996 to 2008 and Vice Chair on Twin Towers Board from 2006 to 2008. He has been a member of the Kenyon College Finance Executive Committee since 2012. He holds a bachelors degree from Kenyon College and was elected to the Phi Beta Kappa Honor Society. His medical training was completed at the University of Cincinnati College of Medicine. An ophthalmology residency program was completed at Evanston Hospital, an affiliate of Northwestern University Medical Center. Dr. Anness was certified by The American Board of Ophthalmology in October 1983. He was elected a fellow of the American Academy of Ophthalmology in 1983. Dr. Anness is the cousin of director Harold Anness and director Charles Skidmore.

Andrew J. Nurre, CPA. Mr. Nurre has served as a director of Cincinnati Federal since 2009. Following our 2007 merger with The Clifton Heights Savings & Loan Company, Mr. Nurre served as an advisory director of Cincinnati Federal from 2007 to 2009. He previously served on the board of The Clifton Heights Savings & Loan Company since 1996. In addition to his almost 20 years experience as a mutual savings and loan board member, Mr. Nurre is a Certified Public Accountant with the accounting firm Donald A. Reisenberg, LTD., West Chester, Ohio, a position he has held since 2007. Mr. Nurre has a background in income tax and general business consulting areas. Mr. Nurre holds a BBA degree in accounting and finance from the University of Cincinnati and has been a CPA for over 20 years. His experience as an accountant and his contacts in the local community make him a valuable resource for Cincinnati Federal.

Charles G. Skidmore. Mr. Skidmore is an attorney in solo practice in Cincinnati. Prior to starting his own practice in 2010, Mr. Skidmore was corporate counsel for LCA Vision, a leading provider of laser vision correction, and an attorney at Lindhorst & Dreidame, LPA. He has served as a director of Cincinnati Federal since 2005. Mr. Skidmore currently serves as a director for a number of small businesses, and formerly served as a director for Lasik Insurance Company. Mr. Skidmore sits on the board of trustees of the Mill Creek Watershed Council of Communities, and serves as its Treasurer. He chairs the Greenways Subcommittee for the City of Wyoming, Ohio, and serves on the Wyoming Income Tax Review Board and the board of trustees of the Wyoming Recreation Foundation. Mr. Skidmore holds a juris doctorate from the University of Cincinnati College of Law and an LLM, Masters of Law in Taxation from Capital University Law School. Mr. Skidmore is the cousin of director Stuart Anness.

Executive Officers Who Are Not Directors

Joseph V. Bunke. Mr. Bunke joined Cincinnati Federal in November 1998 as President. Prior to that he served as financial and compliance officers for various institutions in the Cincinnati area. He has been working in the banking industry for almost 40 years. Additionally, Mr. Bunke holds a B.S. in Economics from Bowling Green State University and an M.B.A. in Finance from the University of Cincinnati. He previously served on the Ohio Bankers League board from 2008 to 2011. Mr. Bunke serves on the boards of Cincinnati Landmark Productions and Price Hill Historic Society. He is also a member of Western Economic Council and the Lions Club of Western Hills.

Herbert C. Brinkman. Mr. Brinkman has been the Chief Financial Officer of Cincinnati Federal since January 2006. He has 30 years of experience in accounting, financial management and operations in the banking industry. Mr. Brinkman holds a B.A. in Economics from Trinity College, Hartford, CT. and an M.B.A. from the University of Cincinnati.

Gregory W. Meyers. Mr. Meyers joined Cincinnati Federal in May 2013 as Senior Vice President and Chief Lending Officer. From 2011 to 2013, he was the Vice President and Mortgage Operations Manager of Main Source Bank, where he was in charge of managing residential mortgage operations. Prior to his employment with Main Source Bank, he served as the Chief Lending Officer of The Franklin Savings and Loan Company until its acquisition by Cheviot Savings Bank. Mr. Meyers holds a B.A. in Economics from College of the Holy Cross and an M.B.A. in Finance from Xavier University. He currently serves on the board of Price Hill Will, a non-profit community development organization in the Price Hill area of Cincinnati.

John A. Schuler. Mr. Schuler is Senior Vice President of Cincinnati Federal. He joined us in November 2007 as a result of the acquisition of The Clifton Heights Savings & Loan Company where Mr. Schuler served as President for 32 years. He holds a B.S. and M.B.A. from Xavier University in Finance and Taxation. Mr. Schuler was formerly President of the Clifton Heights Community Urban Redevelopment Corp. and of the Clifton Heights Business Association. He is currently a member of the Anderson Chamber of Commerce and on the board of Karama Connection, a non-profit organization.

Joseph A. Ventre. Mr. Ventre joined Cincinnati Federal in May 2006 and is the Senior Vice President of Mortgage Banking. He is responsible for residential mortgage originations, secondary market activity and investor relations. Prior to his employment with Cincinnati Federal, Mr. Ventre served as President of Signature Home Loans, Inc. Mr. Ventre has extensive experience in mortgage lending which dates back to 1984. Mr. Ventre is heavily involved in community outreach. Since 1998, he has served as co-chair of a charitable fund raiser designed to financially assist individuals or families who have experienced financial burden due to an unscheduled life event. Mr. Ventre also serves as an active member and past President to the Lions Club of Western Hills, a local chapter of Lions International.

Board Independence

The board of directors has determined that each of our directors is “independent” as defined in the listing standards of the NASDAQ Stock Market. In determining the independence of our directors, the board of directors considered relationships between Cincinnati Federal and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, including deposit accounts that our directors maintain at Cincinnati Federal. In addition, as to Mr. Harold Anness, the board of directors considered the relationships described under “—Transactions With Certain Related Persons” below, and determined that Mr. Anness is an independent director under the listing standards.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During 2014, the board of directors of Cincinnati Federal met 13 times and the board of directors of Cincinnati Bancorp, which will be formed at the completion of the reorganization and stock offering, did not meet. It is expected that the board of directors of Cincinnati Bancorp will establish standing committees, including a compensation committee, a nominating and corporate governance committee and an audit committee. Each of these committees will operate under a written charter, which will govern its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees of Cincinnati Federal as of March 31, 2015.

Nominating Committee	Compensation Committee	Audit Committee
All directors, except those with expiring terms	Henry C. Dolive*	Andrew J. Nurre*

	Robert A. Bedinghaus	Robert A. Bedinghaus

	Stuart H. Anness, M.D.	Henry C. Dolive

	Andrew J. Nurre	Charles G. Skidmore

*	Denotes committee chair as of March 31, 2015.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Cincinnati Bancorp will adopt several policies to govern the activities of both Cincinnati Bancorp and Cincinnati Federal, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Transactions With Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Cincinnati Federal, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Cincinnati Federal makes loans to its employees, other than senior management and directors, through an employee loan program pursuant to which loans were made at a reduced rate. The reduced rate is 0.25% below the interest rate offered to the public on fixed-rate loans. The margin on adjustable-rate loans is also reduced by 0.25%.

Cincinnati Federal does not generally make loans to its executive officers and directors. A mortgage loan may be made to an insider provided it is collateralized using their primary residence and the loan must be sold in the secondary mortgage market at prevailing terms and conditions. Cincinnati Federal is in compliance with federal regulations with respect to its loans and extensions of credit to executive officers and directors.

Other Transactions. During the year ended December 31, 2014, $145,000 of legal fees and expenses were paid to the law firm of Griffin, Fletcher & Herndon LLP, and $174,000 of closing and other fees, and title insurance premiums, were paid to Lawyers Title of Cincinnati, Inc., for services rendered on behalf of Cincinnati Federal and borrowers in the ordinary course of business for loans originated by Cincinnati Federal. For the three months ended March 31, 2015, $33,000 of legal fees and expenses were paid to the law firm of Griffin, Fletcher & Herndon LLP, and $49,000 of closing and other fees, and title insurance premiums, were paid to Lawyers Title of Cincinnati, Inc., for services rendered on behalf of Cincinnati Federal and borrowers in the ordinary course of business for loans originated by Cincinnati Federal. The law firm of Griffin, Fletcher & Herndon LLP serves as outside general counsel for Cincinnati Federal. The title company provides closing, escrow and title insurance services and is related to the Griffin, Fletcher & Herndon LLP law firm. A portion of such fees are paid directly by Cincinnati Federal, but a significant part of such fees are paid by the borrowers. Mr. Harold Anness is an attorney with the Griffin, Fletcher & Herndon LLP law firm and an employee of the title company.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President, Joseph V. Bunke, and our two other most highly compensated executive officers for the year ended December 31, 2014. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Table For the Year Ended December 31, 2014
Name and principal position	Year	Salary ($)	Non-Equity Plan Compensation (1) ($)	All other compensation(2) ($)	Total ($)
Joseph V. Bunke, President	2014	119,831	12,590	6,781	139,202
Herbert C. Brinkman, Senior Vice President and Chief Financial Officer	2014	123,561	12,590	7,072	143,223
Gregory W. Meyers, Senior Vice President and Chief Lending Officer	2014	132,500	12,590	6,820	151,910

(1)	Represents amounts earned for 2014 under a senior management bonus program for 2014, which were paid in 2015.
(2)	A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Employer Matching Contributions to 401(k) Plan ($)	Life Insurance ($)	Club Dues ($)	Long-Term Disability ($)	Total All Other Compensation ($)
Joseph V. Bunke	4,993	1,466	—	322	6,781
Herbert C. Brinkman	5,182	1,068	484	338	7,072
Gregory W. Meyers	5,393	1,093	—	339	6,820

Benefit Plans and Agreements

Employment Agreement. Cincinnati Federal entered into an employment agreement with Gregory W. Meyers, our Vice President and Chief Lending Officer on May 28, 2013. The initial three-year term of the employment agreement was due to expire on May 28, 2016. However, prior to the end of each year during the term of the agreement, we may extend the term by another year following an annual performance review of Mr. Meyers. The current term of the employment agreement expires on May 28, 2018. The employment agreement sets forth the duties and responsibilities of Mr. Meyers and provides Mr. Meyers with a base salary and other employee benefits. The current base salary of Mr. Meyers is $136,247.

We may terminate Mr. Meyers’ employment at any time during the term of the employment agreement. Mr. Meyers will have no right to receive any compensation or other benefits for any period following after his termination of employment if we terminate his employment for “Just Cause” (as defined in the agreement). If, in connection with or within one year of a change in control of Cincinnati Federal, we terminate Mr. Meyers’ employment for any reason other than Just Cause or if Mr. Meyers elects to terminate his employment, we will pay him an amount equal to three times his “average annual compensation” (as that term is used for purposes of Code Section 280G). Mr. Meyers will also be eligible for continued coverage under our group health, hospitalization and disability plans at our expense until the earlier of (i) the end of the term of the employment agreement or (ii) the date on which he becomes covered under another employer’s plan providing comparable coverage. If we terminate Mr. Meyers employment during the term of the employment agreement for reasons other than Just Cause and outside of a change in control of Cincinnati Federal, we will pay him his monthly base salary for the remaining term of the agreement and continue to provide him with coverage under our group health, hospitalization and disability plans at our expense until the earlier of (i) the first anniversary of his termination of employment or (ii) the date on which he becomes covered under another employer’s plan providing comparable coverage. If Mr. Meyers dies during the term of the employment agreement, we will pay his estate the compensation otherwise due him through the end of the calendar month in which his death occurs.

401(k) Plan. Cincinnati Federal maintains the Cincinnati Federal Savings and Loan Association 401(k) Profit Sharing Plan and Trust, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must attain age 20 and complete 3 months of service to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2015, the salary deferral contribution limit is $18,000, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan for a total of $24,000. In addition to salary deferral contributions, Cincinnati Federal will make a matching contribution equal to 100% of a participant’s elective deferral up to a maximum of 4% of the participant’s eligible compensation. Cincinnati Federal does not currently, but may make a non-elective contribution in the future. A participant is always 100% vested in his or her salary deferral contributions. Matching contributions vest over a six-year period based on the years of participant’s service with Cincinnati Federal. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of a participant’s termination of employment. Expense recognized in connection with the 401(k) Plan totaled approximately $75,147 for the fiscal year ended December 31, 2014.

Split Dollar Life Insurance Plan. In 2014, Cincinnati Federal entered into an endorsement split-dollar life insurance plan covering Messrs. Joseph Bunke, Herbert Brinkman and Gregory Meyers that provided death benefits to each executive’s beneficiaries. Cincinnati Federal purchased life insurance policies on the life of each executive in an amount sufficient to provide for the benefits under the plan. The executive has the right to designate the beneficiary who will receive his share of the proceeds payable upon his death. The policies are owned by Cincinnati Federal, which paid the premium due on the policies. Upon the death of a covered executive, the proceeds of the policy are divided between the executive’s beneficiary, who is entitled to the lesser of (i) two times his base salary or (ii) $250,000 on the executive’s death, and Cincinnati Federal, which is entitled to the remainder of the death benefit. Upon the occurrence of certain events specified in each plan, such as the executive’s termination of employment with Cincinnati Federal for any reason, total cessation of Cincinnati Federal’s business, bankruptcy, receivership or dissolution of Cincinnati Federal, receipt by Cincinnati Federal of written notification from the executive requesting to terminate the participation agreement, surrender, lapse, or other termination of the policy on the life of the executive by Cincinnati Federal, the executive’s participation in the plan will terminate and all death proceeds will be paid solely to Cincinnati Federal. Cincinnati Federal has the right to terminate each policy at any time and for any reason, except following a change in control of Cincinnati Federal unless the executive subsequently terminates employment.

Employee Stock Ownership Plan. In connection with the reorganization, we intend to adopt an employee stock ownership plan for eligible employees. The named executive officers are eligible to participate in the employee stock ownership plan just like other employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of three months of service and attainment of age 20.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the total number of shares of Cincinnati Bancorp common stock outstanding (including shares issued to CF Mutual Holding Company). We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Cincinnati Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Cincinnati Federal’s discretionary contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become 100% vested in his or her account balance after six years of service. Participants who were employed by Cincinnati Federal immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Cincinnati Federal will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Cincinnati Bancorp’s earnings.

Director Compensation

The following table sets forth for the year ended December 31, 2014 certain information as to the total remuneration we paid to our directors.

Directors Compensation Table For the Year Ended December 31, 2014
Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
Robert A. Bedinghaus	96,000	—	96,000
Henry C. Dolive	30,000	—	30,000
Harold L. Anness	30,000	—	30,000
Stuart H. Anness, M.D.	30,000	—	30,000
Andrew J. Nurre	34,000	—	34,000
Charles G. Skidmore	30,000	—	30,000

Director Fees

For the fiscal year ended December 31, 2014, Messrs. Bedinghaus, Dolive, Anness, Anness, Skidmore and Nurre each earned a monthly fee for service on the board of directors of $2,500. Additionally, Mr. Nurre earned $1,000 per quarter for serving as chairman of the audit committee. Mr. Bedinghaus earned an additional $5,500 monthly fee for his service as chairman of the board of directors.

Each person who serves as a director of Cincinnati Bancorp also serves as a director of Cincinnati Federal and earns a monthly fee only in his or her capacity as a board or committee member of Cincinnati Federal. Upon completion of the reorganization, additional director fees may be paid for Cincinnati Bancorp director meetings although no such determination has been made at this time.

Director Plan

We sponsor the Cincinnati Federal Savings and Loan Association Director Retirement Plan. Participation in the plan is limited to non-employee directors. An individual who becomes a director after July 1, 2014, may not become a participant in the plan until he has completed 12 years of service on the board of directors.

Under the plan, a director who remains in service until his “benefit age” (as specified on a separate individual joinder agreement entered into with each participating director) becomes entitled to a retirement benefit. The benefit age for each of the current participants is age 75. The retirement benefit equals 50% of the director’s average annual fees paid for his services as a non-employee director for the five calendar years during which the director received the highest fees. The retirement benefit is paid in ten annual installments commencing within 30 days following the director’s attainment of his benefit eligibility date. A director’s benefit eligibility date generally means the earlier of (i) the date of the director’s separation from service after attaining his benefit age, (ii) the later of the date of his separation from service or age 70, if his separation from service occurs prior to his benefit age, (iii) the date he becomes disabled, (iv) the date he dies, or (v) the date on which he has a separation from service within two years of a change in control.

If a director separates from service prior to attaining his retirement age and other than for cause, death, disability or within two years of a change in control, he becomes entitled to his accrued benefit, payable at his benefit eligibility date in ten installments. If a director separates from service within two years of a change in control, he becomes entitled to his retirement benefit, payable on his benefit eligibility date in a lump sum (unless he has timely elected a different form of payment). If the director becomes disabled prior to attaining his benefit age, he will become entitled to a disability benefit. If the director has less than 15 years of service at the time of his disability, the benefit equals the director’s accrued benefit at the time of his disability. If the director has completed 15 years or more of service, the disability benefit equals the present value of the retirement benefit the director would have received had he continued in service until his benefit age and become disabled immediately thereafter. We will pay the benefit in a lump sum within 30 days of the director becoming disabled. If a director terminates service for “cause” he will not be entitled to any benefit under the plan.

If a director dies after he begins receiving benefits but before receiving all benefit payments under the plan, we will pay his beneficiary the remaining payments at the same time the director would have received them had he survived. If a director dies while in service prior to attaining his benefit age, his beneficiary will become entitled to a survivor benefit. If the director has less than 15 years of service at the time of his death, the survivor benefit equals the director’s accrued benefit at the time of his death. If the director has completed 15 years or more of service, the survivor benefit equals the retirement benefit the director would have received had he continued in service until his benefit age and died immediately thereafter.

In order to qualify for benefits under the plan, directors must adhere to certain non-competition obligations for two years following his separation from service. These obligations do not apply following a change in control.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 4.9% and 1.96%, respectively, of the shares issued in the offering (including shares issued to CF Mutual Holding Company). These limitations may not apply if the plan is implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based incentive plan will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, would require the approval of a majority of the outstanding shares of common stock of Cincinnati Bancorp eligible to be cast, as well as by a majority of the votes cast by stockholders other than CF Mutual Holding Company. If the stock-based incentive plan is established after one year after the stock offering, it would require the approval of our stockholders by a majority of votes cast, subject to any applicable regulatory approvals.

Certain additional restrictions would apply to our stock-based incentive plan if the plan is adopted within one year (or three years in certain cases, subject to applicable regulatory approvals) after the stock offering, including:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Cincinnati Bancorp or Cincinnati Federal.

We have not yet determined whether we will present stock-based incentive plans for stockholder approval within one year following the completion of the reorganization or whether we will present this plan for stockholder approval more than one year after the completion of the reorganization. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 141,500 shares of common stock, equal to 28.4% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Limitations on Purchase of Shares.”

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent at Minimum of Offering Range
Robert A. Bedinghaus, Chairman	20,000	$200,000	4.0%
Henry C. Dolive, Vice Chairman	7,000	70,000	1.4
Harold L. Anness, Director	15,000	150,000	3.0
Stuart H. Anness, M.D., Director	20,000	200,000	4.0
Andrew J. Nurre, Director	2,000	20,000	*
Charles G. Skidmore, Director	10,000	100,000	2.0
Joseph V. Bunke, President	20,000	200,000	4.0
Herbert C. Brinkman, Senior Vice President and Chief Financial Officer	5,000	50,000	1.0
Gregory W. Meyers, Senior Vice President and Chief Lending Officer	20,000	200,000	4.0
John A. Schuler, Senior Vice President	2,500	25,000	*
Joseph A. Ventre, Senior Vice President	20,000	200,000	4.0

All directors and executive officers as a group (11 persons)	141,500	$1,415,000	28.4%

*	Less than 1.0%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.

THE REORGANIZATION AND OFFERING

The board of directors of Cincinnati Federal has approved the plan of reorganization. The plan of reorganization must also be approved by Cincinnati Federal’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board, and the approval of the Federal Reserve Board is required before we can consummate the reorganization and stock offering. We also have filed certain applications with respect to the reorganization with the Office of the Comptroller of the Currency and the FDIC. The final approvals of the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC are required before we can consummate the reorganization and stock offering. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On February 18, 2015, our board of directors unanimously adopted the plan pursuant to which we will reorganize from a federally chartered mutual savings and loan association into a two-tier federal mutual holding company structure. On April 30, 2015, our board of directors unanimously adopted the amended and restated plan. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Cincinnati Bancorp will be the mid-tier stock holding company and CF Mutual Holding Company will be the top-tier mutual holding company. After the offering, subscribers in the offering will own 45% and CF Mutual Holding Company will own 55% of the outstanding shares of common stock of Cincinnati Bancorp.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization by the members of Cincinnati Federal as of the voting record date. A special meeting of members has been called for this purpose, to be held on September 24, 2015. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	Cincinnati Federal will organize an interim stock savings and loan association as a wholly owned subsidiary (“Interim One”);

(ii)	After Interim One receives approval from the FDIC for insurance of accounts and the FDIC has issued it a certificate number, Cincinnati Federal will transfer pursuant to a purchase and assumption agreement all of its assets and liabilities, except $50,000 in cash, to Interim One, and Interim One will become the stock savings and loan association resulting from the reorganization, including the purchase and assumption transaction pursuant to the plan (the “Stock Bank”);

(iii)	Cincinnati Federal will amend its charter and bylaws to read in the form of a federal mutual holding company to become CF Mutual Holding Company;

(iv)	CF Mutual Holding Company will organize Cincinnati Bancorp as a wholly-owned subsidiary, and transfer $1,000 to Cincinnati Bancorp in exchange for 100 shares of Cincinnati Bancorp common stock; and

(v)	CF Mutual Holding Company will transfer all of the initially issued stock of the Stock Bank to Cincinnati Bancorp in exchange for additional shares of Cincinnati Bancorp common stock, and the Stock Bank will become a wholly-owned subsidiary of Cincinnati Bancorp.

Concurrently with the reorganization, Cincinnati Bancorp will offer for sale 45% of its common stock representing 45% of the pro forma market value of Cincinnati Bancorp and Cincinnati Federal.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Cincinnati Federal’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan of reorganization, the subscription offering, and the community offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization is to establish a holding company and to convert Cincinnati Federal to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Cincinnati Federal and Cincinnati Bancorp by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide an additional cushion against unforeseen risk and expand our asset base. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than CF Mutual Holding Company to own a majority of the common stock of Cincinnati Bancorp. A majority of our voting stock will be owned by CF Mutual Holding Company, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. CF Mutual Holding Company will be able to elect all the members of Cincinnati Bancorp’s board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that CF Mutual Holding Company will not take action adverse to the interests of stockholders other than CF Mutual Holding Company. For example, CF Mutual Holding Company could prevent the sale of control of Cincinnati Bancorp, or defeat a candidate for the board of directors of Cincinnati Bancorp or other proposals put forth by stockholders.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of CF Mutual Holding Company to stock form. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering allows for an efficient use of net proceeds for Cincinnati Bancorp and Cincinnati Federal over the next several years.

The reorganization does not preclude the future conversion of CF Mutual Holding Company from the mutual to stock form of organization in the future. No assurance can be given when, if ever, CF Mutual Holding Company will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of CF Mutual Holding Company to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Cincinnati Federal

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. Cincinnati Federal will continue to be subject to regulation by the Office of the Comptroller of the Currency and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors and borrowers who had liquidation rights with respect to Cincinnati Federal as of the effective date of the reorganization will continue to have such rights solely with respect to CF Mutual Holding Company so long as they continue to hold deposit accounts with Cincinnati Federal. In addition, all persons who become depositors of Cincinnati Federal subsequent to the reorganization will have such liquidation rights with respect to CF Mutual Holding Company.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of Cincinnati Federal at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Cincinnati Federal will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in Cincinnati Federal immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of Cincinnati Federal will no longer have voting rights in Cincinnati Federal, but will have voting rights in

CF Mutual Holding Company. Following the completion of the reorganization and offering, voting rights in Cincinnati Bancorp will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Cincinnati Bancorp stockholders. Although Cincinnati Bancorp will have the power to issue shares of capital stock to persons other than CF Mutual Holding Company, as long as CF Mutual Holding Company is in existence, CF Mutual Holding Company will be required to own a majority of the voting stock of Cincinnati Bancorp, and consequently will be able to control the outcome of matters put to a vote of stockholders. Cincinnati Bancorp must own 100% of the voting stock of Cincinnati Federal.

Offering of Common Stock

Under the plan of reorganization, up to 672,750 shares (subject to increase to up to 773,663 shares) of Cincinnati Bancorp common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 2:00 p.m., Eastern Time, on September 15, 2015, unless otherwise extended by Cincinnati Federal and Cincinnati Bancorp. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by the Federal Reserve Board or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on October 30, 2015, unless extended with the approval of the Federal Reserve Board. If the offering is not completed by October 30, 2015, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Cincinnati Federal of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Cincinnati Federal’s notice, the funds submitted will be refunded to the subscriber with interest at Cincinnati Federal’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Cincinnati Federal’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Cincinnati Federal as of the close of business on December 31, 2013 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

•	$200,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in Cincinnati Federal in the one-year period preceding December 31, 2013 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2013. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Cincinnati Federal, such as the employee stock ownership plan and Section 401(k) plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares (including shares issued to CF Mutual Holding Company). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 4.90% of the common stock issued and outstanding following the completion of the offering. The employee stock ownership plan may, with Federal Reserve Board approval, purchase some or all of the shares of common stock in the open market or may purchase shares of common stock directly from Cincinnati Bancorp.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on June 30, 2015, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$200,000 of common stock;

•	one-tenth of one percent of the total offering of common stock; or

•

15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on June 30, 2015. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Cincinnati Federal who is not an eligible account holder, supplemental eligible account holder or tax-qualified employee plan, as of the close of business on July 31, 2015, including borrowers from Cincinnati Federal as of January 21, 2015 who maintain such borrowings as of the close of business on July 31, 2015, will receive nontransferable subscription rights to purchase up to $200,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit and loan accounts in which he or she had an ownership interest on July 31, 2015. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Cincinnati Federal and Cincinnati Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Cincinnati Federal and Cincinnati Bancorp determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Cincinnati Federal or Cincinnati Bancorp or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by Cincinnati Bancorp in a community offering to members of the general public to whom Cincinnati Bancorp delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in Hamilton, Butler, Warren and Clermont Counties, Ohio. Subject to the maximum purchase limitations, these persons may purchase up to $200,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, Cincinnati Bancorp will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Cincinnati Bancorp and Cincinnati Federal, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in Hamilton, Butler, Warren and Clermont Counties, Ohio whose orders are accepted by Cincinnati Federal, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in Hamilton, Butler, Warren and Clermont Counties, Ohio, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in Hamilton, Butler, Warren and Clermont Counties, Ohio, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $200,000 of common stock.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Cincinnati Bancorp owned or controlled by persons other than CF Mutual Holding Company at the close of the reorganization and offering shall be less than 50% of Cincinnati Bancorp’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $200,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $500,000 of the common stock offered in the offering (or such lesser amount as shall equal 9.9% of the common stock sold in the offering), except that: (i) Cincinnati Bancorp may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of federal banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Cincinnati Bancorp, by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.90% of the outstanding shares of common stock of Cincinnati Bancorp, at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Cincinnati Bancorp, or Cincinnati Federal that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by any one or more tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.90% of the stockholders’ equity of Cincinnati Bancorp, at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Cincinnati Bancorp, or Cincinnati Federal that are attributable to such person shall not be counted.

E.

The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.90% of the outstanding shares of common stock of Cincinnati Bancorp at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.90% of the stockholders’ equity of Cincinnati Bancorp at the conclusion of the offering.

G.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by all stock benefit plans of Cincinnati Bancorp, or Cincinnati Federal, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Cincinnati Bancorp held by persons other than CF Mutual Holding Company.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% (or such higher percentage as may be set by our board of directors with the approval of federal banking regulators) of the outstanding shares of common stock held by persons other than CF Mutual Holding Company at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Cincinnati Bancorp, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 33% of the stockholders’ equity of Cincinnati Bancorp held by persons other than CF Mutual Holding Company at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. Cincinnati Bancorp, and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of Cincinnati Bancorp, has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.

A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•	any corporation or organization, other than CF Mutual Holding Company, Cincinnati Bancorp or Cincinnati Federal or a majority-owned subsidiary of Cincinnati Bancorp or Cincinnati Federal, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•	any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes relating to subscriptions in the stock offering and the sale of common stock following the reorganization, a person who has a substantial beneficial interest in any non-tax-qualified employee plan or any tax-qualified employee plan, or who is a trustee or fiduciary of such plan, is not an associate of such plan, and except that for purposes of aggregating total shares that may be held by officers and directors, the term “associate” does not include any tax-qualified employee plan; or

•	any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of CF Mutual Holding Company, Cincinnati Bancorp or Cincinnati Federal or a subsidiary thereof.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The boards of directors of Cincinnati Bancorp and Cincinnati Federal may, in their sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering provided that the total number of shares purchased by persons, their associates and those persons with which they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of the federal banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of Cincinnati Bancorp common stock under this provision will be allocated by the boards of directors of Cincinnati Bancorp and Cincinnati Federal in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Cincinnati Bancorp and Cincinnati Federal, with the approval of the federal banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Cincinnati Federal or Cincinnati Bancorp and except as described below. In addition, under FINRA guidelines, members of the FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Keefe, Bruyette & Woods, Inc.

To assist in the marketing of the common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with FINRA. Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows:

•	provide advice on the financial and securities market implications of the plan of reorganization and stock issuance plan;

•	assist in structuring our stock offering, including developing a marketing strategy for the stock offering;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, as needed; and

•	provide general advice and assistance as may be reasonably necessary to promote the successful completion of the stock offering.

For its services as financial advisor, Keefe, Bruyette & Woods, Inc. will receive (i) a non-refundable management fee of $25,000, which we have already paid, and (ii) a success fee of $225,000. The success fee will be reduced by the management fee. In the event that we are required to resolicit subscribers for shares of our common stock in the subscription and community offerings and Keefe, Bruyette & Woods, Inc. will be required to provide significant additional services in connection with the resolicitation (including repeating the services described above), then we may pay Keefe, Bruyette & Woods, Inc. an additional fee for those services that will not exceed $25,000.

In the event that Keefe, Bruyette & Woods, Inc. sells shares of common stock through a group of broker-dealers in a syndicated community offering, they will be paid the success fee described above as well as a transaction fee, which fee, along with the fee payable to selected dealers (which will include Keefe, Bruyette & Woods, Inc.) will not exceed 6.0% in the aggregate of the dollar amount of total shares sold in the syndicated community offering; provided, however, that the amount of the success fee shall be credited on a dollar-for-dollar basis against any such transaction fee. Any such offering will be on a best efforts basis, and Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable expenses associated with its marketing effort in an amount not to exceed $25,000 and for attorney’s fees and expenses not to exceed $75,000. The expenses may be increased by mutual consent of Keefe, Bruyette & Woods, Inc. and Cincinnati Federal in the event of a material delay or resolicitation of the offering, including but not limited to an update of the financial information in the prospectus to a period later than the original filing. Under such circumstances, Keefe, Bruyette & Woods, Inc. may be reimbursed for additional reasonable expenses not to exceed $10,000, or additional fees and expenses of its attorneys not to exceed $15,000.

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933, as amended.

Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Keefe, Bruyette & Woods, Inc. will solicit orders and conduct sales of the common stock of Cincinnati Bancorp in states in which our directors and executive officers are not permitted to offer and sell our common stock.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our records agent in connection with the offering. In its role as records agent, Keefe, Bruyette & Woods, Inc. will assist us in the offering as follows:

•	consolidate deposit and loan accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxy votes;

•	support the inspector of election at the special meeting of members; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $20,000, $5,000 of which is non-refundable and has already been paid, plus reimbursement of expenses not to exceed $5,000.

How We Determined Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, a revised valuation and one update, Keller & Company, Inc. will receive a fee of $45,000, and will be reimbursed for its expenses up to $900. In the event that Keller & Company, Inc. is required to update the appraisal more than one time, it will receive no additional fee.

We are not affiliated with Keller & Company, Inc., and neither we nor Keller & Company, Inc. has an economic interest in, or is held in common with, the other. Keller & Company, Inc. represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the reorganization regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Keller & Company, Inc. from serving in the role of our independent appraiser.

We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable federal appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach, recognizing that the price-to-earnings approach was not meaningful due to Cincinnati Federal’s loss position. The market value ratios applied in the remaining two methodologies were based upon the current market valuations of the peer group companies identified by Keller & Company, Inc., subject to valuation adjustments applied by Keller & Company, Inc. to account for differences between us and our peer group. Because Keller & Company, Inc. concluded that asset size is not a strong determinant of market value, Keller & Company, Inc. did not place significant weight on the pro forma price-to-assets approach in reaching its conclusions. Keller & Company, Inc. placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including our financial statements. Keller & Company, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the reorganization and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the reorganization that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4.0% of the common stock sold in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the foregoing, Keller & Company, Inc. advised us that as of May 8, 2015, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $11.1 million to a maximum of $15.0 million, with a midpoint of $13.0 million (the estimated valuation range). Our board of directors determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 45% of the shares issued should be held by purchasers in the offering and 55% should be held by CF Mutual Holding Company. Based on the estimated valuation range and the purchase price of $10.00 per share, the total number of shares of common stock that Cincinnati Bancorp will issue will range from 1,105,000 to 1,495,000 shares, with a midpoint of 1,300,000 shares (including in each case shares issued to CF Mutual Holding Company), and the number of shares sold in the offering will range from 497,250 shares to 672,750 shares, with a midpoint of 585,000 shares.

Our board of directors reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the two years ended December 31, 2014, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Federal Reserve Board, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $17.2 million and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to up to 1,719,250 shares. Under such circumstances the number of shares sold in the offering will be increased to up to 773,663 shares and the number of shares held by CF Mutual Holding Company will be increased to up to 945,587 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Offering of Common Stock—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Keller & Company, Inc. did not independently verify the financial statements and other information provided by Cincinnati Federal, nor did Keller & Company, Inc. value independently the assets or liabilities of Cincinnati Federal. The independent valuation considers Cincinnati Federal as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $17.2 million or a decrease in the pro forma market value to less than $11.1 million, then Cincinnati Bancorp, after consulting with the Federal Reserve Board, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by the Federal Reserve Board in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or September 24, 2017.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Cincinnati Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Cincinnati Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of Keller & Company, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Cincinnati Federal and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, Keller & Company, Inc. confirms to Cincinnati Federal and the Federal Reserve Board that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Keller & Company, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Cincinnati Bancorp at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Keefe, Bruyette & Woods, Inc. or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Keefe, Bruyette & Woods, Inc. or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on September 15, 2015, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond October 30, 2015 would require the regulatory approval. If the offering is extended past October 30, 2015, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.15% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond September 24, 2017, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 2:00 p.m., Eastern Time,

September 15, 2015. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to Cincinnati Federal’s main office, located at 6581 Harrison Avenue, Cincinnati, Ohio. The main office is open Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time. Please do not mail stock order forms to Cincinnati Federal. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond October 30, 2015, or the number of shares of common stock to be sold is increased to more than 773,663 shares or decreased to less than 497,250 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Cincinnati Federal or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to Cincinnati Bancorp; or

•	authorization of withdrawal from Cincinnati Federal deposit account(s), other than checking accounts or individual retirement accounts (“IRAs”).

Appropriate means for designating withdrawals from deposit accounts at Cincinnati Federal are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the then current passbook savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Cincinnati Federal and will earn interest at a rate of 0.15% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Cincinnati Federal from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Cincinnati Federal line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Cincinnati Bancorp. You may not designate on your stock order form a direct withdrawal from a Cincinnati Federal retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Cincinnati Federal deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Cincinnati Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the stock offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Cincinnati Federal’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Cincinnati Federal individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Cincinnati Federal individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. An annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the September 15, 2015 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

Certificates representing shares of common stock sold in the subscription offering and community offering will be mailed to the stock registration address noted by purchasers on the stock order form as soon as practicable following completion of the offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any required regulatory approval. It is possible that until the stock certificates are delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificates will depend on arrangements you may make with a brokerage firm. Alternatively, and subject to any required consents or approvals from the Federal Reserve Board, Cincinnati Bancorp may decide to issue the shares of common stock in book entry form rather than issuing stock certificates. In that event, a statement reflecting ownership of shares of common stock (in lieu of a stock certificate) will be mailed to the persons entitled thereto.

Restrictions on Transfer of Subscription Rights and Shares

Federal Reserve Board regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The toll-free telephone number is (877) 643-8198. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Cincinnati Federal, Cincinnati Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Cincinnati Federal or Cincinnati Bancorp would prevail in a judicial proceeding.

Cincinnati Federal and Cincinnati Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.	The conversion of Cincinnati Federal to CF Mutual Holding Company will qualify as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(F).

2.	The transfer by the Mutual Bank of substantially all of its assets and liabilities to the Stock Bank qualifies as an exchange under Internal Revenue Code Section 351 and the Mutual Bank will recognize no gain or loss upon the transfer of substantially all of its assets and liabilities solely in exchange for the voting common stock of the Stock Bank.

3.	The Mutual Bank’s holding period in the common stock of the Stock Bank received in the reorganization will include the holding period during which the property exchanged was held.

4.	Cincinnati Federal will recognize no income with respect to its bad debt reserve established under Internal Revenue Code Section 593.

5.	The Stock Bank will recognize no gain or loss upon its receipt of property from the Mutual Bank in exchange for its stock.

6.	The Stock Bank’s basis in the property received from the Mutual Bank will be the same as the basis of such property in the hands of the Mutual Bank immediately prior to the reorganization.

7.	The Stock Bank’s holding period for the property received from the Mutual Bank will include the period during which such property was held by the Mutual Bank.

8.	Cincinnati Federal’s members will recognize no gain or loss by reason of the reorganization.

9.	No gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members of the Mutual Bank on the issuance to them of withdrawable deposit accounts in the Stock Bank plus liquidation rights with respect to CF Mutual Holding Company, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

10.	It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of stock of Cincinnati Bancorp. Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

11.	The basis of the deposit accounts in the Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in CF Mutual Holding Company to be received by the eligible account holders, supplemental eligible account holders, and other members of the Mutual Bank shall be zero.

12.	CF Mutual Holding Company and the persons who purchased common stock of Cincinnati Bancorp in the subscription and community offering (“minority stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Cincinnati Bancorp in exchange for stock in Cincinnati Bancorp.

13.	Cincinnati Bancorp will recognize no gain or loss on its receipt of the Stock Bank stock and cash in exchange for Cincinnati Bancorp.

14.	CF Mutual Holding Company’s basis in the Cincinnati Bancorp common stock received will be the same as its basis in the Stock Bank stock transferred.

15.	CF Mutual Holding Company’s holding period in Cincinnati Bancorp common stock received will include the period during which it held the Stock Bank common stock, provided that the property was a capital asset on the date of the exchange.

16.	Cincinnati Bancorp’s basis in the Stock Bank stock received from CF Mutual Holding Company will be the same as the basis of such property in the hands of CF Mutual Holding Company.

17.	Cincinnati Bancorp’s holding period for the Stock Bank stock received from CF Mutual Holding Company will include the period during which the property was held by CF Mutual Holding Company.

18.	It is more likely than not that the basis of Cincinnati Bancorp common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire the stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Cincinnati Bancorp, CF Mutual Holding Company, Cincinnati Federal and persons receiving subscription rights. The tax opinion as to items 10 and 18 above is based on the position that subscription rights to be received by eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

In the view of Keller & Company, Inc. (which is acting as independent appraiser of the value of the shares of Cincinnati Bancorp common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. Keller & Company, Inc.’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Cincinnati Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Cincinnati Federal, the members of Cincinnati Federal, Cincinnati Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Cincinnati Bancorp or Cincinnati Federal would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Cincinnati Bancorp’s registration statement. An opinion regarding the Ohio state income tax consequences consistent with the federal tax opinion has been issued by BKD, LLP, tax advisors to Cincinnati Federal and Cincinnati Bancorp.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Cincinnati Bancorp or Cincinnati Federal generally may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Cincinnati Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board and the Office of the Comptroller of the Currency. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit Cincinnati Bancorp from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON THE ACQUISITION OF CINCINNATI BANCORP AND CINCINNATI FEDERAL

The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire Cincinnati Bancorp, Cincinnati Federal or their respective capital stock are described below. Also discussed are certain provisions in Cincinnati Bancorp’s charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire Cincinnati Bancorp.

Federal Law

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition.

Control, as defined under federal law, means ownership, control, or holding with power to vote, of 25% or more of any class of voting stock. Federal regulations establish a rebuttable presumption of control upon ownership, control, or holding with power to vote, of 10% or more of a class of voting stock (i) where the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or (ii) no other person will own control or hold the power to vote a greater percentage of that class of voting securities.

The Federal Reserve Board may deny an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Cincinnati Bancorp or Cincinnati Federal without the Federal Reserve Board’s prior approval.

Charter and Bylaws of Cincinnati Bancorp

The following discussion is a summary of provisions of the charter and bylaws of Cincinnati Bancorp that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. The board of directors of Cincinnati Bancorp is required by the charter and bylaws to be divided into three staggered classes that are as equal in size as is possible. Each year one class will be elected by stockholders of Cincinnati Bancorp for a three year term. A classified board promotes continuity and stability of management of Cincinnati Bancorp, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the offering, Cincinnati Bancorp will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of Cincinnati Bancorp.” Although these shares could be used by the board of directors of Cincinnati Bancorp to make it more difficult or to discourage an attempt to obtain control of Cincinnati Bancorp through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since CF Mutual Holding Company will own a majority of the common stock for so long as we remain in the mutual holding company structure.

How Shares are Voted. Cincinnati Bancorp’s charter provides that there will not be cumulative voting by stockholders for the election of Cincinnati Bancorp’s directors. No cumulative voting rights means that CF Mutual Holding Company, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Cincinnati Bancorp to be elected at that meeting. This could prevent minority stockholder representation on Cincinnati Bancorp’s board of directors.

Restrictions on Acquisitions of Shares. A section in Cincinnati Bancorp’s and Cincinnati Federal’s charter provides that for a period of five years from the closing of the offering, no person, other than CF Mutual Holding Company, and, with respect to Cincinnati Federal, other than CF Mutual Holding Company and Cincinnati Bancorp, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Cincinnati Bancorp or Cincinnati Federal held by persons other than CF Mutual Holding Company, and, with respect to Cincinnati Federal, other than Cincinnati Bancorp, and that any shares acquired in excess of this limit would not be entitled to be voted and would not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Procedures for Stockholder Nominations. Cincinnati Bancorp’s bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Cincinnati Bancorp at least five days before the date of the annual meeting. Management believes that it is in the best interests of Cincinnati Bancorp and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of Cincinnati Bancorp’s charter and bylaws described above, benefit plans of Cincinnati Bancorp and Cincinnati Federal that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with the offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Cincinnati Federal might conclude are not in the best interests of Cincinnati Bancorp and Cincinnati Federal or Cincinnati Bancorp’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF CINCINNATI BANCORP

General

Cincinnati Bancorp is authorized to issue 9,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of serial preferred stock. Each share of Cincinnati Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan or reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of Cincinnati Bancorp’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of Cincinnati Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Cincinnati Bancorp currently expects that it will have a maximum of up to 1,495,000 shares of common stock outstanding after the offering, of which up to 672,750 shares will be held by persons other than CF Mutual Holding Company. Our board of directors can, without stockholder approval, issue additional shares of common stock, although CF Mutual Holding Company, so long as it is in existence, must own a majority of Cincinnati Bancorp’s outstanding shares of common stock. Cincinnati Bancorp’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Cincinnati Bancorp has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Cincinnati Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Cincinnati Bancorp will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Cincinnati Bancorp out of funds legally available therefor. Dividends from Cincinnati Bancorp will depend, in large part, upon receipt of dividends from Cincinnati Federal, because Cincinnati Bancorp initially will have no source of income other than dividends from Cincinnati Federal, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to Cincinnati Bancorp’s loan to the employee stock ownership plan. Regulations of the Federal Reserve Board and the Office of the Comptroller of the Currency impose limitations on “capital distributions” by savings institutions.

If Cincinnati Bancorp pays dividends to its stockholders, it also will be required to pay dividends to CF Mutual Holding Company, unless CF Mutual Holding Company is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is generally not to permit a savings and loan holding company to waive dividends declared by its subsidiary. Accordingly, because dividends will be required to be paid to CF Mutual Holding Company along with all other shareholders, the amount of dividends available for all other shareholders will be less than if CF Mutual Holding Company were permitted to waive the receipt of dividends.

Pursuant to our charter, Cincinnati Bancorp is authorized to issue preferred stock. If Cincinnati Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the offering, the holders of common stock of Cincinnati Bancorp will possess exclusive voting rights in Cincinnati Bancorp. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Cincinnati Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Cincinnati Federal, Cincinnati Bancorp, as holder of Cincinnati Federal’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Cincinnati Federal, including all deposit accounts and accrued interest thereon, all assets of Cincinnati Federal available for distribution. In the event of liquidation, dissolution or winding up of Cincinnati Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Cincinnati Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of the common stock of Cincinnati Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Cincinnati Bancorp issues more shares in the future. The common stock is not subject to redemption.

Provisions in Cincinnati Bancorp’s Charter that Could Restrict the Acquisition of Cincinnati Bancorp. Certain provisions in the charter of Cincinnati Bancorp will serve to restrict the ability of a person, firm, or entity from acquiring Cincinnati Bancorp, Cincinnati Federal or their respective capital stock. See “Restrictions on Acquisition of Cincinnati Bancorp and Cincinnati Federal – Charter and Bylaws of Cincinnati Bancorp – Restrictions on Acquisitions of Shares.”

Preferred Stock

None of the shares of Cincinnati Bancorp’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. The issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to legal counsel. Cincinnati Bancorp has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company, Brooklyn, New York, will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Cincinnati Federal and Cincinnati Bancorp by the firm of Luse Gorman, PC, Washington, D.C. The Ohio state income tax consequences of the reorganization and offering have been passed upon for Cincinnati Federal and Cincinnati Bancorp by BKD, LLP. Luse Gorman, PC and BKD, LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Keefe, Bruyette & Woods, Inc. by Vorys, Sater, Seymour and Pease LLP, Cincinnati, Ohio.

EXPERTS

The consolidated financial statements of Cincinnati Federal as of and for the years ended December 31, 2014 and 2013, have been included herein and in the registration statement in reliance upon the report of BKD, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report to Cincinnati Federal and Cincinnati Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Cincinnati Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549 and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Cincinnati Bancorp and Cincinnati Federal have filed applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC with respect to the reorganization and offering. Pursuant to the rules and regulations of the Federal Reserve Board, this prospectus omits certain information contained in such applications. To obtain a copy of non-confidential portions of the applications filed with the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC, you may contact Allen M. Brown, Banking Supervisor of the Federal Reserve Bank of Cleveland, at (216) 579-3091, the Central District Office of the Office of the Comptroller of the Currency located at One Financial Place, Suite 2700, 440 South LaSalle Street, Chicago, Illinois 60605, and the Chicago Regional Office of the FDIC located at 300 S. Riverside Plaza, Suite 1700, Chicago, Illinois 60606, respectively.

A copy of the charter and bylaws of Cincinnati Bancorp is available without charge from Cincinnati Federal.

REGISTRATION REQUIREMENTS

In connection with the offering, Cincinnati Bancorp will register its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, Cincinnati Bancorp and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Cincinnati Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

CINCINNATI FEDERAL SAVINGS AND LOAN ASSOCIATION

* * *

Separate financial statements for Cincinnati Bancorp have not been included in this prospectus because Cincinnati Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

Board of Directors

Cincinnati Federal Savings and Loan Association

Cincinnati, Ohio

We have audited the accompanying balance sheets of Cincinnati Federal Savings and Loan Association as of December 31, 2014 and 2013, and the related statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the two-year period ended December 31, 2014. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cincinnati Federal Savings and Loan Association as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

Cincinnati, Ohio

March 5, 2015

Cincinnati Federal Savings and Loan Association

Consolidated Balance Sheets

March 31, 2015 (Unaudited) and

December 31, 2014 and 2013

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$2,408,299	$3,583,246	$1,978,046
Interest-bearing demand deposits in banks	4,647,398	3,757,635	4,565,282

Cash and cash equivalents	7,055,697	7,340,881	6,543,328

Interest-bearing time deposits in banks		—	498,000
Available-for-sale securities	3,178,901	3,371,075	4,032,719
Loans held for sale	2,347,722	1,546,868	1,009,154
Loans, net of allowance for loan losses of $1,366,771, $1,350,000 and $976,531.	109,607,919	104,487,438	96,313,600
Premises and equipment, net	2,562,971	2,566,329	2,678,819
Federal Home Loan Bank stock	888,100	888,100	884,600
Foreclosed assets held for sale	179,074	255,779	53,800
Interest receivable	345,973	316,535	325,897
Mortgage servicing rights	569,988	513,853	519,194
Federal Home Loan Bank lender risk account receivable	1,299,209	1,270,017	1,108,912
Bank Owned Life Insurance	3,015,212	2,992,368	2,502,686
Other assets	595,516	134,855	137,339

Total assets	$131,646,282	$125,684,098	$116,608,048

Liabilities and Equity

Liabilities
Deposits
Demand	$11,183,227	$11,461,142	$9,770,824
Savings	24,160,996	24,414,390	21,892,274
Certificates of Deposits	61,277,413	57,602,240	52,488,344

Total deposits	96,621,636	93,477,772	84,151,442

Federal Home Loan Bank advances	21,807,339	18,782,705	18,536,977
Advances from borrowers for taxes and insurance	689,553	1,019,208	787,413
Interest payable	17,415	16,692	27,316
Other liabilities	912,825	918,472	1,087,045

Total liabilities	120,048,768	114,214,849	104,590,193

Commitments and Contingent Liabilities

Equity
Retained earnings	11,828,551	11,709,362	12,048,564
Accumulated other comprehensive loss	(231,037)	(240,113)	(30,709)

Total equity	11,597,514	11,469,249	12,017,855

Total liabilities and equity	$131,646,282	$125,684,098	$116,608,048

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Consolidated Statements of Operations

Three Months Ended March 31, 2015 and 2014 (Unaudited) and

Years Ended December 31, 2014 and 2013

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Interest and Dividend Income
Loans, including fees	$1,157,339	$1,159,733	$4,705,613	$4,569,201
Securities	8,758	14,170	49,755	58,743
Dividends on Federal Home Loan Bank stock and other	8,965	9,835	38,022	45,775

Total interest and dividend income	1,175,062	1,183,738	4,793,390	4,673,719

Interest Expense
Deposits	217,496	204,056	875,115	784,971
Federal Home Loan Bank advances	71,479	122,110	477,525	545,579

Total interest expense	288,975	326,166	1,352,640	1,330,550

Net Interest Income	886,087	857,572	3,440,750	3,343,169

Provision for Loan Losses	32,052	46,500	773,495	132,750

Net Interest Income After Provision for Loan Losses	854,035	811,072	2,667,255	3,210,419

Noninterest Income
Gain on sales of loans	346,832	154,440	1,263,971	1,159,861
Other	153,828	211,807	474,593	473,140

Total noninterest income	500,660	366,247	1,738,564	1,633,001

Noninterest Expense
Salaries and employee benefits	613,927	528,603	2,224,383	2,126,553
Occupancy and equipment	92,070	99,068	367,452	341,622
Directors compensation	62,500	70,000	265,000	278,667
Data processing	118,901	103,539	408,237	365,164
Professional fees	50,341	24,816	125,829	124,296
Franchise tax	23,250	24,750	96,130	120,997
Deposit insurance premiums	24,497	18,726	94,056	44,897
Prepayment Penalties on FHLB Advances	—	—	713,579	—
Advertising	26,724	15,816	77,310	83,199
Software Licenses	17,589	11,581	57,570	46,344
Loan costs	31,313	19,583	132,416	70,414
Net loss (gains) on sales of foreclosed asset	750	(3,734)	4,530	(10,781)
Other	120,884	96,136	412,048	398,721

Total noninterest expense	1,182,746	1,008,884	4,978,540	3,990,093

Income (Loss) Before Income Tax	171,949	168,435	(572,720)	853,327

Provision (Benefit) for Income Taxes	52,760	51,933	(233,519)	298,392

Net Income (Loss)	$119,189	$116,502	$(339,202)	$554,935

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Consolidated Statements of Comprehensive Income (Loss)

Three Months Ended March 31, 2015 and 2014 (Unaudited) and

Years Ended December 31, 2014 and 2013

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Net Income (Loss)	$119,189	$116,502	$(339,202)	$554,935

Other Comprehensive Income (Loss):
Net unrealized gains (losses) on available-for-sale securities	12,376	(22,035)	56,380	(63,676)
Tax (expense) benefit	(4,208)	7,492	(19,169)	21,650
Changes in directors’ retirement plan prior service costs	1,376	—	(373,637)	—
Tax benefit	(468)		127,022	—

Other comprehensive income (loss)	9,076	(14,543)	(209,404)	(42,026)

Comprehensive Income (Loss)	$128,265	$101,959	$(548,606)	$512,909

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Consolidated Statements of Equity

Three Months Ended March 31, 2015 (Unaudited) and

Years Ended December 31, 2014 and 2013

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2012	$11,493,629	$11,317	$11,504,946
Net income	554,935	—	554,935
Other comprehensive loss	—	(42,026)	(42,026)

Balance, December 31, 2013	$12,048,564	$(30,709)	$12,017,855
Net loss	(339,202)	—	(339,202)
Other comprehensive loss	—	(209,404)	(209,404)

Balance, December 31, 2014	$11,709,362	$(240,113)	$11,469,249

Net income	119,189	—	119,189
Other comprehensive income	—	9,076	9,076

Balance, March 31, 2015	$11,828,551	$(231,037)	$11,597,514

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015 and 2014 (Unaudited) and

Years Ended December 31, 2014 and 2013

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Operating Activities
Net income (loss)	$119,189	$116,502	$(339,202)	$554,935
Items not requiring (providing) cash
Depreciation and amortization	34,234	35,993	144,806	141,092
Provision for loan losses	32,052	46,500	773,495	132,750
Amortization of premiums and discounts on securities	7,447	6,300	25,771	1,336
Amortization of deferred prepayment penalty on Federal Home Loan Bank advances	24,634	47,898	182,831	215,022
FHLB Advance Prepayment Penalties	—	—	713,579	—
Deferred income taxes	32,987	(41,454)	(249,223)	147,139
Gain on Sale of Loans	346,832	154,440	(1,263,971)	(1,159,861)
Proceeds from the sale of loans held for sale	12,190,814	5,428,631	41,951,773	33,486,203
Origination of loans held for sale	(13,338,500)	(6,059,464)	(41,225,516)	(31,000,073)
Net (gains) loss on sale of foreclosed assets	(750)	3,734	4,854	(10,781)
Income from Bank Owned Life insurance	(22,844)	(20,114)	(89,682)	—
Changes in
Interest receivable	(29,438)	(25,068)	9,362	17,891
Mortgage servicing rights	(56,135)	(79,207)	5,341	(167,763)
Federal Home Loan Bank lender risk account receivable	(29,192)	(11,485)	(161,105)	(247,692)
Other assets	(460,661)	(73,850)	2,484	134,526
Interest payable	723	(1,077)	(10,624)	(11,129)
Other liabilities	(41,935)	59,067	(185,135)	259,408

Net cash (used) provided by operating activities	(1,190,543)	(412,654)	289,838	2,493,003

Investing Activities
Net change in interest-bearing time deposits in banks	—	—	498,000	1,992,000
Purchases of available-for-sale securities	—	—	—	(995,432)
Proceeds from maturities of available-for-sale securities	197,103	169,004	692,255	867,707
Purchase of Federal Home Loan Bank stock	—	—	(3,500)	(3,000)
Net change in loans	(5,211,114)	(5,035,133)	(9,203,112)	(2,694,082)
Purchase of premises and equipment	(30,876)	(9,212)	(32,316)	(111,713)
Purchase of bank owned life insurance	—	—	(400,000)	(2,502,686)
Proceeds from sales of foreclosed assets	136,036	18,566	48,946	80,849

Net cash used in investing activities	(4,908,851)	(4,856,775)	(8,399,727)	(3,366,357)

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Consolidated Statements of Cash Flows (Continued)

Three Months Ended March 31, 2015 and 2014 (Unaudited) and

Years Ended December 31, 2014 and 2013

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Financing Activities
Net increase (decrease) in deposits	3,143,865	9,694,876	9,326,329	(53,882)
Proceeds from Federal Home Loan Bank advances	6,500,000	1,000,000	17,250,000	7,000,000
Repayment of Federal Home Loan Bank advances	(3,500,000)	(2,008,860)	(17,900,682)	(5,912,727)
Net (decrease) increase in advances from borrowers for taxes and insurance	(329,655)	(200,676)	231,795	58,990

Net cash provided by financing activities	5,814,210	8,485,340	8,907,442	1,092,381

(Decrease) Increase in Cash and Cash Equivalents	(285,184)	3,215,911	797,553	219,027
Cash and Cash Equivalents, Beginning of Year	7,340,881	6,543,328	6,543,328	6,324,301

Cash and Cash Equivalents, End of Year	$7,055,697	$9,759,239	$7,340,881	$6,543,328

Supplemental Cash Flows Information
Interest paid	$288,252	$327,243	$1,363,264	$1,341,679
Income taxes paid (refunded)	$—	$160,000	$268,286	$(142,629)
Real estate acquired in settlement of loans	$62,598	$31,500	$255,779	$123,868

See Notes to Consolidated Financial Statements

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Cincinnati Federal Savings and Loan Association (“Company”) is a federally chartered mutual savings and loan association and is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Hamilton County, Ohio and surrounding areas. The Company is subject to competition from other financial institutions. The Company is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, loan servicing rights and fair values of financial instruments.

Interim Financial Statements

The interim financial statements at March 31, 2015, and for the three months ended March 31, 2015 and 2014 are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2015, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2015, or any other period.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

At March 31, 2015, the company’s cash accounts exceeded federally insured limits by approximately $6,196,697.

Interest-bearing Time Deposits in Banks

Interest-bearing deposits in banks mature within one year and are carried at cost.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Securities

Available for sale securities are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

When cash payments are received on impaired loans in each loan class, the Company records the payment as interest income unless collection of the remaining recorded principal amount is doubtful, at which time payments are used to reduce the principal balance of the loan. Troubled

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

debt restructured loans recognize interest income on an accrual basis at the renegotiated rate if the loan is in compliance with the modified terms, no principal reduction has been granted and the loan has demonstrated the ability to perform in accordance with the renegotiated terms for a period of at least six months.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Company’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

In the course of working with borrowers, the Company many choose to restructure the contractual terms of certain loans. In this scenario, the Company attempts to work-out an alternative payment schedule with the borrower in order to optimize collectability of the loan. Any loans that are modified are reviewed by the Company to identify if a troubled debt restructuring (“TDR”) has occurred, which is when, for economic or legal reasons related to a borrower’s financial difficulties, the Company grants a concession to the borrower that it would not otherwise consider. Terms may be modified to fit the ability of the borrower to repay in line with the borrower’s current financial status, and the restructuring of the loan may include the transfer of assets from the borrower to satisfy the debt, a modification of loan terms or a combination of the two. If such efforts by the Company do not results in a satisfactory arrangement, the loan is referred to legal counsel, at which time foreclosure, the Company may terminate foreclosure proceedings if the borrower is able to work-out a satisfactory payment plan.

It is the Company’s policy that any restructured loans on nonaccrual prior to being restructured remain on nonaccrual status until six months of satisfactory borrower performance, at which time management would consider its return to accrual status. If a loan was accruing at the time of restructuring, the Company reviews the loan to determine if it is appropriate to continue the accrual of interest on the restructured loan.

With regards to determination of the amount of the allowance for credit losses, trouble debt restructured loans are considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings is the same as detailed previously.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	15-40 years
Equipment	3-5 years

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure, establishing a new cost basis. Subsequent to

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets. There were no valuation allowances established for the disclosed periods.

Mortgage Servicing Rights

Mortgage servicing assets are recognized separately when rights are acquired through sale of financial assets. Under the servicing assets and liabilities accounting guidance (ASC 860-50), servicing rights resulting from the sale of loans originated by the Company are initially measured at fair value at the date of transfer. The Company subsequently measures each class of servicing asset using the fair value method. Under the fair value method, the servicing rights are carried in the balance sheet at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.

Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from quarter to quarter as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing rights and may result in a reduction or addition to noninterest income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

If necessary, the Company recognizes interest and penalties on income taxes as a component of income tax expense.

With a few exceptions, the Company is no longer subject to examinations by tax authorities for years before 2011. As of March 31, 2015, December 31, 2014 and 2013, the Company had no uncertain tax positions.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income, net of applicable income taxes. Other comprehensive income includes unrealized gains (losses) on available-for-sale securities and changes in the funded status of the directors’ retirement plan.

Reclassifications

Certain reclassifications have been made to the 2013 financial statements to conform to the March 2015 and December 2014 financial statement presentation. These reclassifications had no effect on net income.

Subsidiary and Other Activities

Cincinnati Federal has one subsidiary. In January 2015, Cincinnati Federal received regulatory approval to form Cincinnati Federal Investment Services, LLC, a wholly owned subsidiary. The subsidiary was formed to offer nondeposit investment and insurance products in partnership with Infinex Investments, Inc. As of March 31, 2015, Cincinnati Federal has a $100 investment in the subsidiary. Through March 31, 2015, there has been no activity in the subsidiary.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 2:	Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:

March 31, 2015 (Unaudited):
Mortgage-backed securities of government sponsored entities	$3,156,676	$27,386	$(5,161)	$3,178,901

December 31, 2014:
Mortgage-backed securities of government sponsored entities	$3,361,223	$26,900	$(17,048)	$3,371,075

December 31, 2013:
Mortgage-backed securities of government sponsored entities	$4,079,248	$15,074	$(61,603)	$4,032,719

There were no sales of available-for-sale securities in the 2015 period, 2014 or 2013.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2015, December 31, 2014 and 2013, was $2,276,519, $2,428,986 and $2,905,831, which is approximately 72%, 72% and 72%, respectively, of the Company’s investment portfolio. These declines primarily resulted from changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

The amortized cost and fair value of available-for-sale securities at March 31, 2015 and December 31, 2014 and 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

	March 31, 2015
	(Unaudited)		December 31, 2014		December 31, 2013
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value

Mortgage-backed securities of government sponsored entities	$3,156,673	$3,178,901	$3,361,223	$3,371,075	$4,079,248	$4,032,719

Totals	$3,156,673	$3,178,901	$3,361,223	$3,371,075	$4,079,248	$4,032,719

The following tables show the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2015, December 31, 2014 and 2013:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

March 31, 2015
(Unaudited)

Mortgage-backed securities of government sponsored entities	$—	$—	$2,276,519	$(5,161)	$2,276,519	$(5,161)

December 31, 2014

Mortgage-backed securities of government sponsored entities	$—	$—	$2,428,986	$(17,048)	$2,428,986	$(17,048)

December 31, 2013

Mortgage-backed securities of government sponsored entities	$846,464	$(18,338)	$2,059,367	$(43,265)	$2,905,831	$(61,603)

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 3:	Loans and Allowance for Loan Losses

Categories of loans at March 31, 2015 and December 31, 2014 and 2013 include:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)

One to four family mortgage loans -owner occupied	$59,605,221	$57,535,381	$46,360,654
One to four family - investment	12,910,283	13,072,227	13,749,163
Multi-family mortgage loans	13,508,740	12,931,648	13,264,849
Nonresidential mortgage loans	12,660,501	11,346,832	12,958,270
Construction and land loans	2,711,652	1,847,056	1,871,282
Real estate secured lines of credit	9,581,711	9,345,010	9,582,020
Commercial loans	334,817	345,232	47,404
Other consumer loans	27,359	37,584	151,848

Total loans	111,340,284	106,460,970	97,985,490

Less
Net deferred loan fees (costs)	(323,645)	(283,537)	(32,095)
Undisbursed portion of loans	689,239	907,069	727,454
Allowance for loan losses	1,366,771	1,350,000	976,531

Net loans	$109,607,919	$104,487,438	$96,313,600

Risk characteristics applicable to each segment of the loan portfolio are described as follows:

One to Four Family Mortgage Loans and Real Estate Secured Lines of Credit: The one to four family mortgage loans and real estate secured lines of credit are secured by owner-occupied one to four family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

One to Four Family Investment Property Loans: The one to four family investment property loans are secured by non-owner occupied one to four family residences. Repayment of these loans is primarily dependent on the net rental income and personal income of the borrowers. These loans are considered to be higher risk than owner occupied one to four family mortgage loans. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact investment property vacancies, property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Multi-Family and Nonresidential Mortgage Loans: These loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Loans: Land loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial Loans: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Other Consumer Loans: The consumer loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The following tables present the balance in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of March 31, 2015 and 2014 (Unaudited) and December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Allowance for loan losses:

Balance, beginning of year	$281,369	$415,496	$143,919	$214,671	$23,855	$263,535	$6,905	$250	$1,350,000

Provision charged to expense	6,810	(52,388)	5,641	23,441	57,792	(9,154)	(209)	119	32,052

Losses charged off	(19,974)	(7,307)	—	—	—	—	—	—	(27,281)
Recoveries	—	12,000	—	—	—	—	—	—	12,000

Balance, end of period	$268,205	$367,801	$149,560	$238,112	$81,647	$254,381	$6,696	$369	$1,366,771

Ending balance: Individually evaluated for impairment	$—	$47,101	$15,733	$14,774	$—	$—	$—	$—	$77,608

Ending balance: Collectively evaluated for impairment	$268,205	$320,700	$133,827	$223,338	$81,647	$254,381	$6,696	$369	$1,289,163

Loans:
Ending balance	$59,605,221	$12,910,283	$13,508,740	$12,660,501	$2,711,652	$9,581,711	$334,817	$27,359	$111,340,284

Ending balance: Individually evaluated for impairment	$484,846	$1,565,493	$964,745	$2,615,245	$306,995	$247,364	$—	$—	$6,184,688

Ending balance: Collectively evaluated for impairment	$59,120,375	$11,344,790	$12,543,995	$10,045,256	$2,404,657	$9,334,347	$334,817	$27,359	$105,155,596

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

	March 31, 2014 (Unaudited)
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Allowance for loan losses:
Balance, beginning of year	$140,410	$520,486	$81,809	$124,529	$32,651	$74,777	$948	$921	$976,531

Provision charged to expense	(5,532)	48,056	19,524	(1,244)	3,027	(19,437)	2,712	(607)	46,499

Losses charged off	—	—	—	—	—	—	—	—	—
Recoveries	—	—	—	—	—	—	—	—	—

Balance, end of period	$134,878	$568,542	$101,333	$123,285	$35,678	$55,340	$3,660	$314	$1,023,030

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

	December 31, 2014
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Allowance for loan losses:
Balance, beginning of year	$140,410	$520,486	$81,809	$124,529	$32,651	$74,777	$948	$921	$976,531

Provision charged to expense	295,377	150,287	62,110	88,132	(16,455)	188,758	5,957	(671)	773,495
Losses charged off	(154,418)	(271,717)	—	(50,000)	—	—	—	—	(476,135)
Recoveries	—	16,440	—	52,010	7,659	—	—	—	76,109

Balance, end of year	$281,369	$415,496	$143,919	$214,671	$23,855	$263,535	$6,905	$250	$1,350,000

Ending balance: Individually evaluated for impairment	$—	$47,101	$15,733	$14,774	$—	$—	$—	$—	$77,608

Ending balance: Collectively evaluated for impairment	$281,369	$368,395	$128,186	$199,897	$23,855	$263,535	$6,905	$250	$1,272,392

Loans:
Ending balance	$57,535,381	$13,072,227	$12,931,648	$11,346,832	$1,847,056	$9,345,010	$345,232	$37,584	$106,460,970

Ending balance: Individually evaluated for impairment	$639,646	$1,626,521	$1,277,877	$2,642,172	$309,723	$245,498	$—	$—	$6,741,437

Ending balance: Collectively evaluated for impairment	$56,895,735	$11,445,706	$11,653,771	$8,704,660	$1,537,333	$9,099,512	$345,232	$37,584	$99,719,533

	December 31, 2013
	One- to Four- Family Mortgage Loans Owner Occupied	One- to Four- Family Mortgage Loans Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Allowance for loan losses:
Balance, beginning of year	$253,535	$352,076	$150,928	$197,299	$44,533	$103,136	$—	$685	$1,102,192

Provision charged to expense	92,451	221,245	(69,119)	(72,770)	(11,882)	(28,359)	948	236	132,750
Losses charged off	(207,576)	(52,835)	—	—	—	—	—	—	(260,411)
Recoveries	2,000	—	—	—	—	—	—	—	2,000

Balance, end of year	$140,410	$520,486	$81,809	$124,529	$32,651	$74,777	$948	$921	$976,531

Ending balance: Individually evaluated for impairment	$—	$255,654	$15,733	$14,774	$—	$—	$—	$—	$286,161

Ending balance: Collectively evaluated for impairment	$140,410	$264,832	$66,076	$109,755	$32,651	$74,777	$948	$921	$690,370

Loans:
Ending balance	$46,360,654	$13,749,163	$13,264,849	$12,958,270	$1,871,282	$9,582,020	$47,404	$151,848	$97,985,490

Ending balance: Individually evaluated for impairment	$624,378	$2,140,140	$762,910	$2,684,204	$319,290	$233,483	$—	$—	$6,764,405

Ending balance: Collectively evaluated for impairment	$45,736,276	$11,609,023	$12,501,939	$10,274,066	$1,551,992	$9,348,537	$47,404	$151,848	$91,221,085

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The Company has adopted a standard grading system for all loans.

Definitions are as follows:

Prime (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.

Good (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.

Satisfactory (3) loans are of reasonable credit strength and repayment ability proving an average credit risk due to one or more underlying weaknesses.

Acceptable (4) loans are of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Company’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Company to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) loans are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The following tables present the credit risk profile of the Company’s loan portfolio based on internal rating category and payment activity as of March 31, 2015, December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	One- to Four- Family Mortgage Loans - Owner Occupied	One- to Four- Family Mortgage Loans - Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Pass	$59,270,735	$10,971,718	$12,543,995	$8,842,459	$2,404,657	$8,644,680	$334,817	$17,444	$103,030,505
Special mention	39,959	927,400	180,635	3,417,045	306,995	667,490	—	—	5,539,524
Substandard	294,527	1,011,165	784,110	400,997	—	269,541	—	9,915	2,770,255
Doubtful	—	—	—	—	—	—	—	—	—

Total	$59,605,221	$12,910,283	$13,508,740	$12,660,501	$2,711,652	$9,581,711	$334,817	$27,359	$111,340,284

	December 31, 2014
	One- to Four- Family Mortgage Loans - Owner Occupied	One- to Four- Family Mortgage Loans - Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Pass	$56,905,639	$10,429,843	$11,779,906	$7,608,249	$1,537,333	$9,203,685	$345,232	$37,584	$97,847,471
Special mention	184,535	1,443,185	185,643	3,207,428	309,723	—	—	—	5,330,514
Substandard	445,207	1,199,199	966,099	531,155	—	141,325	—	—	3,282,985
Doubtful	—	—	—	—	—	—	—	—	—

Total	$57,535,381	$13,072,227	$12,931,648	$11,346,832	$1,847,056	$9,345,010	$345,232	$37,584	$106,460,970

	December 31, 2013
	One- to Four- Family Mortgage Loans - Owner Occupied	One- to Four- Family Mortgage Loans - Investment	Multi-Family Mortgage Loans	Nonresidential Mortgage Loans	Construction & Land Loans	Real Estate Secured Lines of Credit	Commercial Loans	Other Consumer Loans	Total

Pass	$45,878,488	$11,772,906	$12,614,284	$9,246,971	$1,551,992	$8,665,852	$47,404	$151,848	$89,929,745
Special mention	—	384,130	—	1,365,748	—	667,400	—	—	2,417,278
Substandard	482,166	1,592,127	650,565	2,345,551	319,290	248,768	—	—	5,638,467
Doubtful	—	—	—	—	—	—	—	—	—

Total	$46,360,654	$13,749,163	$13,264,849	$12,958,270	$1,871,282	$9,582,020	$47,404	$151,848	$97,985,490

Pass portfolio within table above consists of loans graded Prime (1) through Acceptable (4).

The Company evaluates the loan risk grading system definitions and allowance for loan losses methodology on an ongoing basis. No significant changes were made to either during the past year.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of March 31, 2015, December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	30-59 Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

One- to four-family mortgage loans	$55,069	$89,169	$110,777	$255,015	$59,350,206	$59,605,221	$—
One to Four Family - Investment	104,264	132,346	—	236,610	12,673,673	12,910,283	—
Multi-family mortgage loans	—	—	—	—	13,508,740	13,508,740	—
Nonresidential mortgage loans	—	—	—	—	12,660,501	12,660,501	—
Construction & Land Loans	—	—	—	—	2,711,652	2,711,652	—
Real estate secured lines of credit	191,398	—	—	191,398	9,390,313	9,581,711	—
Commercial Loans	—	—	—	—	334,817	334,817	—
Other consumer loans	8,204	—	—	8,204	19,155	27,359	—

Total	$358,935	$221,515	$110,777	$691,227	$110,649,057	$111,340,284	$—

	December 31, 2014
	30-59 Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

One- to four-family mortgage loans	$40,817	$—	$280,998	$321,815	$57,213,566	$57,535,381	$—
One to Four Family - Investment	18,664		58,500	77,164	12,995,063	13,072,227	—
Multi-family mortgage loans	—	—	393,668	393,668	12,537,980	12,931,648	—
Nonresidential mortgage loans	—	—	—	—	11,346,832	11,346,832	—
Construction & Land Loans	—	—	—	—	1,847,056	1,847,056	—
Real estate secured lines of credit	—	62,477	—	62,477	9,282,533	9,345,010	—
Commercial Loans	—	—	—	—	345,232	345,232	—
Other consumer loans	8,754	—	—	8,754	28,830	37,584	—

Total	$68,235	$62,477	$733,166	$863,878	$105,597,092	$106,460,970	$—

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans Receivable	Total Loans > 90 Days & Accruing

One- to four-family mortgage loans	$239,364	$128,504	$152,117	$519,985	$45,840,669	$46,360,654	$—
One to Four Family Investment	—	—	392,288	392,288	13,356,875	13,749,163	—
Multi-family mortgage loans	404,544	—	—	404,544	12,860,305	13,264,849	—
Nonresidential mortgage loans	261,456	—	—	261,456	12,696,814	12,958,270	—
Construction & Land Loans	—	—	—	—	1,871,282	1,871,282	—
Real estate secured lines of credit	—	186,902	43,244	230,146	9,351,874	9,582,020	—
Commercial Loans	—	—	—	—	47,404	47,404	—
Other consumer loans	—	—	—	—	151,848	151,848	—

Total	$905,364	$315,406	$587,649	$1,808,419	$96,177,071	$97,985,490	$—

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16), when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The following tables present impaired loans at and for the periods ended March 31, 2015, December 31, 2014 and 2013:

	March 31, 2015 (Unaudited)
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$484,846	$484,846	$—	$488,316	$6,114
One to Four family - Investment	868,093	868,093	—	874,898	12,223
Multi-family mortgage loans	723,000	723,000	—	786,776	12,679
Nonresidential mortgage loans	2,427,869	2,427,869	—	2,438,518	35,235
Construction & Land loans	306,995	306,995	—	307,887	4,632
Real estate secured lines of credit	247,364	247,364	—	246,665	4,032
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	—	—	—	—	—
One to Four family - Investment	697,400	697,400	47,101	699,279	7,731
Multi-family mortgage loans	241,745	241,745	15,733	242,394	3,309
Nonresidential mortgage loans	187,376	187,376	14,774	188,162	3,295
Construction & Land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—

	$6,184,688	$6,184,688	$77,608	$6,272,895	$89,250

	March 31, 2014 (Unaudited)
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$552,656	$552,656	$—	$555,727	$8,618
One to Four family - Investment	1,029,637	1,029,637	—	1,050,661	12,659
Multi-family mortgage loans	590,062	590,062	—	561,180	7,875
Nonresidential mortgage loans	2,434,445	2,434,445	—	2,445,026	36,024
Construction & Land loans	317,599	317,599	—	318,445	6,116
Real estate secured lines of credit	233,239	233,239	—	233,361	2,794
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	24,044	66,044	42,000	45,044	—
One to Four family - Investment	1,054,196	1,212,922	225,654	1,062,057	10,460
Multi-family mortgage loans	230,762	230,762	15,733	230,688	4,128
Nonresidential mortgage loans	177,888	177,888	14,774	178,310	2,620
Construction & Land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—

	$6,644,528	$6,845,254	$298,161	$6,680,499	$91,294

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

	December 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$639,646	$639,646	$—	$711,252	$32,031
One to Four family - Investment	925,324	925,324	—	956,649	51,483
Multi-family mortgage loans	1,034,871	1,034,871	—	1,050,064	72,294
Nonresidential mortgage loans	2,453,444	2,453,444	—	2,500,543	145,584
Construction & Land loans	309,723	309,723	—	314,506	20,251
Real estate secured lines of credit	245,498	245,498	—	246,323	12,156
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	—	—	—	—	—
One to Four family - Investment	701,197	701,197	47,101	709,447	33,791
Multi-family mortgage loans	243,006	243,006	15,733	244,882	15,378
Nonresidential mortgage loans	188,728	188,728	14,774	191,318	12,588
Construction & Land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—

	$6,741,437	$6,741,437	$77,608	$6,924,984	$395,556

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a specific valuation allowance
One- to four-family mortgage loans	$625,060	$625,060	$—	$626,326	$38,744
One to Four family - Investment	1,071,003	1,071,003		1,171,714	86,362
Multi-family mortgage loans	532,297	532,297	—	631,351	62,194
Nonresidential mortgage loans	2,505,473	2,505,473	—	2,544,916	153,055
Construction & Land loans	319,290	319,290	—	323,393	20,760
Real estate secured lines of credit	233,483	233,483	—	231,981	10,536
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—
Loans with a specific valuation allowance
One- to four-family mortgage loans	—	—	—		—
One to Four family - Investment	1,068,455	1,294,109	255,654	1,346,062	60,509
Multi-family mortgage loans	230,613	246,346	15,733	250,287	19,462
Nonresidential mortgage loans	178,731	193,505	14,774	199,121	17,070
Construction & Land loans	—	—	—	—	—
Real estate secured lines of credit	—	—	—	—	—
Commercial Loans	—	—	—	—	—
Other consumer loans	—	—	—	—	—

	$6,764,405	$7,020,566	$286,161	$7,325,151	$468,692

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Interest income recognized on a cash basis was not materially different than interest income recognized.

The following table presents the Company’s nonaccrual loans at March 31, 2015, December 31, 2014 and 2013. This table excludes performing troubled debt restructurings.

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)

One- to four-family mortgage loans	$110,801	$280,997	$152,116
One to four family - Investment	—	58,500	392,288
Multi-family mortgage loans	—	393,668	—
Nonresidential mortgage loans	—	—	—
Land loans	—	—	—
Real estate secured lines of credit	—	—	43,244
Commercial Loans	—	—	—
Other consumer loans	—	—	—

Total	$110,801	$733,165	$587,648

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

At March 31, 2015, December 31, 2014 and 2013, the company had a number of loans that were modified in troubled debt restructurings and impaired. The modifications of terms included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents information regarding troubled debt restructurings by class for the periods ended March 31, 2015, December 31, 2014 and 2013.

Newly classified debt restructurings:

March 31, 2015 (Unaudited)
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	—	$—	$—
Residential 1-4 family - Investment	—	—	—
Multifamily	—	—	—
Nonresidential mortgage loans	—	—	—
Construction & Land loans	—	—	—
Construction & Land loans	—	—	—
Real estate secured lines of credit	—	—	—
Commercial Loans	—	—	—
Consumer loans	—	—	—

	—	$—	$—

December 31, 2014
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	—	$—	$—
Residential 1-4 family - Investment	1	49,661	49,661
Multifamily	3	519,187	560,872
Nonresidential mortgage loans	—	—	—
Construction & Land loans	—	—	—
Construction & Land loans	—	—	—
Real estate secured lines of credit	—	—	—
Commercial Loans	—	—	—
Consumer loans	—	—	—

	4	$568,848	$610,533

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

December 31, 2013
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	1	$19,228	$19,228
Residential 1-4 family - Investment	1	70,554	70,554
Multifamily	—	—	—
Nonresidential mortgage loans	—	—	—
Construction & Land loans	—	—	—
Construction & Land loans	—	—	—
Real estate secured lines of credit	—	—	—
Commercial Loans	—	—	—
Consumer loans	—	—	—

	2	$89,782	$89,782

The troubled debt restructurings described above increased the allowance for loan losses by $0, $0 and $0 and resulted in charge offs of $0, $0 and $0 during the periods ended March 31, 2015, December 31, 2014 and 2013, respectively.

Newly restructured loans by type of modification:

March 31, 2015 (Unaudited)
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	$—	$—	$—	$—
Residential 1-4 family - Investment	—	—	—	—
Multifamily	—	—	—	—
Nonresidential mortgage loans	—	—	—	—
Construction & Land loans	—	—	—	—
Construction & Land loans	—	—	—	—
Real estate secured lines of credit	—	—	—	—
Commercial Loans	—	—	—	—
Consumer loans	—	—	—	—

	$—	$—	$—	$—

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

December 31, 2014
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	$—	$—	$—	$—
Residential 1-4 family - Investment	—	49,661	—	49,661
Multifamily	—	560,872	—	560,872
Nonresidential mortgage loans	—	—	—	—
Construction & Land loans	—	—	—	—
Construction & Land loans	—	—	—	—
Real estate secured lines of credit	—	—	—	—
Commercial Loans	—	—	—	—
Consumer loans	—	—	—	—

	$—	$610,533	$—	$610,533

December 31, 2013
	Interest Only	Term	Combination	Total Modification
Mortgage loans on real estate:
Residential 1-4 family - Owner Occupied	$—	$19,228	$—	$19,228
Residential 1-4 family - Investment	—	70,554	—	70,554
Multifamily	—	—	—	—
Nonresidential mortgage loans	—	—	—	—
Construction & Land loans	—	—	—	—
Construction & Land loans	—	—	—	—
Real estate secured lines of credit	—	—	—	—
Commercial Loans	—	—	—	—
Consumer loans	—	—	—	—

	$—	$89,782	$—	$89,782

The Company had no troubled debt restructurings modified during the periods ended March 31, 2015, December 31, 2014 and 2013 that subsequently defaulted.

As of March 31, 2015, borrowers with loans designated as TDRs and totaling $607,713 of residential real estate loans and $845,901 of multifamily and nonresidential loans, met the criteria for placement back on accrual status. This criteria is a minimum of six months of payment performance under existing or modified terms.

The carrying amount of foreclosed residential real estate property at March 31, 2015 was $179,000. Consumer mortgage loans in process of foreclosure totaled $99,000 at the end of the period.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 4:	Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)

Land	$596,762	$596,762	$596,762
Buildings and improvements	3,259,408	3,228,532	3,204,321
Furniture and equipment	778,896	778,896	770,793

	4,635,066	4,604,190	4,571,876
Less accumulated depreciation	(2,072,095)	(2,037,862)	(1,893,057)

Net premises and equipment	$2,562,971	$2,566,329	$2,678,819

Note 5:	Loan Servicing

Loans serviced for others are not included in the accompanying balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The unpaid principal balance of mortgage loans serviced for others was $53,094,643, $49,744,634, $54,945,418 and $49,082,071 at March 31, 2015, March 31, 2014, December 31, 2014 and 2013, respectively.

The following summarizes the activity in mortgage servicing rights measured using the fair value method for the periods ended March 31, 2015, December 31, 2014 and 2013:

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Fair value as of the beginning of the period	$513,853	$519,194	$519,194	$351,431
Recognition of mortgage servicing rights on the sale of loans	10,268	—	69,583	129,084
Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model	45,867	79,207	(74,924)	38,679

Fair value at the end of the period	$569,988	$598,401	$513,853	$519,194

Contractually specified servicing fees were $33,746, $128,303 and $120,765 for the periods ended March 31, 2015, December 31, 2014 and 2013, respectively.

Certain loan sale transactions with the Federal Home Loan Bank of Cincinnati (FHLB) provide for establishment of a Lender Risk Account (LRA). The LRA consists of amounts withheld from the

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

loan sale proceeds by the FHLB for absorbing potential losses on those loans sold. These withheld funds are an asset to the Company as they are scheduled to be paid to the Company in future years, net of any credit losses on those loans sold. The funds withheld to settle these potential losses totaled $2,169,249, $2,030,247 and $1,814,144 at March 31, 2015, December 31, 2014 and 2013, respectively; however, these receivables are recorded at fair value at the time of sale, which includes consideration of potential credit losses, at the time of the establishment of the LRA. In the event that the credit losses do not exceed the withheld funds, the LRA agreements provide for payment of these funds to the Company in seven annual installments beginning five years after the sale date or in 26 annual installments, beginning five years after the sale date. The carrying value of the LRA is equal to the initial fair value plus an interest component less any cash receipts, which totaled $1,299,209, $1,270,017 and $1,108,912 at March 31, 2015, December 31, 2014 and 2013, respectively.

Note 6:	Time Deposits

Time deposits in denominations of $250,000 or more were $4,307,548, $4,068,341 and $2,572,847 on March 31, 2015, December 31, 2014 and 2013, respectively. Deposit amounts in excess of $250,000 are not insured by the FDIC.

At March 31, 2015 and December 31, 2014, the scheduled maturities of time deposits were as follows:

	March 31, 2015	December 31, 2014
	(Unaudited)

One year or less	$18,616,830	$24,702,211
Over one year to two years	16,911,235	11,660,278
Over two years to three years	7,014,632	4,499,111
Over three years to four years	8,045,185	7,622,076
Over four years to five years	8,999,984	9,050,096
Thereafter	1,689,547	68,468

	$61,277,413	$57,602,240

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Interest expense for each major category of deposits was as follows:

	Three Months Ended		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Deposit Type:

Savings	$6,470	$4,606	$20,286	$18,231
Interest Bearing Demand	4,394	2,754	12,172	5,275
Certificates of Deposits	206,632	196,696	842,657	761,465

Total Deposit Expense	$217,496	$204,056	$875,115	$784,971

Note 7:	Federal Home Loan Bank Advances

Federal Home Loan Bank advances are secured by a blanket pledge of qualifying mortgage loans totaling $76,889,032 and $74,714,795 and the Company’s investment in Federal Home Loan Bank stock at March 31, 2015 and December 31, 2014, respectively. Advances, at interest rates ranging from 0.18% to 3.12%, are subject to restrictions or penalties in the event of prepayment.

Aggregate annual maturities of Federal Home Loan Bank advances at March 31, 2015 and December 31, 2014 are as follows:

	March 31, 2015	December 31, 2014
	(Unaudited)

One year or less	$12,500,000	$13,500,000
Over one year to two years	5,000,000	3,000,000
Over two years to three years	4,190,591	2,190,591
Over three years to four years	—	—
Over four years to five years	—	—
Thereafter	263,152	263,152

	21,953,743	18,953,743

Deferred prepayment penalty, net of amortization	(146,404)	(171,038)

	$21,807,339	$18,782,705

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

During 2014 and previous years, the Company prepaid certain Federal Home Loan Bank advances which resulted in prepayment penalties. There were prepayments that resulted in prepayment penalties in 2014 totaling $713,579. There were no prepayments that resulted in prepayment penalties in 2015.

Note 8:	Income Taxes

The provision for income taxes includes these components for the periods ended March 31, 2015 and 2014 and December 31, 2014 and 2013:

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Taxes currently payable	$20,860	$28,439	$15,704	$151,253
Deferred income taxes	31,900	23,494	(249,223)	147,139

Income tax (benefit) expense	$52,760	$51,933	$(233,519)	$298,392

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

A reconciliation of income tax (benefit) expense at the statutory rate to the Company’s actual income tax (benefit) expense is shown below:

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Computed at the statutory rate (34%)	$58,463	$57,268	$(194,725)	$290,129
Increase resulting from
Bank Owned Life Insurance	(7,767)	(6,839)	(30,492)	—
Other	2,064	1,504	(8,302)	8,263

Actual tax (benefit ) expense	$52,760	$51,933	$(233,519)	$298,392

A reconciliation between the statutory income tax and the Company’s effective tax rate follows:

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Computed at the statutory rate (34%)	34.00%	34.00%	(34.00%)	34.00%
Increase resulting from
Bank Owned Life Insurance	(4.52%)	(4.06%)	(5.32%)	—
Other	1.20%	0.89%	(1.45%)	0.97%

Effective tax rate	30.68%	30.83%	(40.77%)	34.97%

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The tax effects of temporary differences related to deferred taxes shown on the balance sheets at March 31, 2015, December 31, 2014 and 2013 were:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Deferred tax assets
Allowance for loan losses	$464,702	$459,000	$332,021
Loans held for sale	19,076	14,403	8,014
Unrealized gains on available-for-sale securities	—	—	15,820
Directors’ Retirement Plan	134,213	131,225	—
Other	—	12,523	16,855

	617,991	617,151	372,710
Deferred tax liabilities
Deferred loan costs	(110,039)	(96,402)	(10,912)
Depreciation	—	—	(8,115)
Prepaid penalties on FHLB advances	(49,777)	(58,153)	(304,471)
Dividends on FHLB stock	(167,129)	(167,129)	(167,129)
Mortgage servicing rights	(193,796)	(174,710)	(176,526)
FHLB lender risk account receivable	(441,731)	(431,805)	(377,030)
Unrealized gains on available-for-sale securities	(7,558)	(3,350)	—

	(970,030)	(931,549)	(1,044,183)

Net deferred tax liability	$(352,039)	$(314,398)	$(671,473)

Retained earnings at both March 31, 2015, December 31, 2014 and 2013, include approximately $766,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $260,000 at March 31, 2015, December 31, 2014 and 2013.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 9:	Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), included in equity, are as follows:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)

Net unrealized gain (loss) on available for sale securities	$22,228	$9,852	$(46,529)
Directors’ Retirement Plan prior service costs	(372,261)	(373,637)	—
Tax benefit (expense)	118,996	123,672	15,820

Net of tax amount	$(231,037)	$(240,113)	$(30,709)

Note 10:	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital to average assets (as defined). Management believes, as of March 31, 2015, December 31, 2014 and 2013, that the Company meets all capital adequacy requirements to which it is subject.

As of March 31, 2015, the most recent notification from the Office of the Comptroller of the Currency categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s category.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The Company’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of March 31, 2015 (Unaudited)

Total risk-based capital (to risk-weighted assets)	$12,928	14.8%	$7,014	8.0%	$8,767	10.0%

Tier I capital (to risk-weighted assets)	11,829	13.5%	5,260	6.0%	7,014	8.0%

Common Equity (to risk-weighted assets)	11,829	13.5%	3,945	4.5%	5,699	6.5%

Tier I capital (to adjusted total assets)	11,829	9.2%	5,153	4.0%	6,442	5.0%

As of December 31, 2014

Total risk-based capital (to risk-weighted assets)	$12,618	14.4%	$7,032	8.0%	$8,790	10.0%

Tier I capital (to risk-weighted assets)	11,516	13.1%	3,516	4.0%	5,274	6.0%

Tier I capital (to adjusted total assets)	11,516	9.1%	5,039	4.0%	6,299	5.0%

As of December 31, 2013

Total risk-based capital (to risk-weighted assets)	$12,848	14.9%	$6,878	8.0%	$8,598	10.0%

Tier I capital (to risk-weighted assets)	11,871	13.8%	3,439	4.0%	5,159	6.0%

Tier I capital (to adjusted total assets)	11,871	10.1%	4,699	4.0%	5,874	5.0%

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Following is a reconciliation of the Company’s equity capital under accounting principles generally accepted in the United States of America to Tier I and Total risk-based capital:

	March 31,	December 31,
	2015	2014	2013
	(Unaudited)
	(in thousands)
Regulatory Capital:
Shareholder Equity	$11,598	$11,469	$12,018
Disallowed servicing and other	—	(193)	(178)
Accumulated other comprehensive (income) loss	231	240	31

Tier 1 risk-based capital	11,829	11,516	11,871
Eligible Allowance for loan losses (1)	1,099	1,102	977
Total risk-based capital	$12,928	$12,618	$12,848

(1)	Limited to 1.25% of risk-weighted assets

Note 11:	Related Party Transactions

Deposits from related parties held by the Company at March 31, 2015, December 31, 2014 and 2013 totaled $488,554, $378,291 and $547,566, respectively.

Note 12:	Employee and Director Benefits

The Company has a 401(k) profit-sharing plan covering substantially all employees. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan were $23,524, $75,147 and $64,156 for March 31, 2015 and December 31, 2014 and 2013, respectively.

In addition, effective July 2014, the Company provides post-retirement benefits to directors of the Company. The Company accounts for the policies in accordance with ASC 715-60, which requires companies to recognize a liability and related compensation costs that provide a benefit to a director extending to post-retirement periods. The liability is recognized based on the substantive agreement with the director.

The Company uses a December 31 measurement date for the plan. Information about the plan’s funded status and pension cost follows:

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Change in benefit obligation:
Beginning of year	$385,960	$—	$—
Service cost	3,659	6,546	—
Interest cost	3,930
(Gain)/Loss	4,944	8,076	—
Prior service cost	—	386,338	—
Benefits paid	—	(15,000)	—

End of year	$398,493	$385,960	$—

Amounts recognized in accumulated other comprehensive income not yet recognized as components of net periodic benefit cost consist of:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)

Prior service cost	$(367,724)	$(373,594)	$—
Net (gain)/loss	$4,944	$—	$—

The accumulated benefit obligation for the benefit plan was $398,493, $385,960 and $0 at March 31, 2015, December 31, 2014 and 2013, respectively.

The estimated prior service credit for the plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is approximately $25,280.

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)

Components of net periodic benefit cost:
Service cost	$3,659	$6,546	$—
Interest Cost	3,930	8,076	—
(Gain)/Loss recognized	—	—	—
Prior service cost	6,320	12,744	—

	$13,909	$27,366	$—

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The retiree accrued liability expected to be reversed from the plan as of March 31, 2015 and December 31, 2014 is as follows:

	March 31, 2015	December 31, 2014
	(Unaudited)
One year or less	$15	$15
Over one year to two years	15	15
Over two years to three years	15	15
Over three years to four years	15	15
Over four years to five years	30	30
Thereafter	135	135

	$225	$225

Significant assumptions for the benefit plan liability include the following as of March 31, 2015 and December 31, 2014 and 2013:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)
Weighted average assumptions used to determine benefit cost obligation:

Discount Rate	3.93%	4.32%	—

Note 13:	Operating Lease Income

The Company has three noncancellable operating leases where it acts as lessor to three different tenants for office space. One lease expires in November 2021 and has three additional renewal options for five years each. The other two leases expire in June 2015. Rental income for these leases was $32,263, $32,264, $129,056 and $129,056 for the periods ended March 31, 2015, March 31, 2014, December 31, 2014 and 2013, respectively.

Future minimum lease receipts under the operating lease are:

	March 31, 2015	December 31, 2014	December 31, 2013
	(Unaudited)

One year or less	$96,060	$96,060	$96,060
Over one year to two years	67,440	63,426	63,060
Over two years to three years	66,035	67,440	63,426
Over three years to four years	66,035	66,035	67,440
Over four years to five years	66,035	66,035	66,035
Thereafter	66,035	132,070	198,105

Total minimum lease receipts	$427,640	$491,066	$554,126

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Note 14:	Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full-term of the assets or liabilities.

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Recurring Measurements

The following tables present the fair value measurements of assets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2015, December 31, 2014 and 2013:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

March 31, 2015 (Unaudited)
Mortgage-backed securities of government sponsored entities	$3,178,901	$—	$3,178,901	$—
Mortgage servicing rights	$569,988	$—	$—	$569,988

December 31, 2014
Mortgage-backed securities of government sponsored entities	$3,371,075	$—	$3,371,075	$—
Mortgage servicing rights	$513,853	$—	$—	$513,853

December 31, 2013
Mortgage-backed securities of government sponsored entities	$4,032,719	$—	$4,032,719	$—
Mortgage servicing rights	$519,194	$—	$—	$519,194

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Available-for-sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Mortgage Servicing Rights

Mortgage servicing rights do not trade in an active, open market with readily observable prices. Accordingly, fair value is estimated using discounted cash flow models having significant inputs of loan balance, weighted average coupon, weighted average maturity, escrow payments, servicing fees, prepayment speeds, float, cost to service, ancillary income, and discount rate. Due to the nature of the valuation inputs, mortgage servicing rights are classified within Level 3 of the hierarchy.

Mortgage servicing rights are tested for impairment. Management measures mortgage servicing rights through use of a third-party independent valuation. Inputs to the model are reviewed by management.

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements related to mortgage servicing rights recognized in the accompanying balance sheets using significant unobservable (Level 3) inputs:

	Three Months Ended March 31,		Years Ended December 31,
	2015	2014	2014	2013
	(Unaudited)

Fair value as of the beginning of the period	$513,853	$519,194	$519,194	$351,431
Recognition of mortgage servicing rights on the sale of loans	10,268	—	69,583	129,084
Changes in fair value due to changes in valuation inputs or assumptions used in the valuation model	45,867	79,207	(74,924)	38,679

Fair value at the end of the period	$569,988	$598,401	$513,853	$519,194

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2015, December 31, 2014 and 2013:

		Fair Value Measurements Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

March 31, 2015 (Unaudited)
Impaired loans (collateral dependent)	$—	$—	$—	$—

December 31, 2014
Impaired loans (collateral dependent)	$299,662	$—	$—	$299,662

December 31, 2013
Impaired loans (collateral dependent)	$137,028	$—	$—	$137,028

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the report fair value is described below.

Impaired Loans (Collateral Dependent)

Collateral-dependent impaired loans consisted primarily of loans secured by nonresidential real estate. Management has determined fair value measurements on impaired loans primarily through evaluations of appraisals performed. Due to the nature of the valuation inputs, impaired loans are classified within Level 3 of the hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

of the loan is dependent on the sale of the collateral. These discounts and estimates are developed by management by comparison to historical results.

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements at March 31, 2015, December 31, 2014 and 2013:

	Fair Value at 3/31/2015 (Unaudited)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans (collateral dependent)	$—	Market comparable properties	Marketability discount	10%-15% (12%)

Mortgage servicing rights	569,988	Discounted cash flow	Discount rate PSA prepayment speeds	8% 124%-241%

	Fair Value at 12/31/14	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans (collateral dependent)	$263,028	Market comparable properties	Marketability discount	10%-15% (12%)

Mortgage servicing rights	519,194	Discounted cash flow	Discount rate PSA prepayment speeds	8% 246%-402%

	Fair Value at 12/31/13	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans (collateral dependent)	$137,028	Market comparable properties	Marketability discount	10%-15%(12%)

Mortgage servicing rights	519,194	Discounted cash flow	Discount rate PSA prepayment speeds	8% 189%-529%

Fair Value of Financial Instruments

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying balance sheets at amounts other than fair value.

Cash and due from banks, interest- bearing demand deposits in banks, interest-Bearing Time Deposits in Banks, Federal Home Loan Bank Stock and Interest Receivable

The carrying amount approximates fair value.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Loans Held for Sale

Fair value of loans held for sale is based on quoted market prices, where available, or is determined by discounting estimated cash flows using interest rates approximating the Company’s current origination rates for similar loans and adjusted to reflect the inherent credit risk.

Loans

The fair value of loans is estimated by discounting the future cash flows using the market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations.

Federal Home Loan Bank Lender Risk Account Receivable

The fair value of the Federal Home Loan Bank lender risk account receivable is estimated by discounting the estimated remaining cash flows of each strata of the receivable at current rates applicable to each strata for the same remaining maturities.

Deposits

Deposits include demand deposits and savings accounts. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances

Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market. If a quoted market price is not available, an expected present value technique is used to estimate fair value.

Advances from Borrowers for Taxes and Insurance and Interest Payable

The carrying amount approximates fair value.

Commitments to Originate Loans, Forward Sale Commitments, Letters of Credit and Lines of Credit

The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of forward sale commitments is estimated based on current market prices for loans of similar

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

terms and credit quality. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2014 and 2013, the fair value of commitments was not material.

The following table presents estimated fair values of the Company’s financial instruments at March 31, 2015, December 31, 2014 and 2013.

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2015 (Unaudited)
Financial Assets
Cash and cash equivalents	$7,055,697	$7,055,697	$—	$—
Loans held for sale	2,347,722	—	2,403,827	—
Loans, net of allowance for loan losses	109,607,919	—	—	113,296,111
Federal Home Loan Bank stock	888,100	—	888,100	—
Interest receivable	345,973	—	345,973	—
Federal Home Loan Bank lender risk account receivable	1,299,209	—	—	1,431,240

Financial Liabilities
Deposits	96,621,636	—	92,301,630	—
Federal Home Loan Bank advances	21,807,339	—	22,167,127	—
Advances from borrowers for taxes and insurance	689,553	—	689,553	—
Interest payable	17,415	—	17,415	—

December 31, 2014
Financial Assets
Cash and cash equivalents	$7,340,881	$7,340,881	$—	$—
Loans held for sale	1,546,868	—	1,589,231	—
Loans, net of allowance for loan losses	104,487,438	—	—	107,586,116
Federal Home Loan Bank stock	888,100	—	888,100	—
Interest receivable	316,535	—	316,535	—
Federal Home Loan Bank lender risk account receivable	1,270,017	—	—	1,333,878

Financial Liabilities
Deposits	93,477,771	—	89,260,191	—
Federal Home Loan Bank advances	18,782,705	—	19,158,354	—
Advances from borrowers for taxes and insurance	1,019,208	—	1,019,208	—
Interest payable	16,692	—	16,692	—

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2013
Financial Assets
Cash and cash equivalents	$6,543,328	$6,543,328	$—	$—
Interest-bearing time deposits in banks	498,000	498,000	—	—
Loans held for sale	1,009,154	—	1,031,491	—
Loans, net of allowance for loan losses	96,313,000	—	—	97,708,095
Federal Home Loan Bank stock	884,600	—	884,600	—
Interest receivable	325,897	—	325,897	—
Federal Home Loan Bank lender risk account receivable	1,108,912	—	—	1,048,553

Financial Liabilities
Deposits	84,151,442	—	80,243,590	—
Federal Home Loan Bank advances	18,536,977	—	19,721,556	—
Advances from borrowers for taxes and insurance	787,413	—	787,413	—
Interest payable	27,316	—	27,316	—

Note 15:	Commitments and Credit Risk

Commitments to Originate Loans

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

Forward sale commitments are commitments to sell groups of residential mortgage loans that the Company originates or purchases as part of its mortgage banking activities. The Company commits to sell the loans at specified prices in a future period. These commitments are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale since the Company is exposed to interest rate risk during the period between issuing a loan commitment and the sale of the loan into the secondary market.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

The dollar amount of commitments to fund fixed rate loans at March 31, 2015 and December 31, 2014 and 2013 follows:

	March 31,		December 31,
	2015		2014		2013
	(Unaudited)
	Amount	Interest Rate Range	Amount	Interest Rate Range	Amount	Interest Rate Range

Commitments to fund fixed-rate loans	$9,582,946	3.00% - 4.25%	$4,378,965	3.25% - 4.25%	$2,626,555	3.50% - 5.125%

Lines of Credit

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

Loan commitments outstanding at March 31, 2015, December 31, 2014 and 2013 were composed of the following:

	March 31, 2015	December 31,
		2014	2013
	(Unaudited)

Commitments to originate loans	$2,340,480	$1,208,350	$5,121,000
Forward sale commitments	9,582,942	4,378,965	2,626,555
Lines of credit	8,099,725	7,259,949	5,344,000

Note 16:	Recent Accounting Pronouncements

FASB Accounting Standard Update (ASU) 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income

In February 2013, the FASB issued ASU 2013-02 to improve the transparency of reporting reclassifications out of accumulated other comprehensive income.

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income.

The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. Generally Accepted Accounting Principles (U.S. GAAP).

The new amendments will require an organization to:

Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income–but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.

Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). A private company is required to meet the reporting requirements of the amended paragraphs about the roll forward of accumulated other comprehensive income for both interim and annual reporting periods. However, private companies are only required to provide the information about the impact of reclassifications on line items of net income for annual reporting periods, not for interim reporting periods.

The amendments were effective for reporting periods beginning after December 15, 2012, for public companies. The Company’s adoption of this ASU did not have a material effect on its financial position or results of operations.

FASB ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities

In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The Update clarifies the scope of transactions that are subject to the disclosures about offsetting.

The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement.

Issued in December 2011, Update 2011-11 was the result of a joint project with the International Accounting Standards Board. Its objective was to improve transparency and comparability between U.S. GAAP and International Financial Reporting Standards by requiring enhanced disclosures about financial instruments and derivative instruments that are either (1) offset on the statement of financial position or (2) subject to an enforceable master netting arrangement or similar agreement.

The Board undertook this clarification project in response to concerns expressed by U.S. stakeholders about the standard’s broad definition of financial instruments After the standard was finalized, companies realized that many contracts have standard commercial provisions that would equate to a master netting arrangement, significantly increasing the cost of compliance at minimal value to financial statement users.

The amendments were effective for fiscal years beginning on or after January 1, 2013, and interim periods within those annual periods. Required disclosures should be provided retrospectively for all comparative periods presented. The Company’s adoption of this ASU did not have a material effect on its financial position or results of operations.

FASB ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40), Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure

In January 2014, the FASB issued Accounting Standards Update No. 2014-04. The amendments in this update provide clarification on when an in-substance repossession or foreclosure occurs, including when a creditor should be considered to have received physical possession of the residential real estate property collateralizing a consumer mortgage loan, when to derecognize the loan and recognize the foreclosed property. The amendments in this update are effective for public business entities for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. An entity can elect to adopt the amendments in this update using either a modified retrospective transition method or a prospective transition method. This standard is not expected to have a material impact on the Company’s financial statements.

FASB ASU 2014-09, Revenue from Contracts with Customers

In May 2014, the FASB issued amended guidance on revenue recognition from contracts with customers. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most contract revenue recognition guidance, including industry-specific guidance. The core principle of the amended guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to

Cincinnati Federal Savings and Loan Association

Notes to the Consolidated Financial Statements

As of March 31, 2015 (Unaudited) and December 31, 2014 and 2013,

and Three Months Ended March 31, 2015 and 2014 (Unaudited)

and Years Ended December 31, 2014 and 2013

customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amended guidance is effective for annual reporting periods beginning after December 15, 2016, and interim periods within the reporting period, and should be applied either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the amendments recognized at the date of initial application. Early adoption is prohibited. Management is currently in the process of evaluating the impact of the amended guidance on the Company’s financial statements.

Note 17:	Plan of Conversion and Change In Corporate Form

On April 30, 2015, the Board of Directors of the company adopted an amended plan of reorganization (Plan) to a mutual holding company. The Plan is subject to the approval of the Board of Governors of the Federal Reserve System and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Company at a special meeting. The Plan sets forth that the Company proposes to convert into a mutual holding company form of ownership. The Company will convert to the stock form of ownership, and issue all of the company’s outstanding stock to Cincinnati Bancorp. Pursuant to the Plan, the Company will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the company’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe for up to 3.92% of the common stock of Cincinnati Bancorp to be outstanding upon the completion of the reorganization and stock issuance. Cincinnati Bancorp is organized as a corporation under the laws of the United States and will offer 45% of its common stock to be outstanding to the Company’s eligible members, the ESOP and certain other persons. CF Mutual Holding Company will be reorganized as a mutual holding company under the laws of the United States and will own 55% of the common stock of Cincinnati Bancorp to be outstanding upon completion of the reorganization and stock issuance.

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. As of March 31, 2015 and December 31, 2014 we have incurred reorganization costs of $341,696 and $0, respectively.

In January 2015, the Company received regulatory approval to form Cincinnati Federal Investment Services, LLC, a wholly owned subsidiary. The subsidiary was formed to offer nondeposit investment and insurance products in partnership with Infinex Investments, Inc. As of March 5, 2015 the Company has a $100 investment in the subsidiary. Through March 31, 2015 there has been no activity in the subsidiary.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Cincinnati Bancorp or Cincinnati Federal. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Cincinnati Bancorp or Cincinnati Federal since any of the dates as of which information is furnished herein or since the date hereof.

Up to 672,750 shares

(Subject to Increase to up to 773,663 shares)

(Proposed Holding Company for Cincinnati Federal)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

August 12, 2015

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until September 15, 2015, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.